UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BB&T Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 12, 2013

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation (the “Corporation”, the “Company” or “BB&T”) scheduled for 11:00 A.M. Eastern Daylight Time on Tuesday, April 23, 2013, at the W Hotel, the Great Room, 401 North Fort Lauderdale Beach Boulevard, Fort Lauderdale, Florida. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement.

We are again providing proxy materials to our Common Stock shareholders primarily through the Internet. Last year, this process significantly lowered the costs of our annual proxy campaign. Most of our shareholders will receive a notice, called a Notice of Internet Availability of Proxy Materials, which was mailed on March 12, 2013, containing instructions on how to electronically access our proxy materials and vote online. If you received this notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The proxy materials available online include our 2013 Proxy Statement and a copy of our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 1, 2013. Also included is a copy of the 2012 Annual Report that contains financial highlights, our letter to shareholders and additional information about the Corporation.

If you cannot attend the meeting, in order to assure your shares are voted, please vote through the Internet or by telephone as soon as possible. Alternatively, if you received the proxy materials by mail, you may complete, sign and return the enclosed proxy card. Even if you plan to attend the meeting, we strongly encourage you to vote your shares in advance.

The agenda for this year’s Annual Meeting includes the following items:

Agenda Item	Board Recommendation
Election of 19 Directors	FOR
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm	FOR
Advisory vote to approve BB&T’s executive compensation program	FOR
Shareholder proposal with respect to political contributions	AGAINST
Shareholder proposal regarding majority voting in director elections	AGAINST

Please refer to the proxy statement for further details on the proposals to be voted on at the Annual Meeting. We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial performance and strategic direction of BB&T.

Sincerely,

Kelly S. King Chairman and Chief Executive Officer

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

Notice of Annual Meeting of Shareholders

Date and Time:	Tuesday, April 23, 2013, at 11:00 A.M. Eastern Daylight Time

Place:	W Hotel The Great Room 401 North Fort Lauderdale Beach Boulevard Fort Lauderdale, Florida 33304

Items of Business:

1.      The election of nineteen directors, each for a one-year term expiring at the 2014 Annual Meeting of Shareholders.

2.      Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.      Advisory vote to approve BB&T’s overall pay-for-performance executive compensation program, commonly referred to as a “say on pay” vote.

4.      Shareholder proposal with respect to political contributions.

5.      Shareholder proposal regarding majority voting in director elections.

6.      To transact such other business as may properly come before the meeting.

Record Date:	You may vote at the meeting (or any adjournment) if you were a shareholder of record of BB&T Corporation Common Stock at the close of business on February 20, 2013.

Voting by Proxy:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Questions and Answers About the Annual Meeting and Voting” beginning on page 1 of this proxy statement or, if you received printed proxy materials, your enclosed proxy card.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012 accompanies these proxy materials.

By Order of the Board of Directors,

Kelly S. King Chairman and Chief Executive Officer

March 12, 2013

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read this entire Proxy Statement carefully before you vote. The page references in this summary will guide you to more complete information. Additional Information regarding our 2012 performance can be found in our 2012 Annual Report on Form 10-K.

Annual Meeting

Time and Date:	11:00 A.M. Eastern Daylight Time on Tuesday, April 23, 2013
Location:	W Hotel The Great Room 401 North Fort Lauderdale Beach Boulevard Fort Lauderdale, Florida 33304
Record Date:	February 20, 2013

Items of Business Requiring Your Vote

Item	Board Recommendation	For More Information
1. Elect nineteen directors	FOR	Page 6
2. Ratify the reappointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2013	FOR	Page 28
3. Vote on an advisory resolution to approve BB&T’s overall pay-for-performance executive compensation program	FOR	Page 31
4. Vote on a shareholder proposal requesting reports with respect to BB&T’s political contributions and related policies and procedures	AGAINST	Page 77
5. Vote on a shareholder proposal regarding majority voting in director elections	AGAINST	Page 79

Voting Information

Your vote matters! Shareholders of record as of February 20, 2013 are entitled to vote. Please cast your vote today. Here is how:

How to vote by Internet:	Go to www.envisionreports.com/BBT and follow the instructions
How to vote by telephone:	Call toll-free 1-800-652-VOTE(8683), and follow the instructions
How to vote by mail:	Complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided.
How to vote in person:	Attend the Annual Meeting in person and submit a ballot.

If your shares are held in “street name,” please refer to the voting instructions received from your bank or broker.

(i)

2012 Business Highlights

•	BB&T is one of three regional banks to remain profitable through the economic downturn that began in 2007, significantly strengthening the BB&T brand.
•	BB&T achieved record net income available to common shareholders in 2012, with earnings of $1.9 billion, an increase of 49% compared to 2011.
•

Following a first quarter 2013 increase in the Common Stock dividend to $0.23 per share, BB&T’s dividend yield is approximately 3%, among the leaders in banks in the S&P 500 and our Peer Group (as subsequently defined). In 2012, BB&T increased its cash Common Stock dividend 25% as a result of improved earnings, and increased the quarterly dividend an additional 15% in early 2013.

•

BB&T continues to benefit from a “flight to quality” by winning clients from competitors. The Company enjoyed record performances from mortgage banking, investment banking and brokerage and insurance during 2012.

Please refer to our 2012 Annual Report on Form 10-K for more information.

2012 Executive Compensation Highlights

In 2012, over 75% of the target and actual compensation for BB&T’s named executive officers (“NEOs”) was variable and at-risk. Based on performance under the Company’s incentive plans, for 2012 the NEOs received:

•	Base Salary

•	Annual Incentive Performance Award payment (“AIPA”), a cash bonus for 2012 performance, at 164.32% of the target level

•	Incentive Stock Awards (40% stock options and 60% restricted stock units)

•	Long-Term Incentive Performance (“LTIP”) award payment for the 2010-2012 performance cycle at 200% of the target level

The charts below show the target compensation opportunities in 2012 for BB&T’s Chairman and Chief Executive Officer, Kelly S. King, and the mix of actual compensation actually paid for 2012, in each case expressed as a percentage of his total direct compensation.

(ii)

The following table shows actual NEO compensation attributable to the 2012 performance year. For details on how each element was determined, please refer to the discussion of each compensation element in Section 3 of the Compensation Discussion and Analysis.

2012 COMPENSATION OVERVIEW TABLE

		2012 Incentive Compensation Elements
Name	Salary(1) ($)	AIPA(2) ($)	Option Awards(3) ($)	Restricted Stock Unit Awards(3) ($)	LTIP (2010-2012)(4) ($)	Total ($)
Kelly S. King	979,813	2,817,549	1,097,389	1,646,073	2,014,602	8,555,426
Christopher L. Henson	639,750	1,051,237	447,820	671,729	910,750	3,721,286
Ricky K. Brown	639,750	1,051,237	447,820	671,729	907,500	3,718,036
Clarke R. Starnes III	539,375	886,301	340,879	511,319	673,350	2,951,224
Daryl N. Bible	539,375	886,301	340,879	511,319	673,350	2,951,224

(1)	Reflects base salary paid for 2012.
(2)	Amounts reflect value of 2012 AIPA, paid in March 2013.
(3)	Amounts reflect the value the Compensation Committee sought to deliver through the restricted stock unit and stock option awards granted in February 2012. No amounts are immediately available to the officer as the options and units vest over time. The exercise price of the options was equal to the stock price on the date of grant to the officer and therefore there was no intrinsic value on the date of grant. The officer will only be able to realize future value for the stock options if BB&T’s stock price increases.
(4)	Amounts reflect value of 2010-2012 LTIP, paid in March 2013.

The above table is presented to illustrate how the Compensation Committee viewed NEO compensation for 2012. It differs from the Summary Compensation Table required by the SEC (included in the section “Compensation of Executive Officers”) and is not a substitute for that information. The principal differences between the table above and the Summary Compensation Table are that the Summary Compensation Table reports the change in pension value and nonqualified deferred compensation earnings as well as all other compensation. In addition, the value of the restricted stock unit awards shown above differs from the values presented in the Summary Compensation Table. See footnote 2 to the 2012 Incentive Stock Awards table on page 45 for details on how to reconcile the restricted stock unit award values in the table above with those in the Summary Compensation Table.

See Compensation Discussion and Analysis beginning on page 33 for more information.

Corporate Governance Highlights

The Board of Directors is committed to providing a sound corporate governance framework to ensure the Corporation meets or exceeds the requirements of applicable laws, regulations and rules. In this regard, the Corporation’s ultimate purpose is to create a strong, sound and profitable financial services company with long-term growth and value for its shareholders. Below are several notable features of BB&T’s corporate governance framework.

Director Independence. The Board is a strong proponent of the importance of director independence and 15 of the 19 members of the Board are independent in accordance with the rules of the New York Stock Exchange, the Securities and Exchange Commission and BB&T’s “Categorical Standards of Director Independence”. See page 14.

Board Matching. Effective January 1, 2013, the membership of the Corporation’s Board of Directors was expanded to include all of the Board members of Branch Banking and Trust Company (the Corporation’s banking subsidiary) as of that date, and vice-versa, resulting in the two boards having identical memberships. The decision to match the membership of these two boards provides administrative efficiencies and takes advantage of the talent and experience provided by the new members of each board. This structure is also in line with that of many of the financial services companies found in BB&T’s Peer Group. See page 15.

(iii)

Chairman of the Board and Chief Executive Officer. Kelly S. King, the Chief Executive Officer of BB&T, has served as Chairman of the Board of Directors since January 1, 2010. Prior to Mr. King’s appointment, John A. Allison IV, served as BB&T’s Chairman and Chief Executive Officer for nearly 20 years. The Board believes that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of BB&T and its shareholders. The Board believes that combining the Chairman and Chief Executive Officer roles creates a number of advantages, including the Chairman’s familiarity with BB&T’s business, a firm link between the Board and BB&T management and efficiency of Board operations and governance. See page 17.

Independent Lead Director. BB&T’s Corporate Governance Guidelines provide that when the Chairman is not independent, the Board will appoint a “Lead Director,” who is required to be an independent director. The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective corporate governance in overseeing the direction and management of BB&T. The Lead Director serves a two-year term, subject to election each year by the shareholders, and may serve for multiple successive terms at the discretion of the Board. The Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. Effective January 2013, the Board designated Ronald E. Deal as the Lead Director to succeed retiring director Jane P. Helm. See page 18.

Stock Ownership Guidelines. BB&T believes that substantial stock ownership by Executive Management and the Board of Directors effectively aligns the interests of these individuals with the shareholders. BB&T accordingly has historically maintained a stock ownership requirement in its bylaws, and the current policy is summarized below. For additional information, see page 24.

Position	Stock Ownership Guideline
CEO	5x Base Salary
Executive Management	3x Base Salary
Non-Employee Director	4x Annual Retainer

Risk Management. The Board oversees and is ultimately responsible for BB&T’s risk management framework. The Board and Executive Management are responsible for risk appetite and the risk strategy, which are determined based on the operating environment and the achievement of BB&T’s vision, mission and values. BB&T has developed a robust risk management organization with the purpose of providing independent oversight of all risk-taking activities. The risk management organization translates risk appetite into prudent risk processes through effective policies, procedures and limits, and identifies, assesses, measures, controls, monitors and reports all risk types for the Corporation. The risk management organization also advocates BB&T’s risk culture throughout the Corporation and provides for the education of BB&T associates on sound risk management practices. See page 22.

Director Resignation Policy. BB&T has adopted a Director Resignation Policy requiring any director nominee who receives a greater number of votes “withheld” than votes “for” such election to submit his or her resignation to the Board. The Nominating and Corporate Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board whether to accept, reject or otherwise act with respect to such resignation. The Board will act on the Committee’s recommendation and will publicly disclose its decision. The Board believes that the Director Resignation Policy provides the shareholders a substantially enhanced role in the director election process, while preserving flexibility for the Board to examine the reasons behind the vote in the course of discharging its fiduciary obligations to the shareholders. See page 19.

(iv)

Board Committees. The Board of Directors has five standing committees, as indicated in the table below. The independence status of each member of the Board is also indicated in the table. Each committee has a written charter adopted by the Board that can be found on BB&T’s website at www.bbt.com and is available in hardcopy to any shareholder who requests it. See page 25 for more information on how to locate or request these documents. For more on the committees of the Board, please see page 15.

Board Committee
Director	Independent		Audit	Compensation	Nominating and Corporate Governance	Executive	Risk
John A. Allison IV						✓	✓
Jennifer S. Banner*		✓	Chair
K. David Boyer, Jr.	✓		✓
Anna R. Cablik		✓		✓	Chair
Ronald E. Deal**	✓					Chair	✓
James A. Faulkner***
I. Patricia Henry	✓		✓
John P. Howe III, M.D.		✓		Chair	✓
Eric C. Kendrick***	✓
Kelly S. King†						✓	✓
Louis B. Lynn***	✓
Edward C. Milligan		✓		✓	✓
Charles A. Patton	✓			✓	✓
Nido R. Qubein						✓	✓
Tollie W. Rich, Jr.***	✓
Thomas E. Skains		✓				✓	Chair
Thomas N. Thompson	✓		✓
Edwin H. Welch, Ph.D.		✓		✓	✓
Stephen T. Williams	✓		✓

†	Chairman of the Board of Directors
*	Designated as Audit Committee Financial Expert
**	Independent Lead Director
***	Serves on the Trust Committee of Branch Banking and Trust Company

(v)

PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting

Why am I being provided this proxy statement?

The enclosed proxy statement summarizes information you need in order to vote at the Annual Meeting of Shareholders to be held on Tuesday, April 23, 2013, at the W Hotel, the Great Room, 401 North Fort Lauderdale Beach Boulevard, Fort Lauderdale, Florida, at 11:00 A.M. Eastern Daylight Time, and any adjournment thereof (the “Annual Meeting”). The proxy statement is being sent to you because the Board of Directors of BB&T Corporation (the “Corporation” or “BB&T”) is soliciting your proxy to vote your shares of Common Stock at the Annual Meeting. On or about March 12, 2013, the proxy statement and the accompanying proxy materials are being sent to shareholders of record on February 20, 2013.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. Three BB&T executives, Kelly S. King, Christopher L. Henson and Robert J. Johnson, Jr., have been designated as the proxies to cast the votes of BB&T’s shareholders at the Annual Meeting.

What is a proxy statement?

It is a document that BB&T is required to give you, or provide you access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when asking you to designate proxies to vote your shares of BB&T Common Stock at a shareholders’ meeting. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and rules of the New York Stock Exchange (the “NYSE”).

On what matters are the shareholders of record voting?

The shareholders of record will vote on the following proposals:

Proposal 1: Election of Directors. In Proposal 1, nineteen director nominees have been recommended for election to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. Directors are elected by a plurality of the votes cast at the Annual Meeting, meaning that those nominees receiving the largest number of votes cast are elected as directors, up to the maximum number of directors to be elected at the meeting. Shares not voted will have no impact on the election of directors. A properly executed proxy marked “FOR ALL” of the nineteen nominees for director will be voted for each of the nominees unless you mark the proxy card “WITHHOLD ALL” or “FOR ALL EXCEPT.” Marking the proxy card “WITHHOLD ALL” will withhold your vote as to all nominees for director. Marking the proxy card “FOR ALL EXCEPT” will direct that your shares be voted for all nominees except that your shares will be withheld as to the nominees that you specify.

In 2011, BB&T adopted a Director Resignation Policy, which is part of BB&T’s Corporate Governance Guidelines. Under this policy, in an uncontested election, any incumbent director nominee who fails to receive more votes “FOR” his or her election than withheld shall tender his or her resignation to the Board via the Chair of the Nominating and Corporate Governance Committee. The Board will then act on the tendered resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee. Please refer to the section entitled, “Corporate Governance Matters—Director Resignation Policy” for additional information regarding this policy.

Proposal 2: Ratification of Auditors. A majority of votes cast at the Annual Meeting are required to approve Proposal 2, a proposal to ratify the reappointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2013.

Proposal 3: “Say on Pay” Proposal. At the 2011 Annual Meeting, BB&T’s shareholders supported the Board’s recommendation that shareholders be provided the option to cast an advisory vote every year on the compensation of the Corporation’s named executive officers, or NEOs. Accordingly, the Board later decided to hold a “say on pay” vote annually. Proposal 3 is this annual advisory vote to approve the compensation of the Corporation’s NEOs. The Board will strongly consider the outcome of this advisory vote in determining the compensation of such executives. In 2011, over 94%, and in 2012, over 95% of BB&T’s shareholders who voted approved the Corporation’s pay-for-performance executive compensation program.

Proposals 4-5: Shareholder Proposals. A majority of votes cast at the Annual Meeting are required to approve Proposals 4 and 5. Proposal 4 is a shareholder proposal requesting reports with respect to BB&T’s political contributions and related policies and procedures. Proposal 5 is a shareholder proposal regarding majority voting in director elections. If a shareholder provides specific voting instructions on a properly executed proxy, his or her shares will be voted as instructed.

As discussed below, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is not entitled to vote your shares on any non-routine proposal (Proposals 1 and 3-5) without your specific instructions.

Who may vote and what constitutes a quorum at the meeting?

Pursuant to the provisions of the North Carolina Business Corporation Act, February 20, 2013 has been fixed as the record date for the determination of holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting.

In order to conduct the Annual Meeting, a majority of shares of BB&T Common Stock outstanding at the record date must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum. Broker “non-votes” (which are explained below) are counted as present and entitled to vote for purposes of determining a quorum only for routine matters.

How many votes do I have?

Each share of BB&T Common Stock issued and outstanding on February 20, 2013 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company (“Branch Bank”) and certain other BB&T affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 20, 2013, there were 699,896,508 shares of BB&T Common Stock outstanding and entitled to vote.

How do I vote?

A shareholder may vote in person at the Annual Meeting by filling out a ballot or may use a proxy to authorize a proxy to vote on his or her behalf. There are three ways to use a proxy:

1.	Internet: You may access the proxy materials on the Internet at www.envisionreports.com/BBT and follow the instructions on the proxy card or on the Notice of Internet Availability.

2.	Telephone: You may call toll-free 1-800-652-VOTE (8683), and follow the instructions on the proxy card or on the Notice of Internet Availability.

3.	Mail: If you received your proxy materials by mail, you may vote by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided.

Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 P.M., Eastern Daylight Time, on Monday, April 22, 2013. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow a shareholder to vote his or her shares and confirm that his or her instructions have been properly recorded.

Shareholders who hold shares in “street name,” that is, through a broker, bank or other nominee, should instruct their nominee to vote their shares by following the instructions provided by the nominee. Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

BB&T encourages shareholders to take advantage of the options to vote using the Internet or by telephone. Voting in this manner will result in cost savings for BB&T.

What if I sign and date my proxy but do not provide voting instructions?

A proxy that is signed and dated, but which does not contain voting instructions will be voted as follows:

•	“FOR” the election of each of the nineteen directors;

•	“FOR” the ratification of PricewatershouseCoopers LLP as BB&T’s auditors;

•	“FOR” the advisory vote on executive compensation; and

•	“AGAINST” each shareholder proposal.

May I revoke my proxy?

The proxy may be revoked by a shareholder at any time before it is exercised by filing with the Corporate Secretary of BB&T an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person. Even if you plan to attend the Annual Meeting, you are encouraged to vote your shares by proxy.

What effect do broker non-votes and abstentions have?

BROKER VOTING

A broker or other nominee may generally vote your shares without instruction on routine matters, but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares, but does not indicate a vote for a particular “non-routine” proposal (such as Proposals 1 and 3-5) because your broker does not have authority to vote on that proposal and has not received specific voting instructions from you. Broker non-votes are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for a non-routine proposal.

ABSTENTIONS

If you abstain from voting on a particular matter, your vote will be counted as present for determining whether a quorum exists, but will not be treated as cast for or against that matter.

How are the proxy materials delivered?

This year, BB&T is reducing its costs by again following SEC rules that allow for the delivery of proxy materials to the Corporation’s shareholders primarily through the Internet. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders. Shareholders who own shares directly in BB&T and not through a bank, broker or intermediary (“record holders”) will have proxy materials or the Notice of Internet Availability of Proxy Materials delivered directly to their mailing address. Shareholders whose shares are held for them by banks, brokerages or other intermediaries (“beneficial holders”) will have the proxy materials or the Notice of Internet Availability of Proxy Materials forwarded to them by the intermediary that holds the shares.

If you received only a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request a copy by following the instructions on the notice. The Notice of Internet Availability of Proxy Materials also contains instructions for accessing and reviewing the proxy materials over the Internet and provides directions for submitting your vote over the Internet.

To reduce the expenses of delivering duplicate proxy materials to shareholders, the Corporation is relying upon SEC rules that permit it to deliver only one set of applicable proxy materials to multiple shareholders who share an address, unless the Corporation receives contrary instructions from any shareholder at that address. All shareholders sharing an address will continue to receive separate proxy cards based on their registered ownership of BB&T Common Stock. Any shareholder sharing such an address who does not receive an individual proxy statement and annual report may write or call BB&T’s transfer agent as specified below and receive the materials at no cost. For future meetings, a shareholder may request separate copies of the Corporation’s proxy statement and annual report or request that the Corporation only send one set of these materials if the shareholder is receiving multiple copies, by telephoning the Corporation’s transfer agent at 1-800-652-VOTE(8683) or writing the transfer agent at: Computershare Trust Company N.A., P.O. Box 43078, Providence, Rhode Island, 02940-3078. If your shares are held in “street name,” you may contact Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-800-542-1061.

How can I receive the proxy materials electronically?

The Corporation also provides shareholders the choice to receive its proxy materials electronically over the Internet instead of receiving paper copies through the mail. By choosing to have the proxy materials delivered electronically, you save BB&T the costs and environmental resources required in printing and mailing these materials. If you are a shareholder of record that received a paper copy of these proxy materials and would like to receive these materials electronically in the future, you may enroll for this service by following the instructions provided on the enclosed proxy card. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may register for electronic delivery of future proxy materials by following the instructions provided when you vote online at the Internet site address listed on your notice. The Corporation encourages each shareholder to access the proxy materials electronically using the Internet.

Who pays the costs of soliciting proxies?

All expenses incurred in this solicitation will be paid by the Corporation. In addition to the Corporation soliciting proxies by mail, over the Internet and by telephone, the Corporation’s directors, officers and employees, who are also referred to as associates, may solicit proxies on behalf of the Corporation without additional compensation. The Corporation has engaged AST Phoenix Advisors to act as its proxy solicitor and has agreed to pay it approximately $12,500 plus reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries are requested to forward the proxy materials to beneficial holders and to obtain authorization for the execution of proxies. Upon request, the Corporation will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

What is the admission policy for the Annual Meeting?

Attendance at the Annual Meeting is limited to:

(1)	Record holders of BB&T Common Stock.

(2)	Beneficial holders of BB&T Common Stock.

(3)	Authorized representatives of entities who are beneficial holders of BB&T Common Stock.

A shareholder of the class noted below must present, in addition to a valid photo ID or other satisfactory proof of identification, the following materials in order to be admitted to the Annual Meeting:

(A)	Record holders must present the top portion of their proxy card, which will serve as an admission ticket.

(B)

Beneficial holders must present evidence of their ownership. Materials that appropriately evidence ownership include: a notice regarding the availability of proxy materials, the top portion of a voting instruction form or a recent proxy or letter from the bank, broker or other intermediary that holds the beneficial holders’ shares and which confirms the beneficial holders’ ownership of those shares.

(C)	In addition to any evidence required under (B) above for beneficial holders, authorized representatives of beneficial holders must present a letter from the record holder certifying as to the beneficial ownership of the entity they represent and a letter from the beneficial holder certifying as to their status as an authorized representative.

The use of cameras (including cellular phones or PDAs with photographic and/or video recording capabilities), recording devices and other electronic devices, and cellular phones or PDAs will not be permitted at the Annual Meeting. Any devices or instruments that may be potentially disruptive will not be permitted. BB&T representatives will be at the entrance to the Annual Meeting and these representatives will have the authority, on the Corporation’s behalf, to determine whether the admission policy and procedures are being followed and whether you will be granted admission to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 23, 2013

A copy of this Proxy Statement is available at www.envisionreports.com/BBT. Also available at this website is the 2012 Annual Report, which highlights summary financial information about BB&T, and BB&T’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed on March 1, 2013.

PROPOSAL 1—ELECTION OF DIRECTORS

The Corporation’s bylaws provide that the number of directors shall be not less than three nor more than twenty-five, as determined from time to time by the Board of Directors. Pursuant to the Corporation’s bylaws, BB&T’s Board of Directors is currently fixed at nineteen individuals. Each of the nineteen nominees listed below for election as a director of the Corporation currently serves on the Board of Directors. The nominees, if elected, will each serve for a one-year term expiring at the Annual Meeting of Shareholders in 2014.

Under the Corporation’s director retirement policy contained in the Corporation’s Corporate Governance Guidelines, a director is permitted to serve through the calendar year in which such director reaches age 70. Pursuant to this policy, J. Littleton Glover, Jr., Jane P. Helm and Valeria Lynch Lee retired as directors of the Corporation on December 31, 2012. The Corporation’s bylaws permit the Board of Directors to appoint new directors to the Board to fill vacancies on the Board and to serve until such time as the director is nominated for election to the Board at the next Annual Meeting of Shareholders. Pursuant to the bylaws and a recommendation from the Nominating and Corporate Governance Committee to match the composition of the Corporation’s and Branch Bank’s boards, the Board of Directors voted to increase the size of the Board from 15 to 19 directors and appoint seven Branch Bank directors to serve as members of the Corporation’s Board effective January 1, 2013. As a result, James A. Faulkner, I. Patricia Henry, Eric C. Kendrick, Louis B. Lynn, Edward C. Milligan, Charles A. Patton and Tollie W. Rich, Jr. currently serve on the Board and are all nominees for election as directors of the Corporation for a one-year term that will expire at the Annual Meeting of Shareholders in 2014.

Similarly, effective January 1, 2013, the membership of Branch Bank’s board was expanded to include all of the Corporation’s board members as of that date. This resulted in the two boards having identical memberships at the beginning of this year, and all director nominees named in this proxy statement will serve on both boards if elected. Matching the membership of these two boards results in administrative efficiencies and is in line with the structure of many of the financial services companies found in the Corporation’s Peer Group. In addition, both boards will benefit from the wealth of talent and experience provided by the new members of each board. Further, matching the boards improves the communication between the boards and accordingly enhances risk management.

The persons named as attorneys-in-fact in the accompanying proxy are expected to vote to elect the nineteen nominees listed below as directors, unless authority to so vote is withheld. Although the Corporation’s Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees occurs, it is intended that shares of BB&T Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying proxy, or the Board may reduce the number of persons to be elected by the number of persons unable to serve. Holders of BB&T Common Stock do not have cumulative voting rights in the election of directors.

A candidate for election as a director of the Corporation is nominated to stand for election based on his or her professional experience, recognized achievement in his or her respective field, an ability to contribute to BB&T’s business, his or her experience in risk management and the willingness to make the commitment of time and effort required of a BB&T director over an extended period of time. Maturity of judgment and community leadership are important characteristics that members of the Board of Directors should possess. Each of the below-listed nominees has been identified as possessing good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Each nominee also brings a strong and unique background and set of skills to the Board of Directors, providing the Board of Directors, as a whole, competence and experience in a wide variety of areas. The names of the nominees for election to the Corporation’s Board of Directors, their principal occupations, and certain other information with respect to such nominees are set forth below.

Nominees for Election as Directors for a One-Year Term Expiring in 2014

John A. Allison IV	Lewisville, NC
Board Committees: Executive Risk

Mr. Allison, 64, has been a BB&T director since 1986 and a Branch Bank director since 2013 and from 1986 to 2008. He has served as the President and Chief Executive Officer of the Cato Institute (a public policy think tank) since 2012 and was the Chairman of BB&T Corporation from 1989 to 2008, and the Chief Executive Officer of BB&T Corporation and Chairman and Chief Executive Officer of Branch Bank from 1989 to 2008. He also served as a Distinguished Professor of Practice on the faculty of the Wake Forest University Schools of Business from 2009 to 2012.

As the previous Chairman and Chief Executive Officer of BB&T, Mr. Allison brings deep institutional knowledge and perspective regarding BB&T’s strengths, challenges and opportunities. He possesses extensive public company and financial services industry experience. Mr. Allison is also actively involved in educational and community organizations. Mr. Allison was recognized by the Harvard Business Review in 2010 as one of the world’s top 100 CEO’s for the first decade of the 21st century. In addition, Mr. Allison was awarded the American Banker Lifetime Achievement Award and inducted into the North Carolina Business Hall of Fame for his significant contributions to BB&T and the financial services industry.

Jennifer S. Banner	Knoxville, TN
Board Committees: Audit (Chair)

Ms. Banner, 53, has been a BB&T director since 2003 and a Branch Bank director since 2013. She has served as President and Chief Executive Officer of SchaadSource, LLC (a real estate construction and development company) since 2006, Chief Executive Officer of Schaad Companies, LLC (a diversified holding company) since 2008 and Chief Executive Officer of Schaad Family Office, LLC (a diversified holding company) since 2012.

Ms. Banner brings to BB&T experience as a Chief Executive Officer and skills in public accounting, as well as financial industry, corporate governance and risk management experience from her prior service on the boards of directors of First Vantage Bank and First Virginia Banks, Inc. She currently serves as a director of the Federal Reserve Bank of Atlanta-Nashville Branch where, she received formal training in monetary policy, the banking system and macroeconomics. In addition, Ms. Banner has experience with community-oriented organizations and the construction and real estate development industries. Ms. Banner qualifies as an “audit committee financial expert” under SEC guidelines.

K. David Boyer, Jr.	Oakton, VA
Board Committees: Audit

Mr. Boyer, 61, has been a BB&T director since 2009 and a Branch Bank director since 2013. He has served as Chief Executive Officer of GlobalWatch Technologies, Inc. (an information security consulting and software engineering firm) since 2004.

Prior to his election to the BB&T Board, Mr. Boyer served for over 11 years on Branch Bank’s local advisory board in Washington, D.C. This experience provided Mr. Boyer a thorough understanding of BB&T’s banking organization and its values and culture. Mr. Boyer has extensive experience with risk management, accounting and finance, as well as information management, information assurance and anti-terrorism assistance services, and brings skills related to this experience to the BB&T Board.

Anna R. Cablik	Marietta, GA
Board Committees: Compensation Nominating and Corporate Governance (Chair) Public Company Directorships: Georgia Power Company since 2001

Ms. Cablik, 60, has been a BB&T director since 2004 and a Branch Bank director since 2013. She has served as the President of Anasteel & Supply Company, LLC (a reinforcing steel fabricator) since 1994 and as President of Anatek Inc. (a general contractor) since 1982.

Ms. Cablik brings entrepreneurial and business-building skills and experience to BB&T, having successfully founded and grown several businesses. Her extensive career managing a diverse portfolio of projects provides risk assessment skills and experience to the BB&T Board. Additionally, as the owner and operator of a company, Ms. Cablik has over 20 years’ experience overseeing the preparation of financial statements and the review of accounting matters.

Ronald E. Deal	Hickory, NC
Independent Lead Director Board Committees: Executive (Chair) Risk

Mr. Deal, 69, has been a BB&T director since 1986 and a Branch Bank director since 2013. He has served as Chairman of Wesley Hall, Inc. (a furniture manufacturer) since 1990.

Mr. Deal has been a member of the BB&T Board for over 25 years and during that time he has helped guide BB&T through its transformation from a small North Carolina bank into one of the largest financial services institutions in the nation. Mr. Deal’s institutional knowledge and longstanding Board service make him a uniquely qualified member of the BB&T Board. He brings executive decision making skills and business acumen to BB&T from his service as the Chairman of Wesley Hall, a fourth generation family company manufacturing in the upper segment of the upholstered furniture market, which has successfully grown from around 30 employees to well over 250 employees during a time when the furniture industry has faced significant challenges.

James A. Faulkner	Dahlonega, GA

Mr. Faulkner, 68, has been a BB&T director since 2013 and a Branch Bank director since 2000. He is currently retired and previously served as a consultant to Branch Bank from 2006 through 2011.

Mr. Faulkner brings to BB&T significant financial services leadership, oversight and expertise stemming from his distinguished 42-year career in commercial banking, including serving as the top executive of Century South Banks from 1997 until it merged with BB&T in 2000. He has served as a director of four different public companies over a 26 year period, providing him with meaningful corporate governance perspective and experience. Mr. Faulkner’s long tenure on the Branch Bank board, where he is a member of the Trust Committee, and his consulting work with Branch Bank affords him valuable insight as to BB&T’s banking operations and its vision, mission, values and culture.

I. Patricia Henry	Stone Mountain, GA
Board Committees: Audit

Ms. Henry, 65, has been a BB&T director since 2013 and a Branch Bank director since 1999. She is currently retired and previously was the Director of Strategic Projects for Miller Brewing from 2005 to 2008.

Ms. Henry brings extensive management, strategic planning and organizational development experience and skills to the BB&T Board. At Miller Brewing, Ms. Henry became the first woman to hold a lead management post at a major U.S. brewery when she was named Plant Manager of the Eden, North Carolina, facility in 1995. In addition, Ms. Henry’s operational business background allows her to bring the perspective of a commercial client into BB&T’s boardroom. Her institutional knowledge and longstanding Branch Bank board service further qualify her to serve as a member of the BB&T Board.

John P. Howe III, M.D.	Washington, D.C.
Board Committees: Compensation (Chair) Nominating and Corporate Governance

Dr. Howe, 70, has been a BB&T director since 2005 and a Branch Bank director since 2013. He has served as President and Chief Executive Officer of Project HOPE (an international health foundation) since 2001.

Through his experience as the President and Chief Executive Officer of Project HOPE (Health Opportunities for People Everywhere), Dr. Howe brings to the BB&T Board experience and guidance on how a large institution successfully executes its vision and mission in the face of meaningful obstacles. Dr. Howe also has experience in finance through his role with Project HOPE and as the former President of the University of Texas Health Science Center at San Antonio for over 15 years.

Eric C. Kendrick	Arlington, VA

Mr. Kendrick, 66, has been a BB&T director since 2013 and a Branch Bank director since 2003. He has served as the President of Mereck Associates, Inc. (a real estate management and development firm) since 1989. He is also President of Old Dominion Warehouse Corporation (a warehouse leasing and development firm) since 1991, President of Upton Corporation (a commercial property development company) since 1991 and President of Murteck Construction Company, Inc. (a general contractor) since 1991.

Mr. Kendrick brings to BB&T significant financial services industry experience and corporate governance perspective from his service on the boards of First Virginia Banks, Inc., where he served as a director from 1986 until it merged with BB&T in 2003, and Branch Bank, where he has served as director since 2003 and is currently a member of the Trust Committee. As a successful business leader, Mr. Kendrick also brings to the BB&T Board a high level of business acumen, as well as significant experience and valuable perspective from the construction and real estate development industries.

Kelly S. King	Winston-Salem, NC
Chairman Board Committees: Executive Risk

Mr. King, 64, has been a BB&T director since 2008 and a Branch Bank director since 1995. He has served as Chairman of BB&T since 2010; President and Chief Executive Officer of BB&T and Chairman and Chief Executive Officer of Branch Bank since 2009; and Chief Operating Officer of BB&T and Branch Bank from 2004 to 2008.

Mr. King has forged a lifetime of leadership experience with BB&T, devoting 29 of his 40 years of service to BB&T as a member of Executive Management. He has assumed leadership roles in commercial and retail banking, operations, insurance, corporate financial services, investment services and capital markets.

Mr. King is credited with leading BB&T to continued profitability and financial stability through the economic downturn beginning in 2008. His unwavering commitment to the company’s mission, vision and values has led to a nationally recognized associate volunteer program, called the Lighthouse Project.

Mr. King has served as the Fifth District representative on the Federal Advisory Council to the Board of Governors of the Federal Reserve System since January 2013 and on the Financial Services Roundtable since 2010. He previously served on the Board of the Federal Reserve Bank of Richmond from 2009 to 2011. Mr. King has also served as Chairman of the North Carolina Bankers Association board and as Vice-Chairman of the American Bankers Council.

In 2011, Mr. King was ranked #3 “Best CEO” by sell-side analysts in a study by Institutional Investor magazine. Since 2009, BB&T has led all U.S. banks in total awards for small business and middle market banking by Greenwich Associates.

Louis B. Lynn	Columbia, SC

Dr. Lynn, 64, has been a BB&T director since 2013 and a Branch Bank director since 2006. He has served as the President and Chief Executive Officer of ENVIRO AgScience, Inc. (a defense contractor and provider of construction, construction management, and landscape and design services) since founding the firm in 1985.

Dr. Lynn possesses valuable oversight skills and experiences gained in serving as the top executive of ENVIRO AgScience. He also brings to the BB&T Board government and private sector design and construction experience of sustainable energy efficient facilities. Dr. Lynn serves as an Adjunct Professor of Horticulture at Clemson University and has served on numerous boards and commissions relating to agriculture, higher education and business leadership. His familiarity with modern agricultural science and agribusiness imparts an important perspective to the Board, as does his service in the field of higher education. Dr. Lynn currently serves as Chair of the Trust Committee of the Branch Bank board.

Edward C. Milligan	Marietta, GA
Board Committees: Compensation Nominating and Corporate Governance

Mr. Milligan, 68, has been a BB&T director since 2013 and a Branch Bank director since 2007. He is currently retired and previously was a consultant to Branch Bank from 2006 to 2009.

Mr. Milligan’s distinguished career in banking spans over four decades, beginning in 1967 at First National Bank of Atlanta, and moving up the ranks in a variety of leadership roles and management positions at several institutions, including serving as the top executive at Main Street Banks, Inc., until he ultimately became the Chairman of Main Street Banks, which merged with BB&T in 2006. Following the Main Street merger, Mr. Milligan was a consultant to Branch Bank until 2009. Mr. Milligan’s extensive experience in the financial services industry brings to BB&T a substantial banking skill set, including with respect to risk management, operations and credit quality, while his longstanding board service at Main Street Banks and Branch Bank, where Mr. Milligan has served as a director since 2007, imparts corporate governance and supervisory skills.

Charles A. Patton	Hopewell, VA
Board Committees: Compensation Nominating and Corporate Governance

Mr. Patton, 56, has been a BB&T director since 2013 and a Branch Bank director since 1997. He has served as a consultant and manager of Patton Holdings, LLC (a real estate holding company) since 2007 and manager of PATCO Investments, LLC (emphasizing specialty lending and equity participations) since 1998.

Over the course of his extensive banking career, Mr. Patton has served in a variety of leadership positions, including as the President and Chief Executive Officer of Virginia First Savings Bank. As the top executive of Virginia First, he gained leadership and oversight skills, as well as financial industry and banking operations expertise, which are valuable as a director of BB&T. His long tenure on the Branch Bank board has imparted him with significant institutional knowledge about BB&T, while also providing corporate governance expertise. Mr. Patton also is a leader in his community, holding leadership positions in a variety of social and civic organizations in the Richmond, Virginia area.

Nido R. Qubein	High Point, NC
Board Committees: Executive Risk Public Company Directorships: La-Z-Boy Incorporated since 2006

Dr. Qubein, 64, has been a BB&T director since 1990 and a Branch Bank director since 2013. He has served as President of High Point University since 2005 and Chairman of Great Harvest Bread Company (a whole grain bread bakery franchise) since 2001.

Dr. Qubein has written a dozen books on leadership, sales, communication and marketing and serves as advisor to businesses and organizations throughout the world on how to brand and position their enterprises successfully. During his 20+ year tenure on the BB&T Board, he has provided key leadership and made important contributions to the development and successful execution of BB&T’s strategy to be the “best of the best.” His many entrepreneurial ventures and service on more than 30 volunteer boards over the course of his career contribute governance and community service skills and experience to BB&T.

Tollie W. Rich, Jr.	Cape Coral, FL

Mr. Rich, 63, has been a BB&T director since 2013 and a Branch Bank director since 1998. He has been retired since 2000.

Mr. Rich brings valuable perspective to the BB&T Board by combining financial industry expertise with significant corporate governance and supervisory expertise. His banking career spans over 30 years, culminating with his service as an Executive Vice President, Chief Operating Officer and director of Life Savings Bank, FSB, which merged with Branch Bank in 1998, and subsequent service as a senior banking executive at Branch Bank. His extensive banking experience affords a deep understanding of banking operations and management, while his tenure on the Branch Bank board provides experience on corporate governance matters. Mr. Rich has a long-standing involvement with charitable and community organizations and presently utilizes his leadership skills on various civic and business association boards.

Thomas E. Skains	Charlotte, NC
Board Committees: Executive Risk (Chair) Public Company Directorships: Piedmont Natural Gas Company, Inc. since 2003 (Chair)

Mr. Skains, 56, has been a BB&T director since 2009 and a Branch Bank director since 2013. He has served as Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. since 2003.

Mr. Skains brings extensive leadership and strategic planning experience to BB&T through his experience leading a major natural gas utility in the Southeast. Mr. Skains also brings a wealth of corporate governance expertise gained through his role as the Chairman of the Board of Piedmont Natural Gas. His experience in the highly regulated natural gas industry is especially valuable given the high degree of regulation in the financial services industry. Mr. Skains has also served on a wide variety of boards for prominent civic and business associations, providing him with extensive community relations experience.

Thomas N. Thompson	Owensboro, KY
Board Committees: Audit

Mr. Thompson, 64, has been a BB&T director since 2008 and a Branch Bank director since 2013. He has served as President of Thompson Homes, Inc. (a home builder) since 1978 and as a member of the Kentucky House of Representatives since 2003.

As a member of the Kentucky legislature, including as the Chairman of the House Banking and Insurance Committee, Mr. Thompson provides BB&T with a unique perspective on risk management and the regulation of the financial services industry. Mr. Thompson also brings governance and community service skills and experience to the BB&T Board, having served as a director of various educational and community organizations.

Edwin H. Welch, Ph.D.	Charleston, WV
Board Committees: Compensation Nominating and Corporate Governance

Dr. Welch, 68, has been a BB&T director since 2011 and a Branch Bank director since 2013. He has served as President of the University of Charleston since 1989.

Dr. Welch joined BB&T’s Board after 11 years on Branch Bank’s local advisory board in Charleston, West Virginia. He brings his vast knowledge of economics, political science and education to the BB&T Board. He understands the need for an organization to grow and evolve, as well as the related challenges in implementing such growth. As President of the University of Charleston, he has led the institution through unprecedented growth and fundraising, doubling full-time student enrollment, redefining the university’s mission, transforming its academic program and adding graduate schools of pharmacy and business. Dr. Welch also led the creation of a central administrative computing company, Independent College Enterprise, Inc., which serves seven colleges and universities. In 2006, he received the inaugural Charles L. Foreman Award for Innovation in Private Higher Education from the Foundation for Independent Higher Education. Dr. Welch was given the 2007 YMCA Spirit of the Valley Award in recognition of his exemplary community service.

Stephen T. Williams	Winston-Salem, NC
Board Committees: Audit

Mr. Williams, 53, has been a BB&T director since 2007 and a Branch Bank director since 2013. He has served as President of A.T. Williams Oil Company (an operator of gas stations, convenience stores, restaurants and travel centers) since 1995 and as President and Chief Executive Officer of WilcoHess, LLC (an operator of gas stations, convenience stores, restaurants and travel centers) since 2001.

In addition to the management and oversight skills and experiences gained in serving as the top executive of A.T. Williams Oil Company and WilcoHess, Mr. Williams has a unique perspective on the needs of customers within BB&T’s footprint through his responsibility for the daily operations of a chain of over 400 gas stations, convenience stores, restaurants and travel centers in Alabama, Georgia, Tennessee, Virginia, Pennsylvania and the Carolinas. In addition, Mr. Williams has gained experience in building ties between business and the local community through his involvement with community-oriented organizations such as the Winston-Salem Alliance. Mr. Williams also has extensive experience in finance and qualifies as an “audit committee financial expert” under SEC guidelines.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE MATTERS

The Board of Directors periodically reviews the Corporation’s corporate governance policies, practices and procedures to ensure that the Corporation meets or exceeds the requirements of applicable laws, regulations and rules. In this regard, the Corporation’s ultimate purpose is to create a strong, sound and profitable financial services company with long-term growth and value for its shareholders.

Director Independence

As a part of its listing standards, the NYSE has adopted certain bright-line criteria that the Corporation’s Board of Directors considers when determining director independence. Under the NYSE rules, the Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with the Corporation, including the potential for conflicts of interest, when determining director independence. To assist the Board of Directors in making determinations of independence, the NYSE rules permit the Board to adopt categorical standards relating to director independence. The Corporation’s Board of Directors has adopted such categorical standards, which, among others, incorporate the NYSE’s bright-line criteria. The following standards are used by the Board of Directors to assist in determining director independence:

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The Board of Directors must affirmatively determine that the director has no material relationship with the Corporation or any of its subsidiaries (directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Corporation or any of its subsidiaries).

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All loans to the director and his or her associates from the Corporation or its subsidiaries are made in compliance with the provisions of Federal Reserve Board Regulation O and must be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and must not involve more than the normal risk of collectability or present other unfavorable features, and none of such credits may be classified as non-accrual, restructured or potential problem loans.

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All deposit, investment, fiduciary or other relationships between the director and the Corporation or any of its subsidiaries must be conducted in the ordinary course of business on substantially the same terms and conditions as available to other nonaffiliated customers for comparable transactions with the Corporation or the subsidiary involved.

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The director is not permitted to have been an employee of the Corporation during the preceding three years and no member of the director’s immediate family is permitted to have been an executive officer of the Corporation during the preceding three years.

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The director, including any member of the director’s immediate family, is not permitted to have received more than $120,000 per year in direct compensation from the Corporation or any of its subsidiaries during the preceding three years, other than: (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service with the Corporation or any of its subsidiaries); (b) compensation received by the director for former service as an interim Chairman or CEO; and (c) compensation received by an immediate family member for service as a non-executive employee of the Corporation or any of its subsidiaries.

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The director, including any member of the director’s immediate family working in a professional capacity, is not permitted to have been affiliated with or employed by a present or former internal or external auditor of the Corporation during the preceding three years.

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The director, including any member of the director’s immediate family, is not permitted to have been employed as an executive officer of another company where any of the executive officers of the Corporation or any of its subsidiaries has served on that company’s compensation committee during the preceding three years.

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The director is not permitted to have been an executive officer or employee, and no member of the director’s immediate family is permitted to have been an executive officer, of a company that has made payments to, or received payments from, the Corporation or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues for the preceding three years.

To assist the Board in its final determination of director independence, the Nominating and Corporate Governance Committee of the Board annually evaluates each prospective and incumbent director using the foregoing standards and such other factors that the Nominating and Corporate Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence or non-independence of each such person. As a part of the evaluation process, the Nominating and Corporate Governance Committee employs the use of a director independence matrix that, among other criteria, profiles each director’s occupation, other publicly held company directorships, personal and affiliate loan and non-loan transactions with the Corporation and its subsidiaries, certain sizeable charitable contributions, relationships considered by the Nominating and Corporate Governance Committee in accordance with the Corporation’s Related Person Transactions Policy and Procedures, and other relevant relationships, direct or indirect, that may affect the prospective or incumbent director’s independence. After duly considering all such information, the Corporation’s Board of Directors has affirmatively determined that of the nineteen members of the Board, the following fifteen directors have no disqualifying material relationships with the Corporation or its subsidiaries and are independent: Messrs. Boyer, Deal, Howe, Kendrick, Lynn, Milligan, Patton, Rich, Skains, Thompson, Welch and Williams, and Mmes. Banner, Cablik and Henry.

For a description of the transactions, relationships and arrangements considered by the Board in determining that each of the foregoing directors is independent, please refer to “Transactions with Executive Officers and Directors—Related Person Transactions” and “—Other Transactions Considered for Independence Purposes.” The categorical standards referenced above, as well as other corporate governance initiatives adopted by the Corporation, are set forth in the Corporation’s Corporate Governance Guidelines. Please refer to “Corporate Governance Materials” below for the location of the guidelines.

Board Matching

As discussed above, effective January 1, 2013, the membership of the BB&T Board was expanded to include all of Branch Bank’s board members as of that date, and vice-versa, resulting in the two boards having identical memberships. The decision was made to match the membership of these two boards to provide for administrative efficiencies and take advantage of the talent and experience provided by the new members of each board. This structure is also in line with that of many of the financial services companies found in BB&T’s Peer Group. Further, matching the boards improves communication between the boards and accordingly enhances risk management.

Attendance and Committees of the Board

During 2012, the Board had the following four committees: Executive and Risk Management, Audit, Compensation, and Nominating and Corporate Governance. Effective January 1, 2013, the Executive and Risk Management Committee was split into two committees: the Executive Committee and the Risk Committee. The committee was split in response to new Dodd-Frank-related proposed rulemaking requiring a large bank holding company’s risk committee to operate as a stand-alone committee, and reflects the increasing importance of the risk management function.

All members of BB&T’s Board of Directors are considered to be “independent” with the exceptions of John A. Allison IV, James A. Faulkner, Kelly S. King and Nido R. Qubein. In addition, each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE (including the specific SEC and NYSE independence requirements for audit committee members) and the Corporation’s Corporate Governance Guidelines. See “Director Independence” above. Each committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants without consulting in advance, or obtaining the approval of, any BB&T officer or, in the case of a committee, the Board. Regularly scheduled executive sessions for only non-management directors are held for all committees. Additionally, each committee annually conducts a review and evaluation of its performance. The current charter of each committee is reviewed and reassessed annually by the applicable committee to determine its adequacy in light of any changes to applicable rules and regulations.

Pursuant to the Corporation’s Corporate Governance Guidelines, directors are expected to attend Board meetings, meetings of assigned committees, and annual meetings of shareholders. Each director is required to be sufficiently familiar with the business of BB&T, including its strategy, financial statements, capital structure, business risks and competition, to facilitate active and effective participation in such meetings. During 2012, the Board of Directors held eight meetings. Each of the directors attended more than 75% of the Board of Directors’ meetings and assigned committee meetings held in 2012 during the period for which he or she has been a director. All of the Corporation’s directors attended the Annual Meeting of Shareholders in 2012.

It also is anticipated that the committees of the Board will perform additional duties that are not specifically set out in their respective charters as may be necessary or advisable in order for BB&T to comply with certain laws, regulations or corporate governance standards, as the same may be adopted, amended or revised from time to time. The members of each committee as of January 1, 2013, the principal functions of each committee and the number of meetings held in 2012 are shown below. Please refer to “Corporate Governance Materials” below for the location of the committee charters.

Executive Committee*
Members	Committee Responsibilities
Ronald E. Deal (Chair) John A. Allison IV Kelly S. King Nido R. Qubein Thomas E. Skains	• Authorized to exercise all powers of the Board between Board meetings. • May retain independent risk management, legal, accounting, or other advisers to the extent it deems necessary.

Risk Committee*
Members	Committee Responsibilities
Thomas E. Skains (Chair) John A. Allison IV Ronald E. Deal Kelly S. King Nido R. Qubein

•    Reviews processes for identifying, assessing, monitoring and managing regulatory, credit, liquidity, market, operational, reputational and strategic risks.

•    Reviews and assesses the adequacy of BB&T’s risk management policies and procedures.

•    Receives periodic reports on and reviews of the Corporation’s risks, approves the Corporation’s risk management framework and periodically reviews and evaluates the adequacy and effectiveness of such framework.

•    Approves a statement or statements defining the Corporation’s risk appetite, monitors the Corporation’s risk profile and provides input to management regarding the Corporation’s risk appetite and risk profile.

•    Oversees management’s implementation and management of, and conformance with, the Corporation’s significant risk management policies, procedures, limits and tolerances.

Audit Committee Met seven times in 2012
Members	Committee Responsibilities
Jennifer S. Banner (Chair) K. David Boyer, Jr. I. Patricia Henry Thomas N. Thompson Stephen T. Williams

•    Assists the Board in its oversight of the integrity of the Corporation’s financial statements and disclosures.

•    Assists in oversight of BB&T’s internal control processes.

•    Selects, retains, establishes the compensation for, and oversees and evaluates the qualifications, performance and independence of, the independent registered public accounting firm.

•    Oversees BB&T’s internal audit function and receives regular reports from the internal auditor.

Compensation Committee Met five times in 2012
Members	Committee Responsibilities
John P. Howe III, M.D. (Chair) Anna R. Cablik Edward C. Milligan Charles A. Patton Edwin H. Welch, Ph.D.

•      Manages the duties of the Board related to executive compensation.

•      Reviews and approves BB&T’s compensation philosophy and practices.

•      Determines the compensation of the CEO and the highest levels of BB&T’s management.

•      Recommends Board compensation and benefits for directors.

•      Engages an independent compensation consultant to make recommendations relating to overall compensation philosophy, the peer financial group to be used for external comparison purposes, short-term and long-term incentive compensation plans, and related compensation matters.

•      Oversees BB&T’s short- and long-term compensation plans and the NEO incentive compensation plans.

•      Oversees risk management with respect to the material incentive compensation arrangements.

Nominating and Corporate Governance Committee Met five times in 2012
Members	Committee Responsibilities
Anna R. Cablik (Chair) John P. Howe III, M.D. Edward C. Milligan Charles A. Patton Edwin H. Welch, Ph.D.

•      Reviews and recommends the composition and structure of the Board and its committees and evaluates the qualifications and independence of members of the Board on a periodic basis.

•      Considers the performance of incumbent directors in determining nominations for re-election.

•      Reviews qualified candidates for election as directors.

•      Administers BB&T’s Related Person Transactions Policy and Procedures.

*	The Executive and Risk Management Committee was split into two committees effective January 1, 2013: the Executive Committee and the Risk Committee. During 2012, the Executive and Risk Management Committee held four meetings.

Board Leadership Structure

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

The Board of Directors is led by the Chairman. BB&T’s bylaws provide that the Chairman will preside over each Board meeting and will perform such other duties as may be incident to the office of Chairman, such as establishing the agenda for Board meetings. The bylaws also provide that it is the responsibility of the Board of Directors to elect the Chairman. BB&T’s bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. BB&T’s Chairman and/or Chief Executive Officer is not permitted to serve as a member of any standing Board committee, other than the Executive Committee and the Risk Committee. BB&T’s Corporate Governance Guidelines provide that when the position of Chairman of the Board is not held by an independent director, the Board will appoint an independent Lead Director.

Kelly S. King, the Chief Executive Officer of BB&T, has served as Chairman of the Board of Directors since January 1, 2010. Mr. King succeeded John A. Allison IV as BB&T’s Chief Executive Officer on January 1, 2009, upon Mr. Allison’s retirement from BB&T. During 2009, Mr. Allison remained the Chairman of the BB&T Board of Directors. Prior to his retirement, Mr. Allison served as BB&T’s Chairman and Chief Executive Officer for nearly 20 years.

The Board believes that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of BB&T and its shareholders. The Board believes that combining the Chairman and Chief Executive Officer roles provides the following advantages to BB&T:

•	the Chief Executive Officer is the director most familiar with BB&T’s business and industry and is best situated to lead discussions on important matters affecting the business of BB&T;

•	combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy; and

•	combining the roles of Chief Executive Officer and Chairman contributes to a more efficient and effective Board and does not undermine the independence of the Board.

The Board also believes that BB&T’s strong performance under Messrs. Allison and King, especially in light of the financial crisis, demonstrates the effectiveness of its leadership approach. The Board evaluates its leadership structure as a part of its annual self-evaluation, which is conducted by the Lead Director.

INDEPENDENT LEAD DIRECTOR

BB&T’s Corporate Governance Guidelines provide that when the Chairman is not independent, the Board will appoint a “Lead Director,” who is required to be an independent director. The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of BB&T. The Lead Director serves a two-year term, subject to election each year by the shareholders, and may serve for multiple successive terms at the discretion of the Board. As enumerated in BB&T’s Corporate Governance Guidelines, several of the Lead Director’s specific responsibilities are to:

•	organize and preside over executive sessions;

•	set the agenda for and lead executive sessions;

•	preside at all meetings of the Board at which the Chairman is not present (including executive sessions);

•	take responsibility for feedback to/engagement with the Chief Executive Officer on executive sessions;

•	suggest matters and issues for inclusion on the Board agenda;

•	work with the Chairman and committee chairs to ensure that there is sufficient time for discussion of all agenda items; and

•	facilitate teamwork and communication among the independent directors and the Chairman.

The Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. During 2012, Jane P. Helm served as the Board’s Lead Director. Effective January 1, 2013, the Board designated Ronald E. Deal as the Lead Director to succeed retiring director Jane P. Helm. The Board believes that each director, irrespective of that person’s independence status, committee service or other leadership responsibilities, effectively represents the interests of BB&T’s shareholders.

NONMANAGEMENT EXECUTIVE SESSIONS

Under the Corporation’s Corporate Governance Guidelines, nonmanagement directors are required to meet in regular executive sessions of the Board of Directors at least three times per year and at such other times as it deems necessary or advisable. The Corporate Governance Guidelines also require independent directors to meet in executive session at least once a year. It is the Lead Director’s responsibility to preside over the nonmanagement and independent director executive sessions.

RISK OVERSIGHT

The Board oversees and is ultimately responsible for BB&T’s risk management framework. Executive Management is accountable to the Board of Directors and shareholders for the design of the risk framework and risk outcomes. The Chief Risk Officer is designated by the Board of Directors and Executive Management to develop and oversee a fully integrated risk management framework, while the Risk Committee enhances the Board’s risk oversight function.

The Board believes that its programs for overseeing risk, as described here and under “Risk Management” below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

Corporate Governance Guidelines

The Board of Directors has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration corporate governance best practices and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards and director independence requirements, share ownership guidelines, board responsibilities, retirement, meetings of non-management directors and board compensation.

Director Resignation Policy

Under the Director Resignation Policy, any director nominee who receives a greater number of votes “withheld” than votes “for” such election shall submit his or her resignation to the Board. The Nominating and Corporate Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board whether to accept, reject or otherwise act with respect to such resignation. The Board will act on the Committee’s recommendation within 130 days following certification of the shareholder vote and will publicly disclose its decision within this 130 day timeframe. A director whose resignation is under consideration will abstain from participating in any recommendation or decision regarding that resignation. If a director’s resignation is not accepted, the director will continue to serve for the remainder of his or her term. The Board believes that the Director Resignation Policy provides the shareholders a substantially enhanced role in the director election process, while preserving flexibility for the Board to examine the reasons behind the vote in the course of discharging its fiduciary obligations to the shareholders.

Related Person Transactions Policy and Procedures

Pursuant to the Corporation’s Related Person Transactions Policy and Procedures, it is the Corporation’s policy to enter into or ratify Related Person Transactions, as defined below, only when the Board of Directors, acting through the Nominating and Corporate Governance Committee, determines that the Related Person Transaction in question is consistent with the best interests of the Corporation and its shareholders. Under this written policy, any Related Person Transaction shall be consummated or shall continue only if the Nominating and Corporate Governance Committee (or the Chair, acting pursuant to delegated authority) approves or ratifies the transaction.

The term “Related Person Transaction” generally means a transaction, arrangement or relationship (or any series of the same) in which the Corporation (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest. A “Related Person” generally means (a) a director, director nominee or executive officer of the Corporation; (b) a person who is known to be the beneficial owner of more than five percent of any class of the Corporation’s common stock; and (c) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner.

Codes of Ethics

The Corporation maintains the Code of Ethics for Employees, which has been approved by the Board of Directors, to ensure that each associate of the Corporation and its subsidiaries understands the basic principles that govern BB&T’s corporate conduct and the conduct of its associates generally. The Corporation similarly maintains the Code of Ethics for Directors, also approved by the Board of Directors, which governs the conduct of BB&T’s directors generally. The Board also has adopted the Code of Ethics for Senior Financial Officers, which incorporates both the Code of Ethics for Employees and the Code of Ethics for Directors. For a copy of BB&T’s Codes of Ethics, please refer to “Corporate Governance Materials” below. Any future waivers or substantive amendments of the Codes of Ethics applicable to the Corporation’s directors and certain of its executive officers (including members of Executive Management) will be disclosed on the Corporation’s website.

Communications with the Board of Directors

Any shareholder or other interested party desiring to contact the Board of Directors or any individual director serving on the Board (including any specific nonmanagement director or the nonmanagement directors as a group) may do so by written communication mailed to: Board of Directors (Attention: name of director(s), as applicable), care of the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board or the individually named director. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. The Corporate Secretary may elect not to forward summaries or copies of communications that the Corporate Secretary believes are business solicitations, resumes, abusive, frivolous or similarly inappropriate. Directors may at any time review a log of all correspondence received by BB&T that is addressed to members of the Board and request copies of any such correspondence. Any director may request the Corporate Secretary to produce the original of such communication for his or her review.

Shareholder Engagement Program

BB&T’s shareholder engagement program is a formal and coherent system for engaging with BB&T’s shareholders, particularly its largest shareholders by percentage ownership of the Corporation. BB&T typically dialogues with a number of these shareholders in the third and fourth quarters of the year and generally focuses on corporate governance and executive compensation issues. BB&T believes that it is most productive to discuss governance and compensation issues well in advance of the months leading up to the Annual Meeting, which allows Executive Management and the Board to gather information about investor concerns and make educated and deliberate decisions that are balanced and appropriate for BB&T’s diverse shareholder base and in the best interests of the Corporation. For example, following the 2011 Annual Meeting, after a shareholder proposal regarding majority voting in director elections received a majority of the votes cast, the Board instructed management to use the shareholder engagement program to obtain the input of BB&T’s largest shareholders on this important corporate governance issue. After careful deliberation and factoring in the results of the shareholder outreach, BB&T’s Board implemented a Director Resignation Policy which the Board considers to be functionally equivalent to the majority voting standard recommended by the shareholder proponent.

Policy for Accounting and Legal Complaints

The Audit Committee has adopted a policy that governs the reporting of (a) associate complaints regarding accounting, internal accounting controls or auditing matters, and (b) evidence of (i) a material violation by the Corporation or any of its officers, directors, associates or agents, of federal or state securities laws, (ii) a material breach of fiduciary duty arising under federal or state law, or (iii) a similar material violation when such evidence is obtained by an attorney authorized to appear or practice before the SEC. The Corporation has engaged an independent service provider to receive and track all such complaints. Most of those verified complaints will be referred to BB&T’s General Counsel, who will be responsible for reviewing those complaints in accordance with the Corporation’s whistleblower procedures and reporting all relevant information regarding the nature of the complaint to the Audit Committee. The Corporation’s General Counsel will investigate or cause to be investigated all matters referred pursuant to this policy and will maintain a record of such complaints that includes the tracking of the receipt of their referral, investigation and resolution. Generally, if such a complaint is raised by an attorney in the Corporation’s legal department, then the complaint will be referred to the Corporation’s General Auditor, who will assume the responsibility for investigating, recording and tracking the matter. The General Counsel (or the General Auditor, as the case may be) will periodically prepare a summary report of such complaints for the Audit Committee, which will oversee the consideration of all reported complaints covered by this policy. The telephone number for reporting complaints as described in this section is 800-462-8392. Please refer to “Corporate Governance Materials” below for the location of the Corporation’s Policy and Procedures for Accounting and Legal Violations.

Director Nominations

As noted above, one of the primary responsibilities of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying and reviewing qualifications of prospective directors for the Corporation. The Nominating and Corporate Governance Committee is charged with selecting individuals who demonstrate the highest personal and professional integrity, have demonstrated exceptional ability and judgment and who are expected to be the most effective in serving the long-term interests of the Corporation and its shareholders.

A candidate for election as a director of BB&T is nominated to stand for election based on his or her professional experience, recognized achievement in his or her respective field, an ability to contribute to some aspect of BB&T’s business, his or her experience in risk management and the willingness to make the commitment of time and effort required of a BB&T director over an extended period of time. A director must be “financially literate,” as required by the Board, and should understand the intricacies of a public company. A director should possess good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Other factors will be taken into consideration to assure that the overall composition of the BB&T Board is appropriate, such as occupational and geographic diversity and age. The Board has a goal, which is pursued through the Nominating and Corporate Governance Committee, to include members with diverse skills and characteristics that, taken as a whole, will help ensure a strong and effective governing body.

Director nominees are recommended to the Board of Directors annually by the Nominating and Corporate Governance Committee for election by the shareholders. The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with Article II, Section 10 of the Corporation’s bylaws and policies regarding director nominations. Shareholders may submit, in writing, the names and qualifications of potential director nominees to the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, for delivery to the Chair of the Nominating and Corporate Governance Committee for consideration. The written notice must include the following information about the nominee: (i) the nominee’s full name and residential address; (ii) the nominee’s age; (iii) the nominee’s principal occupation(s) during the past five years; (iv) the nominee’s previous and/or current memberships on all public company boards of directors; (v) the number and types of securities of the Corporation beneficially owned, if any, by the nominee; (vi) any agreements, understandings or arrangements between the nominee and any other person or persons with respect to the nominee’s nomination or service on the Board of Directors or the capital stock or business of BB&T; (vii) any bankruptcy filings of the nominee or any affiliate of the nominee; (viii) any criminal convictions of the nominee or any affiliate of the nominee; (ix) any civil actions or actions by the Securities and Exchange Commission or other regulatory agency against the nominee or an affiliate of the nominee whereby they were found to have violated any Federal or State securities law; and (x) a signed statement by the nominee consenting to serve as a director if elected. The written notice also must be submitted in accordance with the general procedures for shareholder proposals (including deadlines for the notice to be received by the Corporate Secretary), which are summarized under the caption “Other Matters—Proposals for 2014 Annual Meeting” below.

In addition to potential director nominees submitted by shareholders, the Nominating and Corporate Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Nominating and Corporate Governance Committee using the board membership criteria described above.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the Nominating and Corporate Governance Committee, in accordance with BB&T’s Corporate Governance Guidelines, reviews the background and qualifications of the nominee. The Nominating and Corporate Governance Committee reports, in writing, its recommendations concerning each director nominee to the Board. The Board then considers the Nominating and Corporate Governance Committee’s recommendations and finally selects those director nominees to be submitted by BB&T to shareholders for approval at the next annual meeting of shareholders. The Board may, as a part of its consideration, request that the Nominating and Corporate Governance Committee provide it with such information or materials pertaining to a director nominee as the Board deems appropriate to fully evaluate the qualifications of the nominee.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any shareholder in connection with the 2013 Annual Meeting. Any shareholder desiring to present a nominee for consideration by the Nominating and Corporate Governance Committee prior to the 2014 Annual Meeting must do so in accordance with the Corporation’s policies and bylaws.

Risk Management

BB&T’s vision, mission and values are the foundation for BB&T’s risk management framework. The management of risk has always been an enterprise-wide initiative at BB&T. The Board oversees the risk management framework. Executive Management is accountable to the Board and shareholders for the design of the risk framework and risk outcomes. The Chief Risk Officer is designated by the Board and Executive Management to develop and oversee a fully integrated risk management framework.

The risk framework is organized into three lines of defense. Within these three lines of defense every associate has a responsibility for managing risk. The first line of defense in the framework is the lines of business, which take risk. Those who are responsible for making the decisions concerning the operation of the functional groups within the lines of business are also responsible for management of the risk associated with the business operations. The managers of the various lines of business proactively identify and manage the inherent risk of their businesses. The second line of defense includes the risk oversight functions. The risk oversight and control functions identify, assess, measure, control, monitor and report on risks throughout the organization. The third line of defense is performed by the independent internal audit function. The third line of defense evaluates the design and effectiveness of the risk framework and the adherence of the company to its risk-related policies, standards and procedures.

BB&T has established management-level risk committees that regularly review all risks and establish policies and risk principles for each risk. The risk committees provide management with a fully integrated view of all risk types, allowing Executive Management to manage and monitor the most material risks at the committee level and provide ongoing risk reporting to the Board.

In addition to these procedures, effective January 1, 2013, the Board established a stand alone, Board-level Risk Committee to oversee risk reporting to the Board. Among other things, the Risk Committee approves a statement or statements defining the Corporation’s risk appetite, monitors the Corporation’s risk profile and provides input to management regarding the Corporation’s risk appetite and risk profile. The other key functions of the Risk Committee are listed in the section above entitled, “Attendance and Committees of the Board.”

Further, the Risk Committee will receive from the Chief Risk Officer and the Enterprise Risk Manager, and other members of Executive Management, officers or associates as appropriate, periodic reports on, and reviews of, the Corporation’s risk management framework risk appetite, risk profile and risk management programs and their results. The Risk Committee is also responsible for the following:

•	Receiving periodic reports on the Credit Risk Review function of the Enterprise Risk Management Department.

•	Overseeing Executive Management’s implementation and management of, and conformance with, the Corporation’s significant risk management policies, procedures, limits and tolerances.

•

At least annually, approving significant changes, additions or deletions to the Corporation’s Risk Management Policy and recommend any such changes, additions or deletions to the Board for its review and approval.

•	Receiving and reviewing reports on, and review and approve significant policies in the following areas, which list is not intended to be exhaustive:

•	Funds management;

•	Capital planning and management;

•	Investment portfolios;

•	Liquidity management;

•	Loan and credit policies;

•	Loan portfolio performance and concentrations;

•	Asset/Liability management and market functions; and

•	Complex structured finance transactions.

•	Receiving such other reports, or reviewing and approving such other significant policies, as may be requested by the Board.

The Risk Committee will discuss with management, including the Chief Risk Officer, the Corporation’s major risk exposures and review the steps management has taken to identify, monitor and control such exposures.

VARIABLE PAY RISK MANAGEMENT

BB&T has a pay-for-performance philosophy, which governs incentive compensation programs used by the Corporation. The Compensation Committee administers all aspects of the executive compensation program as applicable to Executive Management, including with respect to risk management. For additional detail, please refer to “Risk Management” within Section 4 of the Compensation Discussion and Analysis. At the direction of the Compensation Committee, management has established the management compensation committee as well as, processes and controls for the design and evaluation of incentive plans utilized for associates outside of Executive Management. The management compensation committee is responsible for exercising authority to modify payments and impose or release “holdbacks” from incentive compensation arrangements, based on a risk review or regulatory requirements. The management compensation committee also has the authority to prescribe prospective changes to incentive compensation arrangements to ensure their balance, consistent with the Corporation’s safety and soundness. Risk and control functions are involved in the design, oversight and administration of the incentive compensation programs used by the Corporation.

For many years, BB&T has employed risk balancing in the design of incentive programs. Beginning in 2011, BB&T further strengthened the risk balancing of incentive program designs by permitting, at BB&T’s sole discretion, the increase (only for associates outside of Executive Management) or reduction of incentives and bonuses based on risk outcomes.

Stock Ownership Guidelines

BB&T believes that substantial stock ownership by Executive Management and the Board is an effective way to align the interests of these individuals with the shareholders. BB&T accordingly has historically maintained a stock ownership requirement in its bylaws, and the current policy is summarized below.

Position	Common Stock Ownership Guideline
CEO	5x Base Salary
Executive Management	3x Base Salary
Non-Employee Director	4x Annual Retainer

Under the stock ownership guidelines, all shares of BB&T Common Stock held or controlled by the individual are considered in determining compliance with the ownership requirement, including, but not limited to, direct holdings, shares in qualified and nonqualified individual account plans sponsored by the Corporation, and unvested, but not forfeited, restricted stock units or restricted shares (but not stock options) granted by the Corporation. All members of Executive Management and non-employee directors are expected to meet this ownership requirement by the later of (i) five years following the adoption of these guidelines in December 2011 or the initial appointment to the applicable position, or (ii) such period of time as it may take to reach the ownership requirement threshold by continuously holding those shares or restricted stock units granted by the Corporation pursuant to its equity compensation arrangements. Currently, all members of Executive Management meet BB&T’s stock ownership guidelines.

For additional information about the stock ownership guidelines applicable to Executive Management, including the Chairman and CEO, please see “Stock Ownership Guidelines for Executive Management” within Section 4 of the Compensation Discussion and Analysis. Please see the “Security Ownership” table for a specific listing of the amount of BB&T Common Stock beneficially owned by each member of the Board. BB&T directors and members of Executive Management may not engage in speculative trading or hedging strategies with respect to BB&T Common Stock.

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms of such services) to be performed for the Corporation by its independent registered public accounting firm, subject to a de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. The de minimis exception waives the pre-approval requirements for non-audit services provided that such services: (1) do not aggregate to more than five percent of total revenues paid by the Corporation to its independent registered public accountant in the fiscal year when services are provided, (2) were not recognized as non-audit services at the time of the engagement, and (3) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or one or more designated representatives. Under the terms of its charter, the Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2012, all of the non-audit services (see “Fees to Auditors” below, for a description of such services) provided by the Corporation’s independent registered public accounting firm were approved by the Audit Committee.

Corporate Governance Materials

Description	Available on BB&T’s Website at
Corporate Governance Guidelines	http://bbt.com/sites/bbtdotcom/about/investor-relations/corporate-governance/corporategovernanceguidelines.pdf
Board Committee Charters	http://bbt.com/bbtdotcom/about/investor-relations/corporate-governance/board-committees.page
Policy and Procedures for Accounting, Securities and Legal Violations	http://bbt.com/sites/bbtdotcom/about/investor-relations/corporate-governance/reports/policy-for-accounting-securities-and-legal-complaints.pdf
Codes of Ethics	http://bbt.com/bbtdotcom/about/investor-relations/corporate-governance/code-of-ethics.page

A shareholder also may request a copy of any of these documents by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

SECURITY OWNERSHIP

The table below sets forth the beneficial ownership of BB&T Common Stock by all directors, the NEOs, all directors and executive officers of the Corporation as a group and each person who is known to be the beneficial owner of more than five percent of the Corporation’s Common Stock as of February 20, 2013. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned and the address of each person is care of the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Applicable percentage ownership is based on 699,896,508 shares of BB&T Common Stock outstanding as of February 20, 2013.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner/Number of Persons in Group	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Subject to Right to Acquire(2)	Percentage of Common Stock
Directors and Executive Officers
John A. Allison IV	684,410	(3)	1,387,700	*
Jennifer S. Banner	10,982		32,551	*
K. David Boyer, Jr.	5,085		6,053	*
Anna R. Cablik	6,999		30,831	*
Ronald E. Deal	40,743	(4)	45,516	*
James A. Faulkner	30,911	(5)	—	*
I. Patricia Henry	5,164		—	*
John P. Howe III, M.D.	6,690	(6)	32,551	*
Eric C. Kendrick	163,334	(7)	—	*
Kelly S. King	234,033	(8)	1,112,024	*
Louis B. Lynn	327		—	*
Edward C. Milligan	55,098		—	*
Charles A. Patton	63,432		—	*
Nido R. Qubein	143,036	(9)	45,092	*
Tollie W. Rich, Jr.	108,064		—
Thomas E. Skains	6,064	(10)	6,053	*
Thomas N. Thompson	542,772	(11)	18,557	*
Edwin H. Welch, Ph.D.	10,175	(12)	581	*
Stephen T. Williams	364,064	(13)	18,557	*
Daryl N. Bible	6,807		288,051	*
Ricky K. Brown	56,740	(14)	400,444	*
Christopher L. Henson	72,943	(15)	405,279	*
Clarke R. Starnes III	31,401		209,609	*
Directors and Executive Officers as a group (30 persons)	2,895,791	(16)	5,873,406	1.25%
Beneficial Owners Holding More Than 5%
BlackRock, Inc.(17) 40 East 52nd Street New York, NY 10022	38,073,091		—	5.44%

*	Less than 1%.
(1)	As reported to BB&T by the directors and executive officers, and includes shares held by spouses, minor children, Individual Retirement Accounts (IRAs), affiliated companies, partnerships and trusts as to which each such person has beneficial ownership. With respect to executive officers, amounts also include shares allocated to such persons’ individual accounts under the BB&T Corporation 401(k) Savings Plan, the BB&T Corporation Non-Qualified Defined Contribution Plan, and Individual Retirement Accounts (IRAs).
(2)	Amount includes options to acquire shares of BB&T Common Stock that are or become exercisable within sixty days of February 20, 2013 and Restricted Stock Units that will vest within sixty days of that date.
(3)	Amount includes 281,130 shares jointly owned with spouse with shared investment and voting powers and 195,770 shares held by spouse with sole investment and voting powers. Amount also includes 90,000 shares held in trusts by spouse as trustee for children with sole investment and voting power.
(4)	Amount includes 31,960 shares held in a trust for which Mr. Deal, as co-trustee, shares investment and voting powers and 2,270 shares held by spouse with sole investment and voting powers.
(5)	Amount includes 5,900 shares pledged as security.
(6)	Amount includes 3,387 shares jointly owned with spouse with shared investment and voting powers.
(7)	Amount includes 123,023 shares pledged as security.
(8)	Amount includes 57,861 shares held by spouse with sole investment and voting powers.

(9)	Amount includes 13,641 shares held by spouse with sole investment and voting powers and 2,748 shares held by spouse, as custodian, for child with sole investment and voting powers.
(10)	Amount includes 3,564 shares jointly owned with spouse with shared investment and voting powers.
(11)	Amount includes 1,555 shares held by Mr. Thompson as trustee in trust for son and 2,259 shares held by that son. Amount also includes 534,645 shares pledged as security.
(12)	Amount includes 2,371 shares held by spouse with sole investment and voting powers.
(13)	Amount includes 11,012 shares held by Mr. Williams as trustee in trusts for his children, 1,236 shares held by Mr. Williams, as custodian for his children. Amount also includes 348,594 shares pledged as security.
(14)	Amount includes 287 shares held by spouse with sole investment and voting powers. Amount also includes 4,870 shares pledged as security.
(15)	Amount includes 6 shares held as custodian for minor children.
(16)	Amount includes 1,017,032 shares pledged as security.
(17)	Based upon information contained in the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 30, 2013, BlackRock beneficially owned 38,073,091 shares of Common Stock as of December 31, 2012, with sole voting power over 38,073,091 shares, shared voting power over no shares, sole dispositive power over 38,073,091 shares and shared dispositive power over no shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws, the Corporation’s directors and certain of its executive officers are required to report their beneficial ownership of BB&T Common Stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established by the SEC, and the Corporation is required to report in this Proxy Statement any failure to file by the established dates that occurred in 2012. For 2012, there were two late filings for directors of the Corporation: one for K. David Boyer, Jr., and one for Nido R. Qubein, each reporting a single transaction. To the best of the Corporation’s knowledge, all of the filing requirements were otherwise satisfied by the Corporation’s directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended. In making this statement, the Corporation has relied on the written representations of its directors and executive officers subject to Section 16 and copies of the reports that have been filed with the SEC.

PROPOSAL 2—RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

The Audit Committee of the Board of Directors has engaged PricewaterhouseCoopers LLP as its independent registered public accounting firm to examine the financial statements of the Corporation and certain of its subsidiaries for the year 2013, and to report on the consolidated balance sheets, statements of income and other related statements of the Corporation and its subsidiaries. The Corporation’s shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP for 2013. PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for the Corporation since March 19, 2002. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the shareholders. If shareholders do not ratify the decision of the Audit Committee to reappoint PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2013, the Audit Committee will reconsider its decision.

A majority of the votes cast at the Annual Meeting is required to approve this proposal. Abstentions will not be included in determining the number of votes cast. Brokers are permitted to vote uninstructed shares.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” PROPOSAL 2—RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS BB&T’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

FEES TO AUDITORS

The following table shows the aggregate fees billed to the Corporation for professional services by PricewaterhouseCoopers LLP for fiscal years 2012 and 2011:

	2012 ($)	2011 ($)
Audit Fees	6,865,000	6,200,000
Audit-Related Fees	2,212,000	2,144,000
Tax Fees	690,000	1,137,000
All Other Fees	289,000	3,000

Total	10,056,000	9,484,000

Audit Fees. This category includes the aggregate fees billed for professional services rendered by the independent registered public accounting firm for the audits of the Corporation’s consolidated financial statements for fiscal years 2012 and 2011, for the reviews of the financial statements included in the Corporation’s quarterly reports on Form 10-Q during fiscal years 2012 and 2011, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for other attestation engagements under professional auditing standards, accounting and reporting consultations, internal control-related matters and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for research software licensing provided by the independent registered public accounting firm. For 2012, the fees also included non-tax related advisory & consulting services.

The Audit Committee considered the compatibility of the non-audit-related services performed by, and fees paid to, PricewaterhouseCoopers LLP in 2012 and the proposed non-audit-related services and fees for 2013 and determined that such services and fees are compatible with the independence of PricewaterhouseCoopers LLP. During 2012 and 2011, PricewaterhouseCoopers LLP did not use any leased personnel in connection with the audit.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is currently composed of five directors, each of whom is independent, and operates under an amended charter adopted by the Audit Committee on January 22, 2013. The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that Jennifer S. Banner and Stephen T. Williams each meet the requirements of an “audit committee financial expert” as defined by the SEC and has the requisite financial literacy and accounting or related financial management expertise required generally of an audit committee member under the applicable standards of the SEC and the NYSE. Jennifer S. Banner has been designated by the Board as the Corporation’s “audit committee financial expert.”

The primary duties and responsibilities of the Audit Committee are to monitor: (i) the integrity of the financial statements of the Corporation; (ii) the independent registered public accounting firm’s qualifications and independence; (iii) the performance of the Corporation’s internal audit function and independent auditors; and (iv) the compliance by the Corporation with legal and regulatory requirements. While the Audit Committee has the duties and responsibilities set forth above and those set forth in its charter, management of the Corporation is responsible for the internal controls and the financial reporting process and the independent registered public accounting firm is responsible for performing an independent audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and the internal auditor, and has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s AU Section 380 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee, as currently in effect, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has considered whether the provision of any non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013.

Submitted by the Audit Committee of the Board of Directors, whose current members are:

Jennifer S. Banner, Chair	Thomas N. Thompson
K. David Boyer, Jr.	Stephen T. Williams
I. Patricia Henry

PROPOSAL 3—VOTE ON AN ADVISORY RESOLUTION TO APPROVE BB&T’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM

In 2011, the Board approved a resolution providing that BB&T would hold an annual shareholder advisory vote to approve the compensation of BB&T’s named executive officers (commonly known as a “say on pay” proposal), as advised by BB&T’s shareholders at the 2011 Annual Meeting. At that meeting, shareholders also overwhelmingly approved BB&T’s say on pay proposal, with more than 94% of the votes cast in favor. At the 2012 Annual Meeting, more than 95% of the votes cast were in favor of BB&T’s say on pay proposal. This year, BB&T is again providing shareholders the opportunity to cast an advisory vote to approve the Corporation’s pay-for-performance executive compensation program.

The Compensation Committee and the Board believe that BB&T’s executive compensation program, as described in the Compensation Discussion and Analysis and other sections of this Proxy Statement, reflects a pay-for-performance culture at BB&T that is rooted in the Corporation’s values. The Compensation Committee and the Board believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short- and long-term interests of BB&T’s shareholders, while reducing incentives for unnecessary and excessive risk taking.

In making a decision on whether to approve of the Corporation’s pay practices for its named executive officers, the Board asks that shareholders consider the following:

•

BB&T’s executive compensation program is incentive based and reflects a pay-for-performance culture. In 2012, as it has traditionally done, the Compensation Committee structured the executive compensation program so that more than 75% of the total 2012 target compensation for the Chief Executive Officer and the other NEOs was variable and tied to BB&T’s performance.

•

BB&T’s executive compensation program relies heavily on stock-based awards. The Compensation Committee generally believes that members of Executive Management should accumulate meaningful equity stakes over time to further align their economic interests with the interests of shareholders, thereby promoting BB&T’s objective of increasing shareholder value. Consistent with this philosophy, BB&T employs equity ownership as a principal component of the executive compensation program. Pursuant to BB&T’s Corporate Governance Guidelines, the Chief Executive Officer of the Corporation is expected to own BB&T Common Stock having a value equal to approximately five times his or her base salary. In addition, each member of Executive Management, other than the CEO, is expected to maintain ownership of BB&T Common Stock having a value equal to approximately three times his or her base salary. For additional details, please refer to the discussions of the stock ownership guidelines found in each of the sections entitled “Corporate Governance Matters” and “Compensation Discussion and Analysis.”

•

BB&T has managed the financial crisis better than its peers. Through the economic downturn that began in 2007, BB&T was one of only three banks in its Peer Group that posted a profit each quarterly period. As of February 20, 2013, BB&T has one of the strongest dividend yields, at approximately 3%, among banks in the S&P 500. Core performance remains strong and underlying business performance is improving. For example, average total deposits increased 13.6%, with 26.1% growth in average noninterest-bearing deposits during 2012. Average loans held for investment increased 6.7%, while growth accelerated during the year and diversification improved with less exposure to higher-risk real estate loans. BB&T continues to benefit from a “flight to quality” by winning clients from competitors and has seen strong performance in specialized lending, large corporate banking, wealth, payments, direct retail lending and mortgage production.

We encourage you to review the complete description of the Corporation’s executive compensation programs provided in this Proxy Statement, including the “Compensation Discussion and Analysis” that begins on page 33 and the compensation tables and accompanying narratives.

The Board strongly supports BB&T’s executive pay practices and asks shareholders to support its executive compensation program through the following resolution:

“Resolved, that the shareholders approve BB&T’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Compensation Committee of the Board will seriously consider the outcome of this vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3—VOTE ON AN ADVISORY RESOLUTION TO APPROVE BB&T’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM.

COMPENSATION DISCUSSION AND ANALYSIS

Section 1—Executive Summary

In this Compensation Discussion and Analysis we describe our pay for performance executive compensation program and philosophy and explain the 2012 compensation decisions related to the Chief Executive Officer and each of the other executive officers named in the 2012 Summary Compensation Table (the NEOs). BB&T’s NEOs are:

Name	Title
Kelly S. King	Chairman and Chief Executive Officer
Christopher L. Henson	Chief Operating Officer
Ricky K. Brown	Senior Executive Vice President and President, Community Banking
Clarke R. Starnes III	Senior Executive Vice President and Chief Risk Officer
Daryl N. Bible	Senior Executive Vice President and Chief Financial Officer

The Compensation Discussion and Analysis is organized into six sections:

1.	Executive Summary
2.	Compensation Philosophy, Guiding Principles and Compensation Setting Process (page 38)
3.	Components of Executive Compensation (page 40)
4.	Additional Policies, Plans and Other Factors Applicable to Executive Compensation (page 50)
5.	Tax and Accounting Considerations (page 55)
6.	Conclusion (page 58)

You should read this Compensation Discussion and Analysis section of the Proxy Statement in conjunction with “Proposal 3—Vote on an advisory resolution to approve BB&T’s overall pay-for-performance executive compensation program.” This Compensation Discussion and Analysis contains information that is relevant to your voting decision.

About BB&T

BB&T is strong, profitable and more committed than ever to helping its shareholders, clients, communities and associates achieve economic success and financial security. By staying true to the vision, mission and values, which have guided BB&T for over 140 years, the Corporation is well positioned for the opportunities in 2013 and beyond.

•	BB&T is the 9th largest financial services holding company by deposits in the U.S. with $183.9 billion in assets and market capitalization of $20.4 billion as of December 31, 2012.

•	BB&T is a values-driven, highly profitable, growth organization and its fundamental strategy is to deliver the best value proposition in its markets.

•	BB&T’s vision is to create the best financial institution possible and to be the “best of the best.”

•

BB&T’s mission is to make the world a better place to live by: (i) helping clients achieve economic success and financial security; (ii) creating a place where employees can learn, grow and be fulfilled in their work; and (iii) making the communities in which BB&T works a better place to be.

•

BB&T’s over-arching purpose is to achieve the Corporation’s vision and mission, consistent with its values, with the ultimate goal of creating superior long-term economic rewards for its shareholders, while providing a safe and sound investment.

BB&T’s Compensation Philosophy

BB&T’s executive compensation philosophy is based on the following guiding principles:

•	Compensation and reward systems are management tools to achieve positive business results;

•

Total compensation opportunities are established relative to organizations with which BB&T competes for both talent and shareholder investment and at levels that enable BB&T to attract and retain executives critical to its long-term success;

•	Total compensation is aligned with shareholder interests when it is paid based upon the achievement of financial goals that BB&T has attained for the performance period; and

•	Compensation is compatible with effective controls and risk management and is supported by strong corporate governance.

BB&T 2012 Performance Highlights

•	BB&T is one of only three regional banks to remain profitable through the economic downturn that began in 2007, significantly strengthening the BB&T brand.

•	BB&T achieved record net income available to common shareholders in 2012, with earnings of $1.9 billion, an increase of 49% compared to 2011.

•

Core performance remains strong and underlying business performance is improving. For instance, average total deposits increased 13.6%, with 26.1% growth in average noninterest-bearing deposits during 2012. Average loans held for investment increased 6.7%, while growth accelerated during the year and diversification improved with less exposure to higher-risk real estate loans.

•

Following a first quarter 2013 increase in the Common Stock dividend to $0.23 per share, BB&T’s dividend yield is approximately 3%, among the leaders in banks in the S&P 500 and the Peer Group (as defined below). In 2012, BB&T increased its cash Common Stock dividend 25% as a result of improved earnings, and increased the quarterly dividend an additional 15% in early 2013.

•	BB&T has strong capital and expects that it will exceed the new Basel III capital standards.

•	Credit quality improved significantly, with nonperforming assets, excluding covered foreclosed property, declining $914 million, or 37% during 2012.

•

BB&T continues to benefit from a “flight to quality” by winning clients from competitors. The Company enjoyed record performances from mortgage banking, investment banking and brokerage and insurance during 2012.

•

BB&T completed two strategic acquisitions during 2012: BankAtlantic, expanding BB&T’s banking presence in the attractive Southeast Florida market, and Crump Insurance Group, creating the largest independent wholesale distributor of life insurance and one of the largest providers of wholesale commercial insurance brokerage and specialty programs in the U.S.

2012 NEO Compensation Highlights

IMPACT OF BB&T’S 2012 PERFORMANCE ON NEO COMPENSATION

The following table summarizes the payouts generated under the compensation elements for performance periods that ended in 2012. Each of these elements is discussed in greater detail below in “Section 3—Components of Executive Compensation.”

Compensation Element	2012 Performance Results(1)	Payout
2012 AIPAs	For 2012, BB&T achieved earnings per share of
$2.76 (versus a threshold of $1.92, a target of
$2.40 and maximum of $2.88) and return on assets
of 1.16%, placing it in the 70th percentile of peer
	performance	164.32% of target opportunity
2010-2012 LTIP Awards	For the three-year period ending in 2012, BB&T achieved a ROCE of 7.74% (versus a target of 0.01% and maximum goal of 5.64%)	200% of target opportunity
2010 One-Time Special Performance–Based Restricted Stock Unit Awards	For the three-year period ending in 2012, average ROCE (7.74%) was above the median of the Peer Group (7.37%)	None; Performance criteria was met and shares will vest on June 22, 2015 if executive continues service

(1)	For a discussion of adjustments that the Compensation Committee made for the purposes of certifying performance under BB&T’s compensation plans, please refer to “Section 5—Tax and Accounting Considerations.”

PERFORMANCE ADJUSTMENTS

The Compensation Committee reserves the right to make adjustments to BB&T’s reported results, such as net income, (presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”)) to ensure that the applicable compensatory plans fairly compensate participants for core BB&T performance. The Compensation Committee similarly retains discretion to make adjustments to the reported performance of Peer Group members for awards that measure BB&T’s performance relative to the Peer Group. For a discussion of adjustments that the Compensation Committee made for the purposes of certifying performance under BB&T’s compensation plans, please refer to “Section 5—Tax and Accounting Considerations.” Unless otherwise indicated, discussions of 2012 performance for compensation purposes in this Proxy Statement include any adjustments made by the Compensation Committee.

NEO PAY COMPOSITE

BB&T’s compensation practices for Executive Management, including the NEOs, place an emphasis on variable and at-risk pay linked to the Corporation’s performance. The graphs immediately below show the mix of compensation elements targeted to be paid for 2012 to Mr. King and to the other NEOs averaged together.

The following graphs show the mix of compensation elements actually paid for 2012 to Mr. King and to the other NEOs averaged together.

The percentages illustrated in the graphs immediately above are based upon the compensation figures shown in the 2012 Overall Compensation Table, presented in “Section 3 – Components of Executive Compensation” in this Compensation Discussion and Analysis and not the Summary Compensation Table presented in “Compensation of Executive Officers.”

Changes to Executive Compensation Program in 2012

Except as described below, the Corporation’s executive compensation program remained substantially unchanged from 2011:

•	The NEOs received base salary increases to better align their salaries with comparable executives in the Peer Group.

•

The BB&T Corporation 2012 Incentive Plan (the “Incentive Plan”) was adopted by the shareholders at the 2012 annual meeting. There are several changes to the compensation program related to the Incentive Plan:

•	Annual cash awards made under the Incentive Plan are referred to as Annual Incentive Performance Awards (“AIPA”) and replace the BB&T Corporation Short-Term Incentive Plan, or “STIP” awards.

•

The principal changes to the AIPAs relative to prior year STIP awards are: (a) for return on assets purposes (i) BB&T’s performance will now be measured against the Peer Group over the same period and (ii) the awards will fund within a band of performance, subject to adjustment at the Compensation Committee’s discretion; and (b) AIPAs for officers covered by Section 162(m) of the Internal Revenue Code (“Section 162(m)”) will be paid out of a pool equal to 1.5% of BB&T’s 2012 pre-tax income.

•	If both of the earnings per share and return on assets threshold levels of performance are obtained, AIPAs will generate payouts at 50% of target, as opposed to 25% of target in prior years.

•	Certain changes were made to the Long-Term Incentive Performance (“LTIP”) awards for the 2012-2014 LTIP cycle, which awards are payable in 2015:

•

LTIP awards will continue to be based on BB&T’s return on common equity (“ROCE”) performance; however, for the 2012-2014 performance cycle, BB&T’s performance will be measured against the Peer Group over the same period.

•

2012-2014 LTIP awards will fund, if at all, at the threshold, target or maximum performance level, subject to the Compensation Committee’s discretion to reduce (but not increase) the payout percentage by up to 50 percentage points.

•	Mr. King’s employment agreement was amended and restated in December of 2012. As amended, the agreement provides that:

•	the agreement no longer automatically expires when Mr. King turns 65, although the Board retains the ability to terminate Mr. King with or without cause;

•

following a “Change of Control,” severance is only payable upon a termination of employment by the Corporation or Branch Bank without “Just Cause” or by Mr. King for “Good Reason” each as defined in the employment agreement;

•

change of control severance benefits are payable if Mr. King experiences a qualifying termination of employment within two years, rather than one year under the original agreement, of the change of control;

•	“Change of Control” is defined by reference to the Incentive Plan, which was approved by BB&T’s shareholders at the 2012 Annual Meeting; and

•

the amount of severance benefits due to Mr. King, if any, is determined by reference to Mr. King’s average annual cash compensation for the three years prior to the year of termination rather than by reference to the highest such year of cash compensation.

Say on Pay Vote

Last year and in 2011, BB&T’s shareholders had the opportunity to cast an advisory vote to approve BB&T’s executive compensation program and more than 95% and 94%, respectively, of the shareholders who voted approved it. The Board considered the substantial affirmations of the executive compensation program by the shareholders through these “say on pay” advisory votes as one of many factors in structuring its compensation practices for 2012.

Decision Making Process

The Compensation Committee of the Board administers BB&T’s compensation program for Executive Management, including each of the NEOs. In performing its duties, including setting compensation annually for each of the NEOs, the Compensation Committee:

•	uses several resources and tools, including the use of an independent compensation consultant, tally sheets (as defined below) and other analyses;

•	compares total compensation opportunities as well as each element of pay, including base salary and annual and long-term incentives, to the Peer Group (as defined below);

•

adjusts certain financial measures (presented in accordance with GAAP) to ensure that the applicable plans fairly compensate participants for core BB&T performance (for additional detail on the Compensation Committee’s adjustments, please see “Section 5—Tax and Accounting Considerations”); and

•	considers annually, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking.

Shareholder Aligned Program

BB&T’s executive compensation program includes a number of features that align the interests of the NEOs with shareholders. Notable items include:

•	85% of Kelly King’s, and over 75% of the other NEOs total 2012 target and actual compensation is variable and tied to the Corporation’s performance;

•	emphasis on stock-based awards;

•	refusing to provide incentives that would provide payouts for negative returns;

•	no stock option repricings;

•	limited and restricted perquisites;

•	stock ownership requirements and prohibitions on hedging or speculative trading; and

•	avoidance of “excess parachute payments” upon termination of members of Executive Management.

Section 2—Compensation Philosophy, Guiding Principles and Compensation Setting Process

Compensation Philosophy

BB&T operates in the highly competitive financial services industry where the attraction and retention of talented executives is critical to its future success. For this reason, BB&T has designed a total compensation program that is intended to be competitive with peer financial services institutions.

BB&T’s executive compensation philosophy is based on the following guiding principles:

•	Compensation and reward systems are management tools to achieve positive business results;

•

Total compensation opportunities are established relative to organizations with which BB&T competes for both talent and shareholder investment and at levels that enable BB&T to attract and retain executives critical to its long-term success;

•	Total compensation is aligned with shareholder interests when it is paid based upon the achievement of financial goals that BB&T has attained for the performance period; and

•	Compensation is compatible with effective controls and risk management and is supported by strong corporate governance.

Role of Compensation Committee

The Compensation Committee of the Board administers BB&T’s compensation program for Executive Management, including each of the NEOs. The Compensation Committee is composed entirely of independent, non-management directors. The Compensation Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive programs, consistent with the Corporation’s compensation philosophy. Under the terms of its charter, the Compensation Committee may delegate to its Chair, a subcommittee of at least two of its members or to management such power as the Committee deems appropriate, except for the powers required by law or regulation to be exercised by the whole Committee. The Compensation Committee’s authority and responsibilities are set forth in its charter and include, among other things:

•	reviewing and approving the compensation for the Chief Executive Officer, the remaining NEOs and other members of Executive Management;

•	approving the performance goals for all Executive Management compensation programs that use performance metrics and evaluating performance at the end of each performance period; and

•	approving annual cash incentive award opportunities, incentive stock awards and long-term incentive award opportunities.

In making compensation decisions, the Compensation Committee uses several resources and tools, including the services of Compensation Advisory Partners, an independent compensation consultant, summary analyses of total compensation delineating each compensation element (“tally sheets”), competitive benchmarking and other analyses, as further described below. In addition, the Compensation Committee periodically receives reports from Mr. Starnes, BB&T’s Chief Risk Officer, regarding BB&T’s risk environment and risk management practices and from BB&T’s General Auditor, the head of BB&T’s internal audit function, regarding BB&T’s internal controls. The purpose of these reports is to allow the Compensation Committee to evaluate the current risk environment and internal control positions of the Corporation relevant to incentive compensation, and to take these issues into consideration when determining incentive compensation. The Chief Executive Officer also is involved in compensation determinations for other members of Executive Management (including compensation for each of the NEOs) and makes recommendations on base salary and the other compensation elements. BB&T believes that the Chief Executive Officer is in the best possible position to assess the performance of the other members of Executive Management, and he accordingly plays an important role in the compensation setting process. However, decisions about individual compensation elements and total compensation, including those related to the Chief Executive Officer, are ultimately made by the Compensation Committee using its judgment, focusing primarily on the executive officer’s performance and BB&T’s overall performance, particularly in light of the business environment in which the results were achieved.

The Compensation Committee monitors BB&T’s performance throughout the year relative to BB&T’s outstanding performance-based awards. In early February, the Compensation Committee receives preliminary performance information in advance of its month-end meeting to certify BB&T’s performance for the most recently completed compensation plan year (or years, in the case of long-term plans). In doing so, the Compensation Committee reserves the right to adjust BB&T’s reported GAAP performance to ensure that the applicable plans fairly compensate participants for core BB&T performance. Unless otherwise indicated, discussions of BB&T’s performance for 2012 in this proxy statement include any adjustments made by the Compensation Committee. For additional detail on the Compensation Committee’s adjustments to BB&T’s net income relative to BB&T’s GAAP results, please see “Section 5—Tax and Accounting Considerations.”

The Board believes having a well-funded, independent Compensation Committee with the sole authority to appoint and remove a compensation consultant is essential to maintaining a fair and balanced pay for performance compensation program.

Competitive Benchmarking and Other Analyses

The compensation structure for the NEOs emphasizes variable pay based on performance. BB&T generally benchmarks each element of compensation against what it believes to be a reasonable grouping of publicly traded bank or financial services holding companies (identified below, the “Peer Group”) with the objective of targeting total compensation at a point that approximates the median of the Peer Group for each of the various compensation elements. The Compensation Committee also factors in the views of Executive Management to select the Peer Group. The independent compensation consultant validates this selection. The Peer Group used for evaluating the NEOs’ compensation also is used for benchmarking BB&T’s performance. The Peer Group is evaluated annually, with the review conducted for 2012 resulting in the designation by the Compensation Committee of ten financial institutions as the Peer Group. In approving a peer group, the Committee analyzes several factors, including the mix and complexity of businesses, the markets being served, asset size, and changes resulting from mergers or shifts in strategic direction. Financial institutions that are similar to BB&T in general lines of business and operations, and are approximately one-third to two times of BB&T’s asset size may be considered for inclusion in the Peer Group. Companies with whom BB&T competes for talent are also considered. BB&T’s total assets currently approximate the 75th percentile of the Peer Group

BB&T 2012 PEER GROUP

Institution	Assets ($ in billions) 12/31/2012
U.S. Bancorp	353.9
PNC	305.1
BB&T	183.9
SunTrust	173.4
Fifth Third	121.9
Regions	121.3
KeyCorp	89.2
M&T	83.0
Comerica	65.4
Huntington	56.2
Zions	55.5

In addition to the external Peer Group analysis, the Compensation Committee also reviews the total compensation of the Executive Management team relative to one another. The Compensation Committee believes that Mr. King’s relatively higher compensation is appropriate in light of his responsibilities as the Chairman and Chief Executive Officer.

Section 3—Components of Executive Compensation

After reviewing the information provided by its independent compensation consultant from the most recent comprehensive review and consulting with the Chief Executive Officer and other members of Executive Management, the Compensation Committee elected to retain the basic compensation structure from 2011 for 2012. For additional information on AIPAs, see below under the section “Compensation Element: Annual Cash Incentives.”

Elements of Compensation

BB&T’s total annual compensation for the NEOs is comprised of base salary, annual cash incentives, incentive stock awards and long-term incentive awards. BB&T also provides pension and other broad-based retirement benefits, which are discussed in greater detail in “Section 4—Additional Policies, Plans and Other Factors Applicable to Executive Compensation.” The table below provides a summary of the principle components of BB&T’s executive compensation program.

Compensation Element	What the Element Rewards	Key Features	Variable and At-Risk?
Base Salary	Scope of leadership responsibilities, years of experience, expected future performance and contributions to BB&T.	Plays a relatively modest role in the overall pay package because BB&T believes executive compensation should be variable and based on performance.	No

Annual Cash Incentives (AIPAs)	BB&T’s overall performance in 2012 based on achievement of specific earnings per share (weighted at 66.7%) and return on assets (weighted at 33.3%) goals.

Rewards annual performance based on goals that are expected to have a meaningful bearing on long-term increases in shareholder value. Payments are based solely on corporate performance.

Performance levels (threshold, target, maximum) are established relative to earnings expectations and BB&T’s performance relative to its Peer Group.

Yes

Incentive Stock Awards (40% stock options and 60% restricted stock units)	Increases in BB&T’s stock price.

Stock options vest in 25% installments over four years.

Restricted stock units vest only if the executive remains employed by BB&T for four years (i.e., vesting occurs, if at all, on a “cliff” basis on the fourth annual anniversary of the award). Dividends are not paid on restricted stock units.

Yes

LTIP Awards	Achievement of superior three-year average return on common equity performance.	LTIP awards are designed to measure relative performance over three-year cycles. Each year begins a new three-year cycle. Payments are based on actual performance.	Yes

In addition to the elements described above, the Board also has the discretion to provide one-time special awards to members of Executive Management. The last such award was granted in 2010 and information regarding this award, including its performance measures and its key features, is provided below under the section “2010 One-Time Special Performance Awards.”

Overall Compensation

The following table shows actual NEO compensation as it is attributable to the 2012 performance year. For details on how each element was determined, please refer to the discussion of each compensation element that follows.

2012 COMPENSATION OVERVIEW TABLE

	Salary(1) ($)	2012 Incentive Compensation Elements				Total ($)
Name		AIPA(2) ($)	Option Awards(3) ($)	Restricted Stock Unit Awards(3) ($)	LTIP (2010- 2012)(4) ($)
Kelly S. King	979,813	2,817,549	1,097,389	1,646,073	2,014,602	8,555,426
Christopher L. Henson	639,750	1,051,237	447,820	671,729	910,750	3,721,286
Ricky K. Brown	639,750	1,051,237	447,820	671,729	907,500	3,718,036
Clarke R. Starnes III	539,375	886,301	340,879	511,319	673,350	2,951,224
Daryl N. Bible	539,375	886,301	340,879	511,319	673,350	2,951,224

(1)	Reflects base salary paid for 2012.
(2)	Amounts reflect the value of the 2012 AIPAs, paid in March 2013.
(3)	Amounts reflect the value the Compensation Committee sought to deliver through the restricted stock unit and stock option awards granted in February 2012. No amounts are immediately available to the recipient as the options and units vest over time. The exercise price of the options was equal to the stock price on the date of grant and therefore there was no intrinsic value on the date of grant. The recipient will only be able to realize future value for the stock options if BB&T’s stock price increases.
(4)	Amounts reflect the value of the 2010-2012 LTIP awards, paid in March 2013.

The above table is presented to illustrate how the Compensation Committee viewed NEO compensation for 2012. It differs from the Summary Compensation Table required by the SEC (included in the section “Compensation of Executive Officers”) and is not a substitute for that information. The principal differences between the table above and the Summary Compensation Table are that the Summary Compensation Table reports the change in pension value and nonqualified deferred compensation earnings as well as all other compensation. These amounts are not part of current compensation determinations and are not shown above. In addition, the value of the restricted stock unit awards shown above differs from the values presented in the Summary Compensation Table. See footnote 2 to the 2012 Incentive Stock Awards table in this section of the Compensation Discussion and Analysis for details on how to reconcile the restricted stock unit award values in the table above with those in the Summary Compensation Table.

Compensation Element: Annual Base Salary

ANNUAL BASE SALARY HIGHLIGHTS

•	NEO salaries are reviewed annually and at the time of promotion or change in responsibilities.

•	NEO salaries have historically been positioned at the median of the Peer Group.

•	2012 salary increases were driven by the market for equivalent executive positions among peers and subjective evaluation of the individual’s responsibilities, tenure and overall contribution to BB&T.

In its review of base salaries for 2012, the Compensation Committee considered the independent compensation consultant’s comprehensive review, which detailed the positioning of BB&T’s salaries for the NEOs as compared to similarly situated executives within the Peer Group. The report generally indicated that the base salaries of the NEOs (including the Chief Executive Officer) were below the market median relative to these peer companies. The Compensation Committee further considered the tenure and performance of the NEOs and the recommendations of the Chief Executive Officer on salary increases for the other NEOs. Based on these considerations, the Compensation Committee approved base salary increases (effective as of April 1, 2012) as indicated in the table below. Mr. King’s 2012 base salary increase was lower than it would have otherwise been as indicated by the independent compensation consultant’s report. However, as discussed under “2012 Target

Opportunities,” in lieu of a higher base salary increase, the Compensation Committee instead opted to increase Mr. King’s 2012 target opportunities. The 2012 base salary increases are intended to align the NEO base salaries to similarly situated executives in the Peer Group and to approximate the median levels of the Peer Group.

2012 BASE SALARY INCREASES

	2012 Base Salary(1) ($)	2011 Base Salary ($)	Increase ($)	Percentage Increase
Kelly S. King	985,000	964,250	20,750	2.15%
Christopher L. Henson	650,000	609,000	41,000	6.73%
Ricky K. Brown	650,000	609,000	41,000	6.73%
Clarke R. Starnes III	550,000	507,500	42,500	8.37%
Daryl N. Bible	550,000	507,500	42,500	8.37%

(1)	Effective as of April 1, 2012.

2012 Target Opportunities

TARGET OPPORTUNITY HIGHLIGHTS

•	BB&T’s variable compensation elements generate payments or awards based on a “target” performance goal, with payouts varying along a range between a “threshold” goal and a “maximum” goal.

•	Target opportunities are expressed as a percentage of base salary.

•	Performance levels are established relative to BB&T’s earnings expectations and/or BB&T’s performance relative to its Peer Group.

•	Performance failing to reach the threshold level results in no payment or a forfeiture of the award, as applicable.

The NEOs’ respective target opportunities for the variable compensation elements are established by the Compensation Committee and are expressed as a percentage of the applicable NEO’s base salary. The table below displays the target opportunities for 2012 for the applicable compensation elements. As compared to 2011, Mr. King’s 2012 target opportunities increased from 125% to 175% for AIPAs, 245% to 280% for incentive stock awards and 105% to 120% for LTIP awards. For the NEOs other than Mr. King, the target opportunities for 2012 were unchanged from 2011. As discussed above under “Compensation Element: Annual Base Salary” in lieu of a higher base salary increase for Mr. King, the Compensation Committee opted instead to provide Mr. King a more modest salary increase, while increasing his target award opportunities. In making this decision, the Compensation Committee determined that a higher percentage of variable compensation would further encourage Mr. King to deliver superior corporate results that were in the best interest of BB&T’s shareholders.

2012 TARGET AWARD OPPORTUNITIES(1)

	2012 AIPA	2012 Incentive Stock Award(2)	2012-2014 LTIP(3)
Kelly S. King	175%	280%	120%
Christopher L. Henson	100%	175%	75%
Ricky K. Brown	100%	175%	75%
Clarke R. Starnes III	100%	158%	67%
Daryl N. Bible	100%	158%	67%

(1)	Expressed as a percentage of base salary.
(2)	Consists of 40% stock options and 60% restricted stock units.
(3)	The 2012 LTIP award relates to the 2012-2014 performance cycle, which is payable in 2015.

Compensation Element: Annual Cash Incentives

AIPA HIGHLIGHTS

•	AIPAs are cash incentives based on the achievement of corporate performance goals established annually by the Compensation Committee and replace the STIP awards from past years.

•	2012 AIPA goals were based on earnings per share, weighted at 66.7%, and return on assets, weighted at 33.3%.

•	If both of the earnings per share and return on asset threshold levels of performance were obtained, AIPAs would have generated payouts at 50% of target, as opposed to 25% of target in prior years.

•	2012 AIPAs paid out at 164.32% of aggregate target opportunity, based on BB&T’s 2012 performance.

On February 21, 2012, the Compensation Committee approved the Incentive Plan, which was then approved by the shareholders at the 2012 annual meeting. For a description of the terms and conditions of the Incentive Plan, please refer to the section of the 2012 proxy statement titled “Proposal 2—Approval of 2012 Incentive Plan.” Also on February 21, 2012, and pursuant to the Incentive Plan, the Compensation Committee approved the AIPA target opportunities and goals for 2012. Recipients of AIPAs included Mr. King and each of the other NEOs. The Incentive Plan and the AIPAs replaced the STIP awards paid in prior years.

As with recent STIP awards, the AIPA performance metrics reference BB&T’s earnings per share and return on assets. The Compensation Committee believes that these two corporate performance goals have a meaningful bearing on long-term increases in shareholder value. Earnings per share growth has a strong long-term correlation with shareholder returns, which is the reason it is weighted at two-thirds. Return on assets also is correlated with long-term returns to shareholders and reflects the fundamental risk level and financial soundness of the business. The earnings per share measure and the return on assets measure are independent, meaning that if the earnings per share threshold was not achieved or exceeded, the executives could still receive a payment based solely on BB&T’s return on assets performance and vice versa.

For 2012, the principal changes to the AIPAs relative to prior year STIP awards are: (a) for return on assets purposes (i) BB&T’s performance will now be measured against its Peer Group on a current period basis as opposed to the historical practice of measuring performance against the Peer Group on the basis of the one-year period ending immediately prior to the beginning of the award’s one-year performance period; and (ii) the awards will fund within a band of performance, subject to adjustment within the band at the Compensation Committee’s discretion; and (b) for officers who are covered employees as determined by Section 162(m), the awards will be paid out of a pool equal to 1.5% of BB&T’s 2012 pre-tax income. For a more detailed description of the AIPA 162(m) pool, please refer to “Section 5—Tax and Accounting Considerations.”

Additionally, the threshold performance under AIPAs will generate payouts at 50% of target, as opposed to 25% of target in prior years. In making this change, the Compensation Committee determined that, after reviewing Compensation Advisory Partner’s comprehensive review, this increased threshold level was more in line with the Peer Group.

The earnings per share performance target generally was established based on consensus earnings expectations, with the threshold and maximum levels being 20% below and above, respectively, the target.

EARNINGS PER SHARE PERFORMANCE (66.7% OF AIPA)

	EPS Performance Measure	Payout as % of Target	Rationale
Threshold	$1.92	50%	20% below target
Target	$2.40	100%	Earnings expectations
Maximum	$2.88	200%	20% above target

Actual	$2.76	176.02%

In recent years, the STIP return on assets performance metric was established at the beginning of the annual performance period, based on the peer group’s return on assets results for the most recently completed year, with BB&T’s return on assets performance measured at the end of the award’s annual performance period against the previously prescribed peer group performance metrics. For the 2012 AIPAs, the return on assets component is based on BB&T’s return on assets results for 2012 relative to the return on assets of the Peer

Group for the same annual period. In making this change, the Compensation Committee determined that measuring performance on a current period basis would provide a more accurate measure of BB&T’s performance against its peers.

The 2012 AIPAs are also different from prior years’ STIP awards with respect to the funding of the return on assets component. Previously, the return on assets component of STIP awards was earned and paid on a sliding scale, based on BB&T’s actual performance against the previously established goals. Currently, however, as described in the table below, BB&T’s return on assets performance as compared to the Peer Group causes the ROA component of the 2012 AIPAs to be funded (if at all) within the threshold, target or maximum level, subject to the Compensation Committee’s discretion to determine funding within such band of performance. By making this change, the Compensation Committee is afforded the ability to make increases or reductions to the overall AIPA payments based on risk outcomes and other business factors, including but not limited to, industry conditions, performance relative to peers, regulatory developments, and changes in capital requirements, and to exercise discretion as appropriate to determine final payments under the plan.

RETURN ON ASSETS PERFORMANCE (33.3% OF AIPA)

Level of Achievement	Percentile Performance BB&T ROA Relative to Peer Group ROA	Payout Percent of Participant’s Target % Subject to Discretion of Compensation Committee
Maximum	75th Percentile or greater	150% - 200%

Target	50th Percentile or greater but less than 75th Percentile	100% -150%

Threshold	25th Percentile or greater but less than 50th Percentile	50% - 100%

	Less than 25th Percentile	0%

Actual	70th Percentile	140.89%(1)

(1)	BB&T’s return on assets performance as compared to the Peer Group caused the ROA component of the 2012 AIPA to fund at 140.89%, which is within the “target” band of performance. The Compensation Committee did not exercise its discretion to adjust funding within such band of performance.

The following tables illustrate the calculation of the aggregate payout under the AIPAs and the actual amount of payments awarded under the plan for 2012.

2012 AIPA PAYOUT CALCULATION

	Performance Level	Payout Ratio	Item Weight	AIPA Payout
Earnings per share	$2.76	176.02%	66.7%	117.41%
Return on assets	1.16%	140.89%	33.3%	46.91%

Total				164.32	%(1)

(1)	The earnings per share and return on assets performance presented in this table includes adjustments to BB&T’s GAAP net income by the Compensation Committee. For additional detail regarding these adjustments, please refer to “Section 5—Tax and Accounting Considerations.”

2012 AIPA PAYMENTS

Name(1)	Targeted 2012 AIPA Payments, Assuming Achievement of Performance Metrics at Target ($)	Maximum 2012 AIPA Payments, Assuming Achievement of Performance Metrics at Maximum ($)	Actual 2012 AIPA Payment ($)
Kelly S. King	1,714,673	3,429,346	2,817,549
Christopher L. Henson	639,750	1,279,500	1,051,237
Ricky K. Brown	639,750	1,279,500	1,051,237
Clarke R. Starnes III	539,375	1,078,750	886,301
Daryl N. Bible	539,375	1,078,750	886,301

(1)	The AIPAs for the officers covered by Section 162(m) of the Code were paid from a pool based on BB&T’s 2012 income before taxes (pre-tax income). For a more detailed discussion of the AIPA 162(m) Pool, please refer to “Section 5—Tax and Accounting Considerations.”

Compensation Element: Incentive Stock Awards

INCENTIVE STOCK AWARDS HIGHLIGHTS

•	Consistent with prior years, 2012 incentive stock awards for each NEO were composed of nonqualified stock options (40% of award) and restricted stock units (60% of award).

•	Stock option awards vest ratably on each of the first four anniversaries of the award.

•	Restricted stock unit awards cliff vest on the fourth anniversary of the award.

•	Equity awards and stock ownership align NEO interests with those of BB&T’s shareholders.

The 2012 incentive stock awards were made under the shareholder-approved BB&T Corporation Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Plan”). The 2004 Stock Plan allows for equity-based awards to the NEOs, as determined by the Compensation Committee. Awards that may be granted by the Compensation Committee to the NEOs include incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units and phantom stock. Following its adoption by the shareholders at the 2012 annual meeting, the Incentive Plan became the primary plan under which the Corporation makes equity awards.

The Compensation Committee uses the Black-Scholes model to estimate the present value of BB&T stock options, based on a set of assumptions, and determines the value of restricted stock units based on the closing price of BB&T’s Common Stock on the grant date. At the date of grant, the exercise price of the stock options awarded is equal to BB&T’s closing stock price and therefore there is no intrinsic value on the date of grant. The number of options or restricted stock units granted is determined by dividing the target amount of compensation to be delivered via the award by the estimated value of each option or restricted stock unit, as applicable. Using this methodology, the NEOs received the following grants of stock options and restricted stock units in 2012:

2012 INCENTIVE STOCK AWARDS

Name	Non-Qualified Stock Options (#)(1)	Delivered Value of Stock Options ($)(2)	Restricted Stock Units (#)	Delivered Value of Restricted Stock Units ($)(2)	Total Delivered Value of Options and RSUs ($)
Kelly S. King	180,789	1,097,389	54,705	1,646,073	2,743,462
Christopher L. Henson	73,776	447,820	22,324	671,729	1,119,549
Ricky K. Brown	73,776	447,820	22,324	671,729	1,119,549
Clarke R. Starnes III	56,158	340,879	16,993	511,319	852,198
Daryl N. Bible	56,158	340,879	16,993	511,319	852,198

(1)	The option exercise price for the 2012 awards is $30.09 per share, which was the closing price on the date of the grant, February 21, 2012. For additional detail, please refer to the section “Compensation of Executive Officers—2012 Outstanding Equity Awards at Fiscal Year-End.”
(2)	The table reflects the value the Compensation Committee seeks to deliver in making the award. The 2012 stock option and restricted stock unit awards were granted on February 21, 2012. In the case of both stock options and restricted stock units, the number of options or units granted is determined by dividing the target amount of compensation by the estimated value of each equity award. For stock options, the award is valued based on the Black-Scholes value of the options ($6.07). For restricted stock units, the number of units awarded is based on the closing price of BB&T’s Common Stock on the grant date ($30.09). In accordance with SEC rules, the value of the awards reported in the 2012 Summary Compensation Table is the fair value of the awards on the grant date. For stock options, the grant date fair value is the same as the value used by the Compensation Committee to determine stock option awards. For restricted stock units, the grant date fair value of $25.71 was calculated by discounting the closing price of BB&T’s Common Stock on the grant date by the present value of the dividends that are expected to be forgone during the four-year cliff vesting period. For the grant date fair value of the awards and a discussion of how BB&T computes the fair value, please refer to columns (d) and (e) of the 2012 Summary Compensation Table included under the section “Compensation of Executive Officers” below.

2012 STOCK OPTION AWARDS

Stock options historically have been an important part of BB&T’s equity program. The Compensation Committee believes that stock options are inherently performance-based and effectively align the interests of the recipients with those of the shareholders because stock options only have value if BB&T’s stock price increases relative to its stock price on the date of the award. BB&T’s 2012 stock option awards vest 25% per year on each of the first four anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. For retirement eligible individuals, stock option vesting is accelerated upon retirement. The exercise price for each stock option grant in 2012, including each award to the NEOs, was the market closing price on the date of grant. The Compensation Committee determined that the stock options’ four-year vesting schedule is generally consistent with Peer Group practices, although on the longer end of the vesting range. With respect to the ten-year term of the stock options, the Compensation Committee believes that this length of time encourages recipients to focus on delivering long-term shareholder value over a relatively long horizon.

2012 RESTRICTED STOCK UNIT AWARDS

BB&T’s restricted stock awards are granted as units, with each unit relating to a contingent share of BB&T Common Stock that is not earned or issued until specific conditions are met. The Compensation Committee believes that restricted stock units are inherently performance-based because the value of restricted stock unit awards is tied to the market price of BB&T’s Common Stock; however, such restricted stock units are not considered performance-based compensation for officers covered by Section 162(m) because vesting is service-based. The restricted stock unit awards made in 2012 will vest if the NEO remains employed by BB&T for four years (i.e., vesting occurs on a “cliff” basis after four years). For retirement eligible individuals, restricted stock unit vesting is accelerated upon retirement. No dividends are paid on the shares underlying the restricted stock units until the shares are issued. The Compensation Committee determined that the restricted stock units’ four-year vesting schedule is generally consistent with Peer Group practices, although on the longer end of the vesting range. The Compensation Committee believes that the retentive features and perceived value of restricted stock units are enhanced in a volatile stock market, which the financial services industry recently has experienced. These considerations contributed to the decision to grant the 2012 incentive stock awards with a heavier proportion of restricted stock units (60%) to stock options (40%).

EQUITY AWARD TIMING POLICY

Generally, the timing of BB&T’s regular annual equity awards is determined months in advance of the actual grants in order to coincide with the February meeting of the Board and the Compensation Committee. The grant date is established when the grants and all key terms are approved by the Board or the Compensation Committee, as the case may be. As discussed above, the exercise price for each stock option grant in 2012 was the market closing price on the date of grant. In addition, the 2004 Stock Plan and the Incentive Plan include prohibitions on direct and indirect repricings of stock options under each plan without shareholder approval.

Both the restricted stock unit and stock option awards contain conditions that permit the award administrator to make certain changes to the awards if necessary or appropriate to improve the risk sensitivity of the awards or as directed by the Board of Governors of the Federal Reserve System. Such changes may include adjusting the award quantitatively or qualitatively based upon the risk the holder’s activities pose to BB&T or an affiliate; extending the restriction or vesting period of the award; adjusting the award for actual losses or other performance issues; or as otherwise required by the award administrator, the Federal Reserve Board, or the United States government to comply with any law, regulation, or similar requirement.

Compensation Element: LTIP Awards

LTIP HIGHLIGHTS

•	LTIP awards measure three-year performance cycles relative to BB&T’s Peer Group.

•	Performance metric is average ROCE and LTIP awards are typically paid in cash.

•	For the 2010-2012 period, BB&T’s ROCE performance was 7.74%, exceeding the maximum performance goal of 5.64% and generating a 200% of target payment.

•	For the 2012-2014 performance cycle, BB&T’s performance will be measured against the Peer Group over the same period.

LTIP awards reward performance over three-year cycles. Each year begins a new three-year cycle. At the beginning of each three-year cycle, the Compensation Committee, after considering information from the independent compensation consultant’s most recent comprehensive review, determines the performance measures and payout range.

LTIP awards are payable, in the Compensation Committee’s discretion, in the form of shares of BB&T Common Stock, cash or a combination of both. Since 1996, all LTIP awards have been paid to the NEOs in cash. The Compensation Committee believes that with approximately 70% of the NEOs’ long-term incentive compensation currently consisting of equity, it is appropriate to pay the LTIP awards in cash, rather than additional equity. This belief is bolstered by the substantial BB&T Common Stock holdings of each of the NEOs.

Historically, the performance scale set by the Compensation Committee was based on average ROCE of the peer group for a three-year period ending immediately prior to the beginning of the award’s three-year performance period, with the “target” of the performance scale established to reflect median performance levels of the Peer Group for the prior three-year period. Based on an analysis of historical performance, threshold and maximum levels were previously established to approximate Peer Group quartile levels of performance (i.e., top quartile performance would generate “maximum” awards and below median performance would generate awards below target levels, potentially down to zero). The actual value of the LTIP award is calculated as follows:

Target Opportunity (expressed as % of base salary)	X	3-Year Average Salary	X	Performance Scale Payout %

2010-2012 LTIP CYCLE (PAID IN MARCH 2013)

The 2010-2012 LTIP performance metrics set by the Compensation Committee are presented below. The historical target setting practice discussed above would have resulted in the 2010-2012 LTIP award ROCE target being a negative rate of return in that the Peer Group’s median average ROCE for the three-year period ending December 31, 2009, was a negative number. The Compensation Committee consequently set the 2010-2012 LTIP target as a positive rate of return, effectively eliminating the payout range between threshold and target. The Compensation Committee believed that paying LTIP awards for anything less than a positive ROCE over the three-year measurement period was inconsistent with BB&T’s compensation philosophy. Accordingly, for the 2010-2012 LTIP cycle, the target goal was 0.01% and the maximum goal was 5.64%, with the range between threshold and target being eliminated. The maximum goal was based on the 75th percentile level of the Peer Group’s average ROCE for the three-year period ending December 31, 2009.

2010-2012 LTIP CYCLE PERFORMANCE METRICS

	Average 3-year ROCE	Payout as % of Target	Rationale(2)
Threshold	NA	NA	Eliminated because payouts for a negative rate of return were inconsistent with BB&T’s compensation philosophy
Target	0.01%	100%	Positive rate of return – Peer Group median was negative
Maximum	5.64%	200%	75th percentile of Peer Group ROCE

Actual(1)	7.74%	200%

(1)	For a discussion of adjustments that the Compensation Committee made for the purposes of certifying performance under BB&T’s compensation plans, please refer to “Section 5—Tax and Accounting Considerations.”
(2)	Peer Group ROCE percentages are for the three-year period ending December 31, 2009, and were calculated in a manner that is generally consistent with BB&T’s ROCE calculations presented in “Section 5—Tax and Accounting Considerations.”

2010-2012 LTIP CYCLE PAYMENTS

Name	Threshold($)(1)	Target($)(1)	Maximum($)(1)	Actual LTIP Payment, Based on 2010-2012 Performance($)
Kelly S. King	NA	1,026,774	2,053,548	2,014,602
Christopher L. Henson	NA	458,930	917,860	910,750
Ricky K. Brown	NA	457,305	914,610	907,500
Clarke R. Starnes III	NA	337,926	675,852	673,350
Daryl N. Bible	NA	337,926	675,852	673,350

(1)	Under the approved formula, the actual payment is based on average salary over the three-year performance cycle. When the threshold, target and maximum payments were established in 2010, such payments were based on each executive’s base salary for 2010 with assumptions made for increases in base salary for subsequent years in the performance cycle. Actual payments are based on the actual salaries paid during the performance cycle.

2012-2014 LTIP CYCLE (PAYABLE IN 2015)

For the 2012-2014 LTIP cycle, the Compensation Committee elected to measure performance over the same period, as opposed to the historical practice of setting LTIP targets based on Peer Group performance for the three-year period ending immediately prior to the beginning of the new performance period. In making this change, the Compensation Committee determined that measuring performance on a current period basis would provide a more accurate measure of BB&T’s performance against its peers.

The 2012-2014 LTIP awards are also different from prior years’ LTIP awards with respect to the funding of the award. Previously, the LTIP awards were earned and paid on a sliding scale, based on BB&T’s actual performance against the previously established goals. As described in the table below, the 2012-2014 LTIP will be funded (if at all) at the threshold, target or maximum level, subject to the Compensation Committee’s negative discretion to reduce funding within such band of performance by up to 50 percentage points. By making this change, the Compensation Committee essentially was afforded the discretion to set the actual LTIP payments at any level within the applicable band of performance based on its consideration of business factors, including but not limited to, industry conditions, performance relative to peers, regulatory developments and changes in capital requirements. For an additional discussion of the tax implications of this change, please refer to “Section 5—Tax and Accounting Considerations.” For estimated threshold, target and maximum payments under the 2012-2014 LTIP awards, please refer to the Grants of Plan Based Awards Table.

2012-2014 LTIP CYCLE PERFORMANCE METRICS

Level of Achievement	Percentile Performance BB&T ROCE Relative to Peer Group ROCE	Payout Percent of Participant’s Target % Subject to Negative Discretion of Compensation Committee

Maximum	75th Percentile or greater	200% (subject to reduction by up to 50 percentage points)

Target	50th Percentile or greater but less than 75th Percentile	150% (subject to reduction by up to 50 percentage points)

Threshold	25th Percentile or greater but less than 50th Percentile	100% (subject to reduction by up to 50 percentage points)

	Less than 25th Percentile	0%

2010 One-Time Special Performance Awards

SPECIAL PERFORMANCE AWARDS HIGHLIGHTS

•

In 2010, a select group of BB&T’s senior leaders (including the Chief Executive Officer and other NEOs), was granted a one-time special award of performance-based restricted stock units (the “Special Performance Awards”).

•

The Special Performance Awards were designed to reward and acknowledge the role BB&T’s senior leaders, including the NEOs, played in BB&T’s strong performance relative to its Peer Group throughout the financial crisis, while simultaneously providing an incentive to continue strong performance and maximize retention.

•

The Special Performance Awards vest only if both: (a) the three-year corporate performance goal is met; and (b) the executive remains employed by BB&T for five years after the grant of the Special Performance Awards (i.e., vesting occurs, if at all, on a “cliff” basis on the fifth anniversary of the award).

•	Performance metric was achieved because BB&T’s average ROCE for 2010—2012 was above the median of BB&T’s Peer Group.

•	No payouts or vesting in 2012; the Special Performance Awards will not vest (if at all) until June 22, 2015.

BB&T’s average ROCE for 2010—2012 (7.74%) was above the median of BB&T’s Peer Group (7.37%) and thus the performance vesting component of the award was achieved; however, no vesting has occurred under the Special Performance Awards because, for vesting to occur, recipients must remain employed through the fifth anniversary of the award (June 22, 2015). If the recipient does not remain employed for the required time, the Special Performance Award generally will be forfeited, however, for retirement eligible individuals, the awards would vest upon retirement since the corporate performance goal has been met. For additional detail, please see BB&T’s Form 8-K filed with the SEC on June 25, 2010. As described above, for the purposes of certifying the Special Performance Awards’ performance vesting component, the Compensation Committee made adjustments to the reported performance of BB&T and members of the Peer Group. For additional detail regarding these adjustments, please see “Section 5 — Tax and Accounting Considerations.”

Section 4—Additional Policies, Plans and Other Factors Applicable to Executive Compensation

In addition to the key components of BB&T’s executive compensation program described in Section 3 above, other significant policies, plans and factors influence executive compensation, including the compensation of the NEOs. These items provide meaningful value to members of Executive Management, including the NEOs, while at the same time promoting the retention of these highly valued executives and aligning their interests with those of the shareholders.

Stock Ownership Guidelines for Executive Management

The Compensation Committee and BB&T’s Chief Executive Officer generally believe that members of Executive Management, including the NEOs, should accumulate meaningful equity stakes in BB&T over time to further align their economic interests with the interests of shareholders, thereby promoting BB&T’s objective of increasing shareholder value. The long-term incentives used by BB&T also facilitate the acquisition of shares of BB&T Common Stock by the NEOs.

In 2011, the Board of Directors, after surveying the Peer Group, determined that a change to the stock ownership guidelines would better conform to policies of Peer Group companies and was important in keeping the Corporation’s stock ownership policy consistent with best practices in this area. Accordingly, the stock ownership guidelines for Executive Management, including the Chief Executive Officer and the other NEOs, were substantially increased pursuant to a resolution adopted by the Board of Directors in December of 2011. The table below summarizes the stock ownership guidelines.

Name	Stock Ownership Guidelines	Approximate Stock Value to be held Under Stock Ownership Guidelines(1)	In Compliance with Stock Ownership Guidelines?
Kelly S. King	5x Base Salary	$4,925,000	Yes
Christopher L. Henson	3x Base Salary	$1,950,000	Yes
Ricky K. Brown	3x Base Salary	$1,950,000	Yes
Clarke R. Starnes III	3x Base Salary	$1,650,000	Yes
Daryl N. Bible	3x Base Salary	$1,650,000	Yes

(1)	Based on base salary and closing stock price of $30.00 on February 20, 2013.

For additional detail on the guidelines, including how equity awards are counted, please refer to the section “Corporate Governance Matters—Stock Ownership Guidelines.”

Risk Management

The Compensation Committee considers annually, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking. The goal of the Compensation Committee is to establish a compensation program designed to encourage prudent risk management and discourage inappropriate risk-taking by granting a diverse portfolio of compensation to the NEOs and other members of Executive Management that is expected to reward the creation of shareholder value over time. To help achieve this goal, the Compensation Committee considers the risk profile of the primary compensation elements. The Compensation Committee believes that because the base salaries of the NEOs and the other members of Executive Management are fixed in amount they do not encourage inappropriate risk-taking. In addition, the majority of compensation provided to the NEOs and other members of Executive Management is in the form of equity awards that have performance and retention features that extend over a period of years. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to BB&T’s stock price and, because awards are staggered and subject to long-term vesting schedules, to help ensure that the NEOs and other members of Executive Management have significant value tied to long-term stock price performance. Also, LTIP awards are based on the Corporation’s performance over a three-year period, which encourages the NEOs to focus on long-term performance in addition to annual results, further reducing risk-taking that is likely to produce only short-term benefits and allowing sufficient time for risk outcomes to emerge.

The Compensation Committee is responsible for exercising authority to modify payments and impose or release “holdbacks” from Executive Management’s incentive compensation arrangements, based on a risk review or regulatory requirements. When determining incentive compensation and consistent with regulatory guidance, the Compensation Committee evaluates the current risk environment and internal control positions of the Corporation relevant to incentive compensation, and in connection with this analysis, the Compensation Committee receives reports from Mr. Starnes, BB&T’s Chief Risk Officer, regarding the Corporation’s current risk appetite and risk tolerance levels. Among other things, the risk reports include data demonstrating the Corporation’s current risk level compared against the desired risk appetite for each of the various risk types. The Compensation Committee also receives reports from BB&T’s General Auditor, the head of BB&T’s internal audit function, regarding the effectiveness of the Corporation’s overall system of internal controls.

In addition, and consistent with BB&T’s compensation philosophy of rewarding the NEOs based on the long-term success of BB&T, BB&T’s various Codes of Ethics and Insider Trading Policy prohibit all associates, including the NEOs, from speculative trading in BB&T Common Stock (including prohibitions on buying call options and selling put options for BB&T Common Stock) and place limitations on a NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of BB&T Common Stock. BB&T’s Corporate Governance Guidelines contain a similar prohibition applicable to members of Executive Management and also prohibit members of Executive Management, including the NEOs, from entering into hedging strategies that protect against downside risk in BB&T Common Stock.

Compensation Consultant

COMPENSATION COMMITTEE CONSULTANT

The Compensation Committee engages an independent compensation consultant to conduct a review of the competitiveness and effectiveness of BB&T’s executive compensation program relative to market practices and business goals. The independent compensation consultant serves at the request of, and reports directly to, the Compensation Committee and such Committee has the sole authority to approve the independent compensation consultant’s fees and other retention terms, including the authority to limit the amount of fees the independent compensation consultant may earn from other services provided to the Corporation. For 2012, the Compensation Committee retained Compensation Advisory Partners to act as the committee’s independent compensation consultant. In this capacity, Compensation Advisory Partners provided an overview of the Corporation’s executive compensation programs and peer group analysis, a regulatory update, and corporate governance and best practice trends.

In retaining Compensation Advisory Partners, the Compensation Committee determined that, based on the information presented to it, Compensation Advisory Partners was independent and that its engagement did not present any conflicts of interest. In making this determination, the Compensation Committee noted that (a) Compensation Advisory Partners provides no other services to BB&T other than compensation consulting, (b) no personal or business relationships exist between Compensation Advisory Partners and members of BB&T’s Board or executive officers, (c) Compensation Advisory Partners and its consultants do not directly own any shares of BB&T stock and (d) Compensation Advisory Partners maintains a written policy designed to avoid conflicts of interest that may arise. Compensation Advisory Partners also determined that it was independent from BB&T management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

In order for Compensation Advisory Partners to provide effective advice to the Compensation Committee, it is required to interact with BB&T’s management from time to time. These interactions generally involve, among other things:

•	obtaining compensation and benefits data, as well as other relevant information that is not available from public sources;

•	working with management to understand the scope of the various executive jobs in order to provide accurate benchmarking; and

•	confirming with management to ensure that factual and data analyses are accurate and up-to-date.

This process enables Compensation Advisory Partners to identify any areas where further research or analysis may be necessary. It also allows the compensation consultant to discuss any changes to the compensation program or refine recommendations before finalizing its reports to the Compensation Committee.

The total amount of fees paid to Compensation Advisory Partners for 2012 was approximately $227,000. Compensation Advisory Partners was reimbursed for its reasonable travel and business expenses.

COMPENSATION COMMITTEE CONSULTANT SERVICES

Compensation Advisory Partners generally provided the following services:

•	reviewed BB&T’s total compensation philosophy for reasonableness and appropriateness;

•	reviewed overall compensation levels;

•	reviewed BB&T’s total executive compensation program and advised the Compensation Committee of plans or practices that may be changed to improve effectiveness;

•	provided market and peer data and recommendations on Executive Management compensation;

•	assisted BB&T in analyzing the risk impact of BB&T’s compensation practices;

•	reviewed public disclosure on compensation, including the draft Compensation Discussion and Analysis and related tables and compensation disclosures for the BB&T proxy statement; and

•	advised the Compensation Committee regarding outside directors and their compensation.

The advice rendered by Compensation Advisory Partners generally focuses on Executive Management; however, the consultant also provides guidance as to compensation issues that apply to officer-level associates (generally, those eligible to participate in BB&T’s equity compensation program).

Employment Agreements

BB&T uses employment agreements to secure the services of key talent within the highly competitive financial services industry. Generally, the employment agreements are entered into with high performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the executives relative to the needs of BB&T and its shareholders. All the NEOs have entered into employment agreements with BB&T. Each employment agreement with the NEOs includes provisions: (a) generally prohibiting the executive from competing against BB&T (or working for a competitor) if the executive leaves BB&T; (b) providing for payments if the executive is terminated by BB&T for other than “Just Cause” or if the executive voluntarily terminates his employment with BB&T for “Good Reason;” and (c) generally providing for payments under various termination scenarios following a “Change of Control.” These arrangements set compensation and benefits payable to the NEOs in certain termination and merger and acquisition scenarios, giving them some certainty regarding their individual outcomes under these circumstances. Specifically, BB&T believes the “Change of Control” provisions appropriately minimize the distraction of the NEOs in the event of a significant merger and acquisition scenario, allowing them to remain objective and focused on maximizing shareholder value. In addition, the noncompetition provisions are intended to protect BB&T from a competitive disadvantage if one of the NEOs leaves the Corporation to work for a competitor. The Compensation Committee approves Executive

Management’s initial employment agreements and then reviews the agreements on an as-needed basis, based on market trends or on changes in BB&T’s business environment. This type of review most recently occurred in connection with the December 2012 amendments to Mr. King’s employment agreement, which are discussed below.

The employment agreements with each member of Executive Management (which includes the NEOs) have a thirty-six-month term that automatically extends monthly by an additional month, absent contrary notice by either party. Information provided by the compensation consultant showed that providing a three-year contract term is a common practice within the financial services industry. The Compensation Committee believes that a three-year term provides appropriate incentives for retention, protections against unjustified terminations and is in-line with other financial services companies. The employment agreements provide for reductions in payments to the extent necessary to avoid exceeding the limits established by Section 280G of the Code. Payments in excess of these limits are often referred to as “excess parachute payments,” and exceeding the Section 280G limits generally triggers an excise tax on the payments.

Mr. King’s employment agreement was amended and restated in December of 2012. As amended, the agreement provides that:

•	the agreement no longer automatically expires when Mr. King turns 65, although the Board retains the ability to terminate Mr. King with or without cause;

•

following a “Change of Control”, severance is only payable upon a termination of employment by the Corporation or Branch Bank without “Just Cause” or by Mr. King for “Good Reason” each as defined in the employment agreement;

•

change of control severance benefits are payable if Mr. King experiences a qualifying termination of employment within two years of the change of control, rather than one year under the original agreement;

•	the term “Change of Control” is defined by reference to the Incentive Plan, which was approved by BB&T’s shareholders at the 2012 Annual Meeting; and

•

the amount of severance benefits due to Mr. King, if any, is determined by reference to Mr. King’s average annual cash compensation for the three years prior to the year of termination rather than by reference to the highest such year of cash compensation.

The amendments were made principally to ensure that Mr. King would remain with BB&T past his 65th birthday. BB&T and the Board believe that this change provides clarity to our associates, customers and investors regarding management stability, allowing BB&T to recruit and retain high-level talent and reducing uncertainty regarding a potential management change in the near term. The amendments further indicate both Mr. King’s strong desire to continue leading BB&T and the Board’s strong desire to have him continue in that position. The amendments also update Mr. King’s agreement to take into account current governance best practices, including (i) narrowing the circumstances in which BB&T would be required to pay severance to Mr. King, (ii) determining these benefits by reference to a three year average cash compensation (as opposed to the highest cash compensation over a three year period) and (iii) defining “Change of Control” in a manner consistent with the Incentive Plan, which was submitted to and approved by the shareholders at the 2012 Annual Meeting.

The employment agreements for each of the NEOs are described in greater detail under the section “Compensation of Executive Officers—Narrative to 2012 Summary Compensation Table” and the section “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control” and include a description of the material terms, including the definitions of the terms “Just Cause,” “Good Reason” and “Change of Control,” and the potential values of severance and change of control compensation under such agreements.

Management Succession Planning

Management succession planning is one of the core functions of BB&T’s Board, and the Corporation has developed an executive management succession plan, including procedures for the selection of the Chief Executive Officer in the event of an emergency or Mr. King’s retirement. This plan is reviewed and evaluated by the Board at least annually, and Mr. King makes available his recommendations and evaluations of potential successors, along with a review of any development plan for these individuals.

Impact of Retirement on Compensation

As of December 31, 2012, each of Messrs. King and Brown are over 55 years of age, have more than 10 years of service with BB&T and are “retirement eligible,” and therefore, upon the end of their employment with BB&T each generally would be entitled to accelerated vesting of outstanding unvested equity awards, pro rata LTIP payments through their date of termination, and the full balance of their respective retirement accounts. To the extent that the vesting of any performance-based awards was subject to acceleration in accordance with a NEO qualifying as “retirement eligible,” payments under the awards would remain subject to the Corporation’s actual performance and Code Section 409A’s six-month waiting period. Any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility and years of service) would be forfeited upon termination. For additional discussion, please refer to “Compensation of Executive Officers – Potential Payments Upon Termination or Change of Control.”

Pension Plan

The NEOs participate in the BB&T Corporation Pension Plan (the “Pension Plan”), a tax-qualified defined benefit retirement plan for eligible associates, on the same basis as other similarly situated associates. The Pension Plan provides retirement benefits based on length of service and salary level prior to retirement with benefits increasing substantially as a participant approaches retirement. BB&T believes the retirement benefits provided by the Pension Plan are meaningful in their own right. Moreover, BB&T also views the Pension Plan as an important retention tool for the NEOs and other highly compensated associates in the later stages of their careers because the Pension Plan benefits could not easily be replicated upon the associate’s departure from the Corporation prior to retirement. The NEOs also participate in the BB&T Corporation Non-Qualified Defined Benefit Plan, which is an excess benefit plan maintained for the purpose of providing deferred compensation to certain highly compensated associates, including the NEOs. The primary purpose of the BB&T Corporation Non-Qualified Defined Benefit Plan is to augment the benefits payable to participants under the Pension Plan to the extent that such benefits are curtailed by application of certain tax limitations on the qualified plan. The Compensation Committee believes that the benefits under this supplemental plan, when added to the benefits under the Pension Plan, assure that BB&T will receive the executive retention benefits of the Pension Plan. The Compensation Committee believes that the overall retirement benefits provided to the NEOs are competitive with those provided by its Peer Group.

Perquisites Practices

BB&T provides the NEOs with perquisites and other personal benefits that BB&T believes are reasonable and consistent with BB&T’s overall compensation program to better enable BB&T to attract and retain superior associates for key positions. BB&T does not provide Executive Management, including the NEOs, with perquisites such as personal club memberships or vacation houses or apartments. For additional detail on the perquisites provided to the NEOs, please refer to the section “Narrative to 2012 Summary Compensation Table—Perquisites.”

Other Employee Benefits

During 2012, BB&T maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible associates of BB&T. These plans consist of the following:

•

the BB&T Corporation 401(k) Savings Plan, which in 2012 permitted associates to contribute up to 50% of their cash compensation, on a tax-deferred basis, up to certain IRS compensation deferral amount limits applicable to tax-qualified retirement plans, with BB&T matching deferrals up to 6% of their compensation;

•

the BB&T Corporation Non-Qualified Defined Contribution Plan, which is designed to augment the benefits under the BB&T Corporation 401(k) Savings Plan to the extent such benefits are curtailed by the application of certain limits imposed by the Code (during 2012, eligible participants in the Non-Qualified Defined Contribution Plan were permitted to defer up to 50% of their cash compensation with certain participants eligible to receive a matching contribution of up to 6% of their compensation);

•	a medical plan that provides coverage for all eligible associates; and

•	certain other welfare benefits (such as sick leave, vacation, dental and vision coverage, etc.).

BB&T also provides disability insurance for the benefit of its associates (including each of the NEOs) which, in the event of disability, pays the associates 50% of the associate’s monthly compensation, subject to a cap of $35,000 per month. Under this program, associates may select greater disability coverage with a benefit that pays 60% of their monthly compensation; however, associates are required to pay the additional premium (over that already paid by BB&T to receive the standard 50% coverage) to receive this heightened level of coverage. If a member of Executive Management, including a NEO, became disabled and the insurance benefit was limited due to the monthly cap, BB&T would provide supplemental payments to the member of Executive Management to bring the monthly payment up to the selected coverage level. BB&T has never provided any supplemental payments in connection with this arrangement.

The employee benefits for the NEOs discussed in this subsection are determined by the same criteria applicable to all BB&T associates. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with BB&T. These benefits help keep BB&T competitive in attracting and retaining associates. Benefits also help keep associates focused due to a lack of distractions related to paying for health care, maintaining adequate savings for retirement and similar issues. BB&T believes that its employee benefits are generally on par with benefits provided by the Peer Group and consistent with industry standards.

Section 5—Tax and Accounting Considerations

Tax Considerations

SECTION 162(M)

Section 162(m) and related regulations generally impose a $1 million cap on the deductibility of compensation paid to covered executive officers by a public corporation, unless an exception applies. One important exception is for qualified “performance-based compensation.” Compensation does not fail to be performance-based merely because a plan allows payment upon death, disability, or a change of control, although compensation actually paid on death, disability, or change of control will not be considered performance-based. For 2012, BB&T’s Section 162(m) covered employees are Messrs. King, Henson, Brown and Starnes (the “Covered Employees”). Each of the Covered Employees is a NEO. (Mr. Bible, BB&T’s Chief Financial Officer, is not a Covered Employee because Section 162(m) excludes chief financial officers from covered employee status.)

BB&T’s compensation philosophy and policies are intended to comply to the extent appropriate with Section 162(m). In typical years, when establishing and administering BB&T’s compensation programs, the Compensation Committee generally intends that performance-based compensation will be deductible under Section 162(m). However, BB&T retains the flexibility to pay compensation that is not eligible for such treatment if it is in the best interest of the Corporation to do so. For example, grantees, including NEOs, of the regular 2012 restricted stock unit awards earn the full fair market value of the BB&T shares represented by those awards if they remain employed by BB&T for four years. Even though the value of the 2012 awards depends upon BB&T’s stock price, the IRS does not consider them to be “performance-based compensation” for purposes of Section 162(m) because such 2012 awards have no performance goals attached to them. Thus, the non-performance-based restricted stock unit awards made in 2012 will count toward the $1 million cap in compensation for the Covered Employees, and any such non-performance-based compensation over $1 million to the Covered Employees will not be deductible by BB&T. The Compensation Committee accepted this tax consequence because it determined that the benefits of the 2012 awards, as set forth above in the subsection titled “2012 Restricted Stock Unit Awards,” were in the best interests of the Corporation, even in light of the unavailability of the Section 162(m) deduction.

AIPA 162(M) POOL AND 2012-2014 LTIP AWARDS

As discussed in Section 3 – Components of Executive Compensation, 2012 AIPAs under the Incentive Plan replaced the prior year’s STIP awards. The Compensation Committee employed a structure that is sometimes referred to as a “162(m) Pool,” and retained the ability to exercise negative discretion to reduce AIPA payments to the Covered Employees.

Under the 162(m) Pool structure, the AIPAs for the Covered Employees were paid from a pool equal to 1.5% of BB&T’s 2012 income before taxes (pre-tax income), pursuant to a percentage of the pool assigned to each Covered Employee (49% for Mr. King, 18% for Mr. Henson, 18% for Mr. Brown, and 15% for Mr. Starnes). Each Covered Employee’s AIPA payment was also subject to a $7.5 million cap on the size of each individual payment. Under the 162(m) Pool, the Compensation Committee can exercise negative discretion (but not upward discretion) in determining the actual AIPA payment amounts to the Covered Employees. For 2012, the Compensation Committee approved actual AIPA payment amounts to Covered Employees that were below each Covered Employee’s percentage of the 162(m) Pool and equal to what each would have received had he not been a covered employee for Section 162(m) purposes. Because the 2012 AIPA awards to the Covered Employees were subject only to the negative discretion of the Compensation Committee to reduce potential awards payments, such awards are expected to qualify as “performance-based compensation” for Section 162(m) purposes and therefore should not be subject to the $1 million compensation deduction cap.

The 2012-2014 LTIP cycle awards similarly are expected to qualify as “performance-based compensation” for Section 162(m) purposes in that they are subject only to the negative discretion of the Compensation Committee to reduce potential payments. The Compensation Committee expects that the amounts paid, if any, to the Covered Employees in 2015 for the 2012-2014 LTIP awards will not be subject to Section 162(m)’s $1 million compensation deduction limit.

Accounting Considerations

BB&T is required to recognize the expense of all share-based awards (such as stock options and restricted stock units) in its income statement over the award’s minimum required service period. Over time, the restricted stock unit awards have been less costly to BB&T relative to the expense for the stock option awards. This cost treatment contributed to the Compensation Committee’s decision to continue to use these awards. For the 2012 incentive stock awards, the Compensation Committee used the closing price of BB&T’s Common Stock on the grant date to determine the number of restricted stock unit awards.

As previously described, for the purposes of certifying BB&T’s performance under BB&T’s compensation plans, the Compensation Committee typically makes adjustments to BB&T’s GAAP results to ensure that the participants are compensated for BB&T’s core performance. For 2012, the Compensation Committee made adjustments to BB&T’s GAAP net income, as set forth in the tables below (“Adjusted Net Income”). Typically, the Compensation Committee adjusts BB&T’s GAAP net income for gains or losses on sales/purchases of business and merger-related and restructuring charges, on an after-tax basis. The adjustments impact the AIPA’s performance metrics, earnings per share and return on assets, and the three-year average ROCE for LTIP and the Special Performance Awards’ purposes. BB&T derives each of these non-GAAP performance metrics from its Adjusted Net Income, which is a non-GAAP financial measure, and accordingly, each of these adjusted financial measures is determined by methods other than in accordance with GAAP. For the Special Performance Award, which measured BB&T’s ROCE performance against the median of the Peer Group over the three-year performance period, adjustments were made to each member of the Peer Group’s equity such that each peer bank’s equity to assets ratio would equal BB&T’s equity to assets ratio for the applicable year. Under the direction of the Board of Directors and as a prudent risk management practice, BB&T has maintained a strong capital position that is generally more conservative than many of the members of the Peer Group. Consequently, this equity adjustment enables the Compensation Committee to better evaluate BB&T’s relative ROCE performance.

The adjusted earnings per share and return on assets measures are each calculated in the same manner as their GAAP counterparts, except that Adjusted Net Income for the applicable performance metric is substituted for its GAAP counterpart in each calculation. Please refer to the adjustments table and accompanying narratives for additional detail on the ROCE calculations and GAAP reconciliation. The tables below detail these adjustments.

2012 ADJUSTED NET INCOME FOR AIPA

	Net Income Adjustments ($ in millions)
	Return on Assets Measure	Earnings Per Share Measure
2012 GAAP Net Income(1)	2,028
2012 GAAP Net Income Available to Common Shareholders(1)		1,916
Compensation Committee Approved Adjustments
Merger-related and restructuring charges, net	68	68

Adjustments Subtotal	68	68
Tax Effect of Adjustments(2)	(25)	(25)

Adjusted Net Income	2,071	1,959

(1)	The Compensation Committee uses GAAP net income available to common shareholders to calculate earnings per share performance as this reflects income attributable to each share of common stock. The Compensation Committee uses GAAP net income for return on assets performance because the return on assets metric measures relative Peer Group performance.
(2)	GAAP net income includes the effect of applicable taxes. The Compensation Committee’s approved adjustments are pre-tax items. Accordingly, the tax effect of the adjustments has been deducted to accurately reflect the impact of the adjustments on net income.

2012 AIPA PERFORMANCE METRICS

Performance Metric	GAAP Performance Metric	Performance Metric Calculated Using Adjusted Net Income
Earnings per share(1)	$ 2.70	$ 2.76
Return on assets(2)	1.14%	1.16%

(1)	Represents earnings per share calculated using weighted average number of diluted common shares.
(2)	Represents the return on assets calculated using daily average total assets.

As previously described, the Compensation Committee established the AIPA performance goals for 2012 based on earnings per share (weighted at 66.7%) and return on assets (weighted at 33.3%). In the aggregate, BB&T’s 2012 corporate performance yielded AIPA payments approximating 164.32% of targeted payments.

BB&T’s 2010-2012 LTIP award and Special Performance Award reference BB&T’s three-year ROCE performance. BB&T derives this non-GAAP performance metric from its GAAP net income available to common shareholders for each year of the performance period. The adjustments include the items detailed in the table below.

LTIP AND SPECIAL PERFORMANCE AWARD ROCE ADJUSTMENTS

	Return on Common Equity Measure ($ in millions)
	2012	2011	2010
GAAP Net Income Available to Common Shareholders(1)	1,916	1,289	816

Compensation Committee Approved Adjustments
Merger-related and restructuring charges, net	68	16	69

Adjustments Subtotal	68	16	69
Tax Effect of Adjustment	(25)	(6)	(27)

Adjusted Net Income	1,959	1,299	858

GAAP Average Shareholders’ Equity	19,477	17,267	16,886
Preferred stock	(920)	n/a	n/a
Noncontrolling interest	(56)	(59)	(58)

Average Common Shareholders’ Equity	18,501	17,208	16,828

GAAP ROCE	10.35%	7.49%	4.85%
GAAP 3-year average ROCE		7.56%
Adjusted ROCE	10.59%	7.55%	5.10%
Adjusted 3-year average ROCE		7.74%

(1)	The Compensation Committee uses GAAP net income available to common shareholders to calculate return on common equity performance as this reflects income attributable to common equity.

SPECIAL PERFORMANCE AWARD-GAAP V. ADJUSTED ROCE

	GAAP 3-year Average ROCE	Adjusted 3-year Average ROCE(1)
Peer Group Median	7.91%	7.37%
BB&T	7.56%	7.74%

(1)	As described in the preceding narrative, adjustments were made to each member of the Peer Group’s equity such that each peer bank’s equity to assets ratio would equal BB&T’s equity to assets ratio for the applicable year.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Section 6—Conclusion

BB&T and the Compensation Committee review all elements of BB&T’s compensation program for the NEOs, including a tally sheet for each NEO delineating each element of the NEOs’ compensation. In designing the various elements of the total compensation program, BB&T has taken great care to select elements that are performance-based and to use a variety of performance metrics that, on the whole, will encourage the achievement of short- and long-term shareholder value while enabling BB&T to retain its talented executives. BB&T believes the total compensation for each NEO is reasonable and the components of BB&T’s compensation program for the NEOs are consistent with market standards and with comparable programs of the Peer Group. The compensation program for the NEOs is based on the financial performance of BB&T compared to both market medians and Peer Group performance. This practice links executive performance to the annual financial and operational results of BB&T and the long-term financial interests of the shareholders. BB&T further believes that the foregoing compensation philosophy is consistent with BB&T’s corporate culture and objectives and has served, and will continue to serve, as a reasonable basis for administering the total compensation program of BB&T, both for the NEOs and for all BB&T associates, for the foreseeable future.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of non-employee directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board, which include the applicable NYSE standards. The Compensation Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive plan, fixing the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other members of Executive Management.

The Compensation Discussion and Analysis section of this Proxy Statement is management’s report on the Corporation’s compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the Compensation Committee of the Board of Directors, whose current members are:

John P. Howe III, M.D., Chair	Charles A. Patton
Anna R. Cablik	Edwin H. Welch, Ph.D.
Edward C. Milligan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors who constituted the Compensation Committee during some or all of 2012 were Anna R. Cablik, Jane P. Helm, John P. Howe III, M.D., Valeria Lynch Lee and Thomas E. Skains. None of the individuals who served as a member of the Compensation Committee during 2012 were at any time officers or employees of the Corporation or any of its subsidiaries or had any relationship with the Corporation requiring disclosure under SEC regulations.

COMPENSATION OF EXECUTIVE OFFICERS

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)	Stock Awards(2)(3) ($)	Option Awards(4)(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Kelly S. King	2012	979,813	1,406,466	1,097,389	4,832,151	3,153,580	238,935	11,708,334
Chairman and Chief Executive Officer	2011	960,688	1,230,906	941,471	2,594,312	1,602,109	128,989	7,458,475
	2010	937,500	5,149,863	918,747	1,138,594	2,094,449	142,443	10,381,596

Christopher L. Henson	2012	639,750	573,950	447,820	1,961,987	1,282,681	121,101	5,027,289
Chief Operating Officer	2011	606,750	555,282	424,725	1,180,185	782,916	71,274	3,621,132
	2010	575,000	2,256,097	402,500	558,670	561,692	67,263	4,421,222

Ricky K. Brown	2012	639,750	573,950	447,820	1,958,737	1,732,028	123,574	5,475,859
Senior Executive Vice President and President, Community Banking	2011 2010	606,750 568,500	555,282 2,230,610	424,725 397,947	1,174,061 552,355	1,166,178 868,488	70,050 64,999	3,997,046 4,682,899

Clarke R. Starnes III	2012	539,375	436,890	340,879	1,559,651	1,173,461	110,203	4,160,459
Senior Executive Vice President and Chief Risk Officer	2011 2010	505,625 462,500	417,778 1,634,433	319,553 292,298	969,751 449,365	686,256 434,631	57,803 50,439	2,956,766 3,323,666

Daryl N. Bible	2012	539,375	436,890	340,879	1,559,651	204,034	105,966	3,186,795
Senior Executive	2011	505,625	417,778	319,553	969,751	114,233	57,686	2,384,626
Vice President and Chief Financial Officer	2010	462,500	1,634,433	292,298	449,365	66,274	46,562	2,951,432

(1)	In accordance with SEC regulations, the listed positions are those held as of December 31, 2012.
(2)	The grant date fair value for each restricted stock unit award listed in column (d) is $25.71 for awards granted on February 21, 2012, $24.17 for awards granted on February 22, 2011, $23.86 for awards granted on February 23, 2010 and $23.41 for awards granted on June 22, 2010. The amounts in column (d) reflect the dollar amount of fair value of the restricted stock unit grants received in each year. The assumptions used in the calculation of these amounts for awards granted in 2012, 2011, and 2010 are included in Note 11 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. As discussed in the Compensation Discussion and Analysis, the outstanding restricted stock units represented in column (d) remain subject to vesting criteria and accordingly, the NEO may never receive any value from such award.
(3)	The grant date fair value of stock awards with the corresponding number of restricted stock units for each of the last three years are as follows:

Name	Date of Grant	# of Restricted Stock Units	Grant Date Fair Value ($)
Kelly S. King	2/21/2012 2/22/2011 2/23/2010 6/22/2010	54,705 50,927 49,662 169,369	1,406,466 1,230,906 1,184,935 3,964,928
Christopher L. Henson	2/21/2012 2/22/2011 2/23/2010 6/22/2010	22,324 22,974 21,756 74,199	573,950 555,282 519,098 1,736,999
Ricky K. Brown	2/21/2012 2/22/2011 2/23/2010 6/22/2010	22,324 22,974 21,510 73,361	573,950 555,282 513,229 1,717,381
Clarke R. Starnes III	2/21/2012 2/22/2011 2/23/2010 6/22/2010	16,993 17,285 15,800 53,714	436,890 417,778 376,988 1,257,445
Daryl N. Bible	2/21/2012 2/22/2011 2/23/2010 6/22/2010	16,993 17,285 15,800 53,714	436,890 417,778 376,988 1,257,445

As discussed in the Compensation Discussion and Analysis, the outstanding restricted stock units represented in column (d) remain subject to vesting criteria and accordingly, the NEO may never receive any value from such award.

(4)	The grant date fair value for each stock option award listed in column (e) is as follows: 2012—$6.07; 2011—$7.45; and 2010 —$5.60. The amounts in column (e) reflect the dollar amount of the fair value of the stock option grants received in each year. The assumptions used in the calculation of these amounts for awards granted in 2012, 2011, and 2010 are included in Note 11 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. As discussed in the Compensation Discussion and Analysis, the outstanding stock option awards represented in column (e) remain subject to vesting criteria and have value only to the extent BB&T’s common stock price on the date of exercise exceeds the exercise price of the option; accordingly the NEO may never receive any value from such award.
(5)	The grant date fair value of option awards to the NEOs with the corresponding number of stock options for each of the last three years are as follows:

Name	Date of Grant	# of Stock Options	Grant Date Fair Value ($)
Kelly S. King	2/21/2012 2/22/2011 2/23/2010	180,789 126,372 164,062	1,097,389 941,471 918,747
Christopher L. Henson	2/21/2012 2/22/2011 2/23/2010	73,776 57,010 71,875	447,820 424,725 402,500
Ricky K. Brown	2/21/2012 2/22/2011 2/23/2010	73,776 57,010 71,062	447,820 424,725 397,947
Clarke R. Starnes III	2/21/2012 2/22/2011 2/23/2010	56,158 42,893 52,196	340,879 319,553 292,298
Daryl N. Bible	2/21/2012 2/22/2011 2/23/2010	56,158 42,893 52,196	340,879 319,553 292,298

As discussed in the Compensation Discussion and Analysis, the outstanding stock option awards represented in column (e) remain subject to vesting criteria and have value only to the extent BB&T’s common stock price on the date of exercise exceeds the exercise price of the option; accordingly the NEO may never receive any value from such award.
(6)	Column (f) contains AIPA, STIP and LTIP payments, as indicated in the following table. Payments under each award occur when specific performance measures are achieved, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant.

Name	2012 Information ($)		2011 Information ($)		2010 Information ($)
	2012 AIPA	2010-2012 LTIP	2011 STIP	2009-2011 LTIP	2010 STIP	2008-2010 LTIP
Kelly S. King	2,817,549	2,014,602	1,787,119	807,193	1,138,594	0
Christopher L. Henson	1,051,237	910,750	902,965	277,220	558,670	0
Ricky K. Brown	1,051,237	907,500	902,965	271,096	552,355	0
Clarke R. Starnes III	886,301	673,350	752,471	217,280	449,365	0
Daryl N. Bible	886,301	673,350	752,471	217,280	449,365	n/a

Mr. Bible was not a member of Executive Management in February 2008 when the 2008-2010 LTIP performance cycle was established so he was not eligible to receive an LTIP award payment for this period.
(7)	The amounts listed in column (g) are attributable to changes in the present value of the BB&T Corporation Pension Plan and the BB&T Corporation Non-Qualified Defined Benefit Plan, as applicable, for each of the NEOs. In accordance with SEC rules, no amounts reported in column (g) were attributable to above-market or preferential earnings on deferred compensation. For more on the NEOs’ pension benefits and deferred compensation arrangements, please refer to “2012 Pension Benefits” and “2012 Non-Qualified Deferred Compensation” and the accompanying narratives below.
(8)	The detail relating to “All Other Compensation” for 2012 found in column (h) to the Summary Compensation Table is set forth in the “Narrative to 2012 Summary Compensation Table”, which follows.

NARRATIVE TO 2012 SUMMARY COMPENSATION TABLE

The following narrative focuses on NEO compensation for 2012. For a discussion that focuses on compensation for 2011 and 2010, please refer to the proxy statements for the annual meeting of shareholders that occurred on April 24, 2012 and April 26, 2011, respectively. Copies of prior years’ proxy statements are available for review on the SEC’s website at www.sec.gov.

All Other Compensation. The detail relating to the “All Other Compensation” for 2012 found in column (h) to the 2012 Summary Compensation Table is as follows:

COMPONENTS OF ALL OTHER COMPENSATION

Name	401(k) Match(a) ($)	NQDC Match(b) ($)	Perquisites(c) ($)
Kelly S. King	15,000	199,586	24,349
Christopher L. Henson	15,000	94,196	11,905
Ricky K. Brown	15,000	93,829	14,745
Clarke R. Starnes III	15,000	75,548	19,655
Daryl N. Bible	15,000	75,548	15,418

(a)	BB&T’s matching contribution under the BB&T Corporation 401(k) Savings Plan on behalf of the applicable NEO.
(b)	BB&T’s matching contribution to the BB&T Corporation Non-Qualified Defined Contribution Plan on behalf of the applicable NEO.
(c)	The types of perquisites provided are discussed in the following narrative under the heading “Perquisites.”

Compensation Program. For a discussion and analysis of the Corporation’s compensation program, including a discussion of each element of compensation provided to the NEOs for 2012, please refer to the “Compensation Discussion and Analysis” section above. As indicated in the 2012 Summary Compensation Table, salary and non-performance based bonuses (as determined in accordance with SEC rules) as a percentage of total annual compensation (set forth in column (i) of the 2012 Summary Compensation Table) for each of the NEOs in 2012 were as follows: Mr. King—8.4%; Mr. Henson—12.7%; Mr. Brown—11.7%; Mr. Starnes—13.0%; and Mr. Bible—16.9%.

Perquisites. In 2012, BB&T provided the NEOs with perquisites related to: (a) the upgrade and maintenance of a residential security system which was previously installed by BB&T; (b) a cash benefit adjustment pursuant to an election to opt out of BB&T’s group term life insurance coverage; (c) holiday, appreciation and other nominal gifts presented at specific corporate events; (d) spousal participation in limited corporate events, including travel for the same and (e) occasional use of sports tickets.

Change in Pension Value and Non-Qualified Deferred Earnings. For information regarding the formula for calculation of the pension values, see the discussion included in the “Narrative to 2012 Pension Benefits Table” below. Eligible associates are permitted to defer a percentage (up to 50% in 2012) of their cash compensation under the Non-Qualified Defined Contribution Plan. All cash compensation is eligible for deferral unless otherwise limited by Code Section 409A. Plan participants may select from deemed investment funds under the Non-Qualified Defined Contribution Plan that are identical to the investment funds offered in the BB&T Corporation 401(k) Savings Plan with the exception that no deemed investments in BB&T Common Stock are permitted. Participants make an election upon entering the plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines.

401(k) Plan. The BB&T Corporation 401(k) Savings Plan (the “401(k) Plan”) is maintained to provide a means for most associates of the Corporation and its subsidiaries to defer and save a percentage (up to 50% in 2012, subject to IRS limitations) of their annual cash compensation on a pre-tax basis for retirement. The 401(k) Plan provides for the Corporation to match 100% of a participant’s deferrals up to 6% of his or her compensation. The Corporation’s contributions to each of the NEOs during 2012 under the 401(k) Plan are included under the “All Other Compensation” column in the 2012 Summary Compensation Table above. In accordance with SEC rules, since the 401(k) Plan is a tax-qualified plan, it is not included in the 2012 Non-Qualified Deferred Compensation table below.

Employment Agreements. The Corporation and its wholly owned subsidiary, Branch Bank, have entered into employment agreements with each member of Executive Management, including each NEO. As of December 31, 2012, there were twelve members of Executive Management.

The employment agreements for all members of Executive Management (which includes the NEOs) provide a thirty-six month term that is automatically extended monthly for an additional month, absent contrary notice by either party. The term of any employment agreement ends when such NEO reaches age 65; provided, however, Mr. King’s employment agreement was amended in December 2012 to eliminate the age 65 automatic expiration of the term of such agreement. The employment agreements provide that the NEOs are guaranteed minimum annual salaries equal to their current annual base salaries and continued participation in incentive compensation plans that the Corporation or Branch Bank may from time to time extend to its similarly situated officers. During the term of the employment agreements, each NEO is entitled to participate in and receive, on the same basis as other similarly situated officers of the Corporation and Branch Bank, pension and welfare benefits and other benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that the Corporation or Branch Bank may from time to time extend to its officers.

The employment agreements for the NEOs provide that, under certain circumstances upon leaving the employment of the Corporation and Branch Bank, the executive may not compete in the banking business, directly or indirectly, against the Corporation, Branch Bank and their affiliates. This prohibition generally precludes the NEO from working for a direct competitor with a banking presence within the continental U.S. Additionally, the employment agreements for the NEOs prohibit the executive from soliciting or assisting in the solicitation of any depositors or customers of the Corporation or its affiliates or inducing any associates to terminate their employment with the Corporation or its affiliates. These noncompetition and nonsolicitation provisions generally will be effective until the one-year anniversary of the NEO’s termination. These noncompetition provisions generally are not effective if the NEO terminates employment after a “Change of Control.” For a discussion of the potential payments that would be provided to each of the NEOs under their respective employment agreements in the event of such NEO’s termination, including in connection with a Change of Control of the Corporation, and a discussion of the terms “Just Cause” and “Change of Control,” please refer to the “Potential Payments Upon Termination or Change of Control” section below. For a further discussion of Mr. King’s employment agreement and the employment agreement of the Corporation’s other NEOs, please see “Employment Agreements” within Section 4 of the Compensation Discussion and Analysis.

2012 GRANTS OF PLAN-BASED AWARDS

	Grant Date				All Other Stock Awards: Number of Shares of Stock or Units(5) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(6) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)(3)(4)
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Kelly S. King
Stock Options	2/21/2012					180,789	30.09	1,097,389
Restricted Stock Units	2/21/2012				54,705			1,406,466
AIPA	2/21/2012	285,493	1,714,673	3,429,346
2012-2014 LTIP(1)	2/21/2012	609,899	1,829,697	2,439,596

Christopher L. Henson
Stock Options	2/21/2012					73,776	30.09	447,820
Restricted Stock Units	2/21/2012				22,324			573,950
AIPA	2/21/2012	106,518	639,750	1,279,500
2012-2014 LTIP(1)	2/21/2012	250,692	752,075	1,002,766

Ricky K. Brown
Stock Options	2/21/2012					73,776	30.09	447,820
Restricted Stock Units	2/21/2012				22,324			573,950
AIPA	2/21/2012	106,518	639,750	1,279,500
2012-2014 LTIP(1)	2/21/2012	250,692	752,075	1,002,766

Clarke R. Starnes III
Stock Options	2/21/2012					56,158	30.09	340,879
Restricted Stock Units	2/21/2012				16,993			436,890
AIPA	2/21/2012	89,806	539,375	1,078,750
2012-2014 LTIP(1)	2/21/2012	189,279	567,837	757,116

Daryl N. Bible
Stock Options	2/21/2012					56,158	30.09	340,879
Restricted Stock Units	2/21/2012				16,993			436,890
AIPA	2/21/2012	89,806	539,375	1,078,750
2012-2014 LTIP(1)	2/21/2012	189,279	567,837	757,116

(1)	LTIP awards are a component of the 2004 Stock Plan. The 2004 Stock Plan is an equity incentive plan. LTIP awards may be paid in the form of cash or stock at the discretion of the Compensation Committee. However, since 1996, awards have been paid only in the form of cash. For that reason, LTIP awards are disclosed under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of this table. When the threshold, target and maximum payments were established in 2012 for the LTIP, such payments were based on each executive’s base salary for 2012 with assumptions made for increases in base salary for subsequent years in the performance cycle. The actual payment will be based on the actual average salary over the three-year performance cycle. For a discussion of the LTIP target opportunities, please see Compensation Discussion and Analysis.
(2)	The amounts shown in column (c) reflect the minimum payment level possible under the applicable award. For the AIPA, the minimum payment is 16.65% of the target amount, which is presented in column (d). For the LTIP, the minimum payment is 33.33% of the target amount, which is presented in column (d). For the LTIP, it is assumed that the award funded at the threshold band of performance and the Compensation Committee exercised its discretion to reduce the payment to the fullest extent possible. Please see Compensation Discussion and Analysis for additional detail on the LTIP’s structure.
(3)	The amounts shown in column (d) reflect the target payment level under the applicable award. For the LTIP, it is assumed that the award funded at the target band of performance and the Compensation Committee did not exercise its discretion to reduce the payment. Please see Compensation Discussion and Analysis for additional detail on the LTIP’s structure.
(4)	The amounts shown in column (e) reflect the maximum payment level possible under the applicable award. For the AIPA, the maximum payment is 200% of the target amount, which is presented in column (d). For the LTIP, the maximum payment is 133.33% of the target amount, which is presented in column (d). For the LTIP, it is assumed that the award funded at the maximum band of performance and the Compensation Committee did not exercise its discretion to reduce the payment. Please see Compensation Discussion and Analysis for additional detail on the LTIP’s structure.
(5)	The amount shown in column (f) reflects the restricted stock units granted in 2012, which will result in the issuance of the indicated number of shares of BB&T Common Stock four years from the date of grant if the NEO remains employed by BB&T for the entire four-year service period.
(6)	In accordance with the 2004 Stock Plan, the option exercise price is the closing price of BB&T Common Stock on the date of grant.

NARRATIVE TO 2012 GRANTS OF PLAN-BASED AWARDS TABLE

For a discussion of the awards presented in the 2012 Grants of Plan-Based Awards table and the material terms of the awards, please refer to “Section 3—Components of Executive Compensation” of the Compensation Discussion and Analysis.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Name	Exercisable (#)	Unexercisable (#)
Kelly S. King	94,761			32.66	2/25/2013	78,376	(7)	2,281,525	169,369	(13)	4,930,332
	87,727			36.68	2/24/2014	49,662	(8)	1,445,661
	125,000			38.64	2/22/2015	50,927	(11)	1,482,485
	116,290			39.73	2/21/2016	54,705	(12)	1,592,463
	126,294			44.15	2/20/2017
	129,932	32,483	(1)	34.29	2/26/2018
	100,000	136,216	(2)	16.88	2/24/2019
	82,031	82,031	(3)	27.75	2/23/2020
	31,593	94,779	(4)	27.73	2/22/2021
	0	180,789	(5)	30.09	2/21/2022
Christopher L. Henson	9,688			32.66	2/25/2013	24,881	(7)	724,286	74,199	(13)	2,159,933
	8,938			36.68	2/24/2014	21,756	(8)	633,317
	38,768			38.64	2/22/2015	22,974	(11)	668,773
	34,887			39.73	2/21/2016	22,324	(12)	649,852
	52,362			44.15	2/20/2017
	58,636	14,659	(1)	34.29	2/26/2018
	64,864	43,244	(2)	16.88	2/24/2019
	35,937	35,938	(3)	27.75	2/23/2020
	14,252	42,758	(4)	27.73	2/22/2021
	0	73,776	(5)	30.09	2/21/2022
Ricky K. Brown	10,248			32.66	2/25/2013	23,356	(7)	679,893	73,361	(13)	2,135,539
	9,455			36.68	2/24/2014	21,510	(8)	626,156
	38,768			38.64	2/22/2015	22,974	(11)	668,773
	34,887			39.73	2/21/2016	22,324	(12)	649,852
	52,362			44.15	2/20/2017
	58,636	14,659	(1)	34.29	2/26/2018
	60,888	40,593	(2)	16.88	2/24/2019
	35,531	35,531	(3)	27.75	2/23/2020
	14,252	42,758	(4)	27.73	2/22/2021
	0	73,776	(5)	30.09	2/21/2022
Clarke R. Starnes III	5,850			32.66	2/25/2013	17,417	(7)	507,009	53,714	(13)	1,563,615
	5,308			36.68	2/24/2014	15,800	(8)	459,938
	7,673			38.64	2/22/2015	17,285	(11)	503,166
	7,329			39.73	2/21/2016	16,993	(12)	494,666
	36,635			44.15	2/20/2017
	37,313	9,329	(1)	34.29	2/26/2018
	10,405	30,270	(2)	16.88	2/24/2019
	26,098	26,098	(3)	27.75	2/23/2020
	10,723	32,170	(4)	27.73	2/22/2021
	0	56,158	(5)	30.09	2/21/2022
Daryl N. Bible	81,521	20,381	(6)	36.22	1/31/2018	10,353	(9)	301,376	53,714	(13)	1,563,615
	35,434	8,859	(1)	34.29	2/26/2018	6,684	(10)	194,571
	45,405	30,270	(2)	16.88	2/24/2019	17,417	(7)	507,009
	26,098	26,098	(3)	27.75	2/23/2020	15,800	(8)	459,938
	10,723	32,170	(4)	27.73	2/22/2021	17,285	(11)	503,166
	0	56,158	(5)	30.09	2/21/2022	16,993	(12)	494,666

(1)	Stock options vest at the rate of 20%/year, with vesting dates of 2/26/2009, 2/26/2010, 2/26/2011, 2/26/2012 and 2/26/2013.
(2)	Stock options vest at the rate of 20%/year, with vesting dates of 2/24/2010, 2/24/2011, 2/24/2012, 2/24/2013 and 2/24/2014.
(3)	Stock options vest at the rate of 25%/year, with vesting dates of 2/23/2011, 2/23/2012, 2/23/2013 and 2/23/2014.
(4)	Stock options vest at the rate of 25%/year, with vesting dates of 2/22/2012, 2/22/2013, 2/22/2014 and 2/22/2015.
(5)	Stock options vest at the rate of 25%/year, with vesting dates of 2/21/2013, 2/21/2014, 2/21/2015 and 2/21/2016.
(6)	Stock options vest at the rate of 20%/year, with vesting dates of 1/31/2009, 1/31/2010, 1/31/2011, 1/31/2012 and 1/31/2013.
(7)	Restricted stock units vest 100% on 2/24/2014; market value as of 12/31/2012 was $29.11 per share.
(8)	Restricted stock units vest 100% on 2/23/2014; market value as of 12/31/2012 was $29.11 per share.
(9)	Restricted stock units vest 100% on 1/31/2013; market value as of 12/31/2012 was $29.11 per share.
(10)	Restricted stock units vest 100% on 2/26/2013; market value as of 12/31/2012 was $29.11 per share.
(11)	Restricted stock units vest 100% on 2/22/2015; market value as of 12/31/2012 was $29.11 per share.
(12)	Restricted stock units vest 100% on 2/21/2016; market value as of 12/31/2012 was $29.11 per share.
(13)	Vesting for performance-based restricted stock units is subject to BB&T’s average GAAP ROCE for 2010-2012 being greater than the median of the peer group for the same time period; since the performance target was met, shares will vest 100% on 6/22/15; market value as of 12/31/2012 was $29.11 per share.

OPTION EXERCISES AND STOCK VESTED IN 2012(1)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Kelly S. King	104,324	1,573,655	15,276	463,321
Christopher L. Henson	0	N/A	6,333	192,080
Ricky K. Brown	0	N/A	6,345	192,444
Clarke R. Starnes III	35,000	516,863	4,439	134,635
Daryl N. Bible	0	N/A	0	N/A

(1)	SEC rules require that this table include information for option exercises and stock award vestings that occur during 2012. This table presents gross share amounts, without accounting for cashless exercises or shares withheld upon vesting for payment of taxes.
(2)	Based on the $30.33 closing price of BB&T’s common stock on February 20, 2012, the trading day immediately prior to the vesting date.

2012 PENSION BENEFITS(1)

Name	Plan Name(2)	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kelly S. King	Q	35	1,391,832	0
	NQ	35	13,651,002	0
Christopher L. Henson	Q	28	648,081	0
	NQ	28	2,911,676	0
Ricky K. Brown	Q	35	1,013,283	0
	NQ	35	4,409,989	0
Clarke R. Starnes III	Q	31	751,632	0
	NQ	31	2,037,561	0
Daryl N. Bible	Q	5	115,729	0
	NQ	5	316,288	0

(1)	The 2012 Pension Benefits table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, determined using the measurement date, interest rate and mortality rate assumptions consistent with those used in BB&T’s financial statements. For these purposes, the credited years of service and present value of accumulated benefits were measured as of December 31, 2012.
(2)	Q = BB&T Corporation Pension Plan.
NQ = BB&T Corporation Non-Qualified Defined Benefit Plan.
(3)	Each plan limits the years of credited service to a maximum of thirty-five years.

NARRATIVE TO 2012 PENSION BENEFITS TABLE

The Corporation maintains the BB&T Corporation Pension Plan (the “Pension Plan”) and the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Non-Qualified Defined Benefit Plan”). For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of these plans, as set forth in the table above, please refer to Note 14 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included with the Annual Report on Form 10-K for the year ended December 31, 2012, and filed with the SEC on March 1, 2013. A discussion of each of these plans is set forth below.

Tax-Qualified Defined Benefit Plan. The Pension Plan is a tax-qualified defined benefit pension plan for eligible associates. Most associates of the Corporation and its subsidiaries who have attained age 21 are eligible to participate in the Pension Plan after completing one year of service. The Corporation’s contributions to the Pension Plan are computed on an actuarial basis. No participant contributions are permitted. A participant’s annual normal retirement benefit under the Pension Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation plus .5% of the participant’s final average compensation in excess of Social Security covered compensation, multiplied by the number of years of creditable service completed with the Corporation and certain of its subsidiaries up to a maximum of thirty-five years. A participant’s final average compensation is his or her average annual cash compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years in which he or she receives compensation that produces the highest average.

Non-Qualified Defined Benefit Plan. The Non-Qualified Defined Benefit Plan is an excess benefit plan designed to provide supplemental pension benefits for certain highly compensated associates, including the NEOs, to the extent that their benefits under the Pension Plan are curtailed due to IRS compensation and benefit limitations. Benefits under the Non-Qualified Defined Benefit Plan are included in the table above.

Early Retirement. Mr. King and Mr. Brown have met the requirements for early retirement under the Pension Plan and the Non-Qualified Defined Benefit Plan; Mr. Henson, Mr. Starnes and Mr. Bible currently are not eligible for early retirement. Associates with at least 10 years of service who have attained age 55 are eligible to retire and begin receiving a reduced pension immediately. If an associate begins pension payments prior to normal retirement age, the payments are reduced based on a plan-specified reduction schedule.

2012 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2012 ($)(1)	BB&T Contributions in 2012 ($)(2)	Aggregate Earnings in 2012 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2012 ($)(4)
Kelly S. King	199,586	199,586	34,546	0	5,290,208
Christopher L. Henson	164,494	94,196	100,440	0	1,202,056
Ricky K. Brown	93,829	93,829	4,440	0	722,998
Clarke R. Starnes III	88,639	75,548	29,587	0	419,383
Daryl N. Bible	175,695	75,548	52,388	0	608,045

(1)	Executive contributions were based on each NEO’s deferral elections and the salaries and STIP and LTIP payments received by each NEO in 2012.
(2)	This column represents BB&T’s matching contributions credited to the accounts of the NEOs during 2012 in respect of the NEO’s contributions. These values are also reflected in the “All Other Compensation” column of the 2012 Summary Compensation Table.
(3)	This column reflects earnings or losses on plan balances in 2012. Earnings may increase or decrease depending on the performance of the elected hypothetical investment options. These earnings are not above-market or preferential and thus are not reported in the 2012 Summary Compensation Table.
(4)	This column represents each NEO’s year-end balance under the Non-Qualified Defined Contribution Plan. These balances include the NEO’s and BB&T’s respective contributions that were included in the summary compensation tables in previous years. Amounts in this column include earnings that were not previously reported in the summary compensation table because they were not above-market or preferential earnings.

NARRATIVE TO 2012 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The BB&T Corporation Non-Qualified Defined Contribution Plan (the “Non-Qualified Defined Contribution Plan”) is an excess benefit plan that provides supplemental benefits to certain highly compensated associates, including the NEOs, to the extent that their benefits under the 401(k) Plan are curtailed due to the application of certain IRS benefit and compensation limitations. During 2012, eligible associates were permitted to defer up to 50% of their cash compensation under the Non-Qualified Defined Contribution Plan, with certain participants, including each NEO, eligible to receive a matching contribution up to 6% of his or her compensation. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may select deemed investment funds under the Non-Qualified Defined Contribution Plan that are identical to the investment funds offered under the 401(k) Plan with the exception that no deemed investments of BB&T Common Stock are permitted. Participants make an election upon entering the Non-Qualified Defined Contribution Plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines. The Non-Qualified Defined Contribution Plan also provides participants in the Corporation’s incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans.

Potential Payments Upon Termination or Change of Control

The potential payments to the NEOs pursuant to existing plans and arrangements in the event of their termination or a change of control at December 31, 2012 are shown in the table below. As discussed in the “Compensation Discussion and Analysis,” BB&T has entered into employment agreements with each of the 12 members of Executive Management, including each of the NEOs. Several of the important provisions of these employment agreements are discussed in the “Compensation Discussion and Analysis” and the “Narrative to 2012 Summary Compensation Table,” both above, including the noncompetition and nonsolicitation conditions, which generally are a prerequisite to receiving termination payments under the employment agreements.

	Vested and Accrued Benefits(1) ($) (a)	Other than Just Cause or for Good Reason(1) ($) (b)	Change of Control(1)(9) ($) (c)
Kelly S. King
Cash Payments	n/a	6,200,012	6,200,012
Pension and Supplemental Retirement Benefits	16,657,739	n/a	n/a
LTIP Payments(2)(3)(4)	3,085,703	n/a	n/a
Acceleration of Equity(5)(6)	13,640,744	n/a	n/a
Welfare Benefits(7)	n/a	17,183	17,183
Outplacement Benefits	n/a	20,000	20,000
Reduction per Employment Agreement(8)	n/a	n/a	0

Total	33,384,186	6,237,195	6,237,195

Christopher L. Henson
Cash Payments	n/a	5,459,806	5,459,806
Pension and Supplemental Retirement Benefits	4,093,036	n/a	n/a
LTIP Payments(2)(3)(4)	n/a	1,382,313	926,938
Acceleration of Equity(5)(6)	n/a	5,472,916	5,472,916
Welfare Benefits(7)	n/a	17,603	17,603
Outplacement Benefits	n/a	20,000	20,000
Reduction per Employment Agreement(8)	n/a	n/a	(9,233,119)

Total	4,093,036	12,352,638	2,664,143

Ricky K. Brown
Cash Payments	n/a	5,441,434	5,441,434
Pension and Supplemental Retirement Benefits	6,411,941	n/a	n/a
LTIP Payments(2)(3)(4)	1,379,063	n/a	n/a
Acceleration of Equity(5)(6)	5,363,993	n/a	n/a
Welfare Benefits(7)	n/a	17,603	17,603
Outplacement Benefits	n/a	20,000	20,000
Reduction per Employment Agreement(8)	n/a	n/a	(2,717,692)

Total	13,154,997	5,479,037	2,761,345

	Vested and Accrued Benefits(1) ($) (a)	Other than Just Cause or for Good Reason(1) ($) (b)	Change of Control(1)(9) ($) (c)
Clarke R. Starnes
Cash Payments	n/a	4,527,379	4,527,379
Pension and Supplemental Retirement Benefits	3,121,237	n/a	n/a
LTIP Payments(2)(3)(4)	n/a	1,027,194	690,519
Acceleration of Equity(5)(6)	n/a	3,978,484	3,978,484
Welfare Benefits(7)	n/a	17,603	17,603
Outplacement Benefits	n/a	20,000	20,000
Reduction per Employment Agreement(8)	n/a	n/a	(7,589,015)

Total	3,121,237	9,570,660	1,644,970

Daryl N. Bible
Cash Payments	n/a	4,527,379	4,527,379
Pension and Supplemental Retirement Benefits	683,359	n/a	n/a
LTIP Payments(2)(3)(4)	n/a	1,027,194	690,519
Acceleration of Equity(5)(6)	n/a	4,474,431	4,474,431
Welfare Benefits(7)	n/a	17,603	17,603
Outplacement Benefits	n/a	20,000	20,000
Reduction per Employment Agreement(8)	n/a	n/a	(7,973,811)

Total	683,359	10,066,607	1,756,121

1.	The figures included in column (a) represent accrued and vested amounts that are generally owed to the NEOs upon termination of employment. As such, these figures should be added to the compensation amounts included in column (b) or (c) to reflect the total payments upon the particular method of termination or change of control.
2.	Termination for “Just Cause” does not trigger the payment of LTIP awards or acceleration of equity. Therefore, the amounts shown in column (a) for LTIP payments and acceleration of equity would not be paid if the NEO was terminated for “Just Cause.”
3.	The amount shown in column (a) or (b), as applicable, includes projected pro rata payments for the two outstanding three-year LTIP cycles that have not been completed as of December 31, 2012, assuming that the Corporation’s performance criteria are met at 100% of the NEO’s target opportunity and such payment being prorated through the date of the termination date. The actual payment would be subject to the Corporation’s meeting the performance criteria set out by the award, with the actual payment occurring at the end of the applicable performance period and prorated through the date of termination.
4.	The amount shown in column (c), includes target payment for the 2010-2012 LTIP cycle and projected pro rata payments for the two outstanding three-year LTIP cycles that have not been completed as of December 31, 2012, with the Corporation’s performance deemed attained at 100% of the NEO’s target opportunity as of the date of the Change of Control, and such payment being prorated through the date of the Change of Control.
5.	The value presented includes the portion of unvested “in the money” stock options at market close on the last trading day of 2012 (i.e., stock options with an exercise price that is less than the $29.11 closing price of BB&T’s Common Stock on December 31, 2012).
6.	For Messrs. Henson, Starnes and Bible, the Special Performance Award would be forfeited under a scenario where the benefits sets forth under column (a) were the only benefits being received. As Messrs. King and Brown are retirement eligible, vesting of the Special Performance Award would occur under a scenario in which the benefits set forth in column (a) were the only benefits being received. Under the scenarios represented in columns (b) and (c), the Special Performance Award would vest and become immediately payable for all NEOs.
7.	Amounts include life and medical benefits to be paid under the applicable employment agreement.
8.	The amount reflects the reduction to the NEO’s incremental payment so that such payment is not deemed an “excess parachute payment” under Code Section 280G, as amended.
9.	If a NEO other than Mr. King terminates or is terminated other than for “Just Cause” or death within 12 months after a “Change of Control,” the NEO is entitled to severance and other payments and benefits triggered by the NEO’s termination of employment. As a result of Mr. King’s December 2012 employment agreement amendment, severance will be payable to Mr. King following his termination without “Just Cause” or by Mr. King for “Good Reason” within 24 months after a “Change of Control.”

NARRATIVE TO POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL TABLE

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits and awards under the Corporation’s compensation programs, including stock-based plans and retirement and other broad-based employee benefit plans. Certain of these benefits and awards are fully vested, and each of the NEOs would generally receive all of their vested benefits and awards if their employment with the Corporation ends. Additionally, as of December 31, 2012, each of Messrs. King and Brown are over 55 years of age, have more than 10 years of service with the Corporation and are “retirement eligible,” and therefore, upon the end of their employment with the Corporation each would generally be entitled to accelerated vesting of outstanding unvested equity awards, pro rata LTIP payments through their date of termination, and the full balance of their respective retirement accounts. To the extent that the vesting of any performance-based awards was subject to acceleration in accordance with a NEO qualifying as “retirement eligible,” payments under the awards would remain subject to the Corporation’s actual performance and Code Section 409A’s six-month waiting period. Any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility and years of service) would be forfeited upon termination.

The Corporation and Branch Bank have the right under the employment agreements to terminate the NEO’s employment at any time for “Just Cause” (which is generally defined as dishonesty, commission of a felony or willful disobedience). If the Corporation or Branch Bank terminates a NEO’s employment for “Just Cause,” the NEO will not have the right to receive any compensation or other benefits under the employment agreement for any period after such termination other than compensation that is earned but unpaid, unreimbursed expenses, and accrued and vested benefits.

Termination for Other than Just Cause. If a NEO’s employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the officer will be entitled (subject to any required six-month delay) to receive monthly payments of cash compensation (including salary and bonuses) equal to one-twelfth of the highest annual amount of such compensation over the past three years, for officers other than Mr. King, and the officer will also receive employee welfare benefits, including health care, and outplacement services, for the full three-year term (or, for officers other than Mr. King, until age 65 if that is a shorter period). For Mr. King, the amount of severance benefits due, if any, is determined by reference to Mr. King’s average annual cash compensation for the three years prior to the year of termination rather than by reference to the highest such year of cash compensation.

In addition, if any of the NEOs’ employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s). The receipt by any of the NEOs of payments and other benefits under his employment agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable employment agreement, which are described above under the heading “Narrative to 2012 Summary Compensation Table—Employment Agreements” and any required six-month delay.

Voluntary Termination for Good Reason. The NEOs have the right to terminate their employment voluntarily at any time for “Good Reason” (which is generally defined to include a reduction in the NEO’s status, duties, salary or benefits). If a NEO voluntarily terminates his employment for “Good Reason,” the NEO will be entitled to receive the termination compensation and the other benefits described above under “Termination for Other than Just Cause.”

Change of Control. The employment agreements of NEOs, other than Mr. King, provide that if a NEO’s employment is terminated by the NEO or the Corporation for any reason (other than for “Just Cause” or on account of the death of the NEO) within twelve months after a “Change of Control” of the Corporation, the NEO will be entitled to receive the termination compensation and the other benefits described above under “Termination for Other than Just Cause.” However, in the event of a termination in connection with a “Change of Control,” the NEO generally will not be required to comply with the noncompetition and nonsolicitation provisions of the applicable employment agreement. Mr. King’s employment agreement, as amended in December 2012, requires, in reference to the foregoing, that a termination by Mr. King be a termination for “Good Reason” or by the Corporation or Branch Bank without “Just Cause” in order for Mr. King to receive such compensation and benefits.

A “Change of Control” is generally deemed to have occurred under the employment agreements if: (a) any person or group acquires 20% or more of the voting securities of the Corporation; (b) during any two-year period, persons who were directors of the Corporation at the beginning of the two-year period cease to constitute at least two-thirds of the Corporation’s Board of Directors; (c) the shareholders of the Corporation approve any merger, share exchange or consolidation of the Corporation with another company that would result in less than 60% of the voting securities outstanding after the transaction being held by persons who were shareholders of the

Corporation immediately prior to the transaction; (d) the shareholders of the Corporation approve a plan of complete liquidation or an agreement for the sale or disposition of substantially all of the Corporation’s assets; or (e) any other event occurs that the Corporation’s Board of Directors determines should constitute a Change of Control. In addition, for the NEOs other than Mr. King, the Corporation’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the applicable individual will not be entitled to terminate his or her employment agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists.

COMPENSATION OF DIRECTORS

2012 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
John A. Allison IV	73,500	59,801	—	133,301
Jennifer S. Banner	88,500	59,801	—	148,301
K. David Boyer, Jr.	78,000	59,801	—	137,801
Anna Cablik	82,500	59,801	—	142,301
Ronald E. Deal	82,000	59,801	—	141,801
J. Littleton Glover, Jr.(5)	72,000	59,801	—	131,801
Jane P. Helm(5)	92,500	59,801	—	152,301
John P. Howe III, M.D.	82,500	59,801	—	142,301
Valeria Lynch Lee(5)	82,500	59,801	—	142,301
Nido R. Qubein	73,500	59,801	500	133,801
Thomas E. Skains	92,500	59,801	—	152,301
Thomas N. Thompson	73,500	59,801	—	133,301
Edwin H. Welch, Ph.D.	78,000	59,801	—	137,801
Stephen T. Williams	75,000	59,801	—	134,801

(1)	This table includes only those individuals who served as directors in 2012 and does not include the directors appointed effective January 1, 2013. Kelly S. King is not included in this table because during 2012 he was an employee of the Corporation and therefore received no compensation for his service as a director. The compensation received by Mr. King as an employee of the Corporation is shown in the 2012 Summary Compensation Table above.
(2)	In February 2012, each then serving non-employee director received 2,326 restricted stock units with a grant date fair value of $25.71 for each unit. The amounts in column (c) reflect the grant date fair value for restricted stock unit awards for the fiscal year ended December 31, 2012. The assumptions used in the calculation of these amounts for awards granted in 2012 are included in Note 11 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. In 2012, directors received only restricted stock unit grants.
(3)	The outstanding stock options and restricted stock units held by each director as of December 31, 2012 were as follows:

Name	Stock Options (#)	RSUs (#)
John A. Allison IV	1,390,343	4,660
Jennifer S. Banner	35,019	4,835
K. David Boyer, Jr.	7,506	3,949
Anna R. Cablik	33,299	4,835
Ronald E. Deal	47,984	4,835
J. Littleton Glover, Jr.	7,506	0
Jane P. Helm	42,273	0
John P. Howe III, M.D.	35,019	4,835
Valeria Lynch Lee	3,221	0
Nido R. Qubein	47,560	4,835
Thomas E. Skains	7,506	3,949
Thomas N. Thompson	21,025	4,835
Edwin H. Welch, Ph.D	0	2,326
Stephen T. Williams	21,025	4,835

The outstanding stock options and restricted stock units consist of stock options that were granted to directors in 2005, 2006, 2007, 2008, 2009, 2010 and 2011, as well as unexercised stock options that were received prior to 2005 as a result of a director deferring all or a portion of his or her fees into the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan. The outstanding stock options and restricted stock units for Mr. Allison consist of options granted to him while he was an employee of Branch Bank (through December 2008) and the annual grants to directors in 2009, 2010, 2011 and 2012. Totals do not include stock options that expired on December 31, 2012.

(4)	Consists of a $500 contribution to the Nido Quebin Associates scholarship fund.
(5)	Mr. Glover, Ms. Helm and Ms. Lee retired from the Board of Directors effective December 31, 2012 per BB&T’s Director Retirement Policy.

NARRATIVE TO 2012 DIRECTOR COMPENSATION TABLE

In 2012, each non-management director of the Corporation received a $55,500 annual retainer, $70,000 in equity awards granted under the terms of the 2004 Stock Plan and $1,500 for each board and assigned committee meeting attended by the director. An annual fee of $15,000 was paid to the chair of the Audit Committee and an annual fee of $10,000 was paid to the chair of each of the Compensation Committee, the Executive and Risk Management Committee, and the Nominating and Corporate Governance Committee for service during 2012. A director who is an employee of the Corporation or its subsidiaries is not eligible to receive any retainer or fees for service on the Board of Directors. Board members do not receive compensation for serving on the board of Branch Bank.

Director Equity Awards. Historically, the Board of Directors has provided equity awards to its non-management members as a way of further aligning the interests of the Board with those of the shareholders. For non-employee directors serving during 2012, the Board approved approximately $70,000 in the value of equity-based compensation, with 100% of the compensation issued in the form of restricted stock units. The calculation for compensation to be delivered to the Board is the same as for associates of the Corporation, including the NEOs. For more detail on how these amounts are calculated, please see “Incentive Stock Awards” within Section 3 of the Compensation Discussion and Analysis.

BB&T’s 2012 restricted stock unit awards made to members of the Board vest 25% per year on each of the first four anniversaries of the date of grant. Each restricted stock unit relates to a contingent share of BB&T Common Stock that is not earned or issued until the vesting criteria are met.

If a non-employee director’s board service is terminated due to retirement, disability or death, all options and restricted stock units granted to the director become fully vested (and exercisable, in the case of options) as of the date of retirement, disability or death. All such options may be exercised in whole or in part over the remaining term of each such option, and all such restricted stock units would be issuable as shares of BB&T Common Stock. If board service is terminated for any other reason, then all vested options on the date of termination would be exercisable by the former director for a period of thirty days after the date of termination, and all unvested options and restricted stock units outstanding as of the date of termination would be forfeited.

In the event of a change of control of the Corporation, all outstanding, unvested options granted to non-employee directors would become fully vested and exercisable pursuant to the terms of each such option. Similarly, upon a change of control of the Corporation, all unvested restricted stock units would become fully vested and a corresponding number of shares of BB&T Common Stock would be issuable to each director holding such restricted stock units.

Non-Employee Directors’ Deferred Compensation Plan. The Corporation maintains the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan, which was originally adopted in 1997 (the “Directors’ Plan”). Prior to January 1, 2005, the Directors’ Plan consisted of two sub-plans, the Deferred Compensation Sub-Plan and the Stock Option Sub-Plan, which permitted participating directors to defer payment of all or a portion of their annual directors’ compensation by investing such compensation in a deferred savings account and/or in nonqualified options to acquire BB&T Common Stock. Based on shareholder approval of the 2004 Stock Plan and the recommendation of the Compensation Committee, the Board amended the Directors’ Plan to terminate future investments under the Stock Option Sub-Plan effective as of January 1, 2005. Under the Deferred Compensation Sub-Plan, non-employee directors may elect to defer 50% or 100% of retainer fees, meeting fees or both into a deferred savings account. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments at the election of the director) upon termination of the director’s service on the Board (except for hardship withdrawals in limited circumstances). During 2012, eight non-employee directors of the Corporation participated in the Deferred Compensation Sub-Plan.

Under the Stock Option Sub-Plan in effect prior to January 1, 2005, non-employee directors were permitted to make an election to defer, prior to the start of the year in which fees were to be earned, 50% or 100% of their retainer fees, meeting fees, or both, and apply that percentage toward the purchase of options to acquire BB&T Common Stock. Options were granted on July 1 of each year with respect to deferred retainer fees for the calendar year and deferred meeting fees earned in the first six months of the year. Options were granted on December 31 of each year for deferred meeting fees earned in the second half of the year. The option exercise price was equal to 75% of the average market value of BB&T Common Stock on the date of purchase. “Average market value” was defined as the average of the closing price of BB&T Common Stock as reported by the NYSE for the period of thirty consecutive trading days prior to the date of purchase. Options granted under the Stock Option Sub-Plan prior to January 1, 2005, may be exercised during the period beginning on a date six months after the date of grant and ending on the date ten years from the date of grant. Options purchased under the Stock Option Sub-Plan are non-transferable except in the case of transfers by gift to immediate family members or related entities with the approval of the Compensation Committee or its designee. On December 31, 2012, three non-employee directors of the Corporation held, in the aggregate and subject to the Stock Option Sub-Plan, options to acquire 32,760 shares of BB&T Common Stock at an average weighted exercise price of $26.95 per share.

Consulting Agreements. Mr. Deal and Dr. Qubein have executed consulting agreements with the Corporation to provide business development consulting services for a period of ten years following their retirement. Each will receive a sum equal to the annual retainer paid to the Corporation’s directors in effect at the time they begin such service. Such directors have agreed not to serve as directors of, or advisers to, businesses that compete with the Corporation and its subsidiaries during the time they serve as consultants to the Corporation. Payments made to Mr. Deal and Dr. Qubein under their respective consulting agreements will not begin until after retirement from the BB&T Board.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Loans to Executive Officers and Directors

A number of the Corporation’s directors, members of Executive Management, including the NEOs, and their affiliates are customers of the Corporation’s bank subsidiaries. All extensions of credit made to them are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and do not involve more than the normal risk of collectibility or present other features unfavorable to the lenders.

Related Person Transactions

Pursuant to the Corporation’s Related Person Transactions Policy and Procedures, it is the Corporation’s policy to enter into or ratify Related Person Transactions only when the Board, acting through the Nominating and Corporate Governance Committee, determines that the Related Person Transaction in question is consistent with the best interests of the Corporation and its shareholders. The term “Related Person Transaction” generally means a transaction where the amount involved exceeds $120,000 and in which a Related Person has a direct or indirect interest. The term “Related Person” is broad, but generally means a director, officer or 5% shareholder and their affiliates and immediate family members. Each of the transactions described under this caption are “Related Person Transactions” and have been approved and ratified in accordance with the Corporation’s Related Person Transactions Policy. For additional information on the policy, including more detailed definitions of “Related Person Transaction” and “Related Person,” please refer to “Corporate Governance Matters—Related Person Transactions Policy and Procedures.”

Creative Services, Inc. The Corporation has entered into a consulting services contract with Creative Services, Inc., an international management consulting firm owned by the children of Nido R. Qubein, a director of the Corporation, under which Creative Services, Inc. advises management by providing organizational development expertise, including the conceptualization and creation of integrated corporate associate training materials and programs. Creative Services, Inc. was paid approximately $400,000 under this contract in 2012. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. Creative Services, Inc. will continue to provide consulting services to the Corporation in 2013 under the terms of its existing contract with the Corporation.

NAI Brannen Goddard. Edward C. Milligan, a director of the Corporation, has a son employed as a land broker by NAI Brannen Goddard (“NAI”) in Atlanta, Georgia. NAI provides real estate brokerage services for commercial real estate owned by Branch Bank (foreclosed properties), and Mr. Milligan’s son, as the listing agent, shares in commissions received by NAI. Branch Bank paid NAI approximately $205,000 in sales commissions in 2012. Branch Bank expects to use NAI for these services in 2013.

WilcoHess LLC. Stephen T. Williams, a director of the Corporation, is the President and Chief Executive Officer of WilcoHess LLC, a leading operator of travel plazas and convenience stores in the southeastern United States. WilcoHess is owned by A.T. Williams Oil Company, for which Mr. Williams serves as the President and is the majority owner. Branch Bank has a contract to rent space from WilcoHess for ATM machines (currently, there are approximately 160 such ATMs). Pursuant to this arrangement, Branch Bank paid WilcoHess approximately $434,000 for 2012. WilcoHess will continue to provide ATM rental space to Branch Bank in 2013 under the terms of its existing contract.

See also “Consulting Agreements” above, under the “Narrative to 2012 Director Compensation Table,” each of which constitutes a Related Person Transaction.

Other Transactions Considered for Independence Purposes

For each director and nominee for director who is identified as independent, SEC rules require the description of transactions, relationships or arrangements that are not required to be disclosed as Related Person Transactions, but that were considered by the Board in determining that the director is independent. Each transaction that the Corporation believes is a Related Person Transaction is described immediately above under the caption “Related Person Transactions.” Each transaction with an independent director that did not rise to the level of a “Related Person Transaction,” but was considered for independence purposes, is described below.

Thomas E. Skains. Mr. Skains is the Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. Branch Bank paid Piedmont Natural Gas approximately $159,000 in 2012, $221,000 in 2011 and $270,000 in 2010 for natural gas. Branch Bank also paid Georgia Natural Gas approximately $17,000 in 2012, $46,000 in 2011 and $47,000 in 2010 for natural gas. Piedmont Natural Gas owns a 15% security interest in South Star Energy, which does business as Georgia Natural Gas. Under SEC rules, these transactions do not constitute Related Person Transactions because they involve the rendering of services by a public utility, at rates or charges fixed in conformity with law or governmental authority.

PROPOSAL 4—SHAREHOLDER PROPOSAL REQUESTING REPORTS WITH RESPECT TO

BB&T’S POLITICAL CONTRIBUTIONS AND RELATED POLICIES AND PROCEDURES

The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, Burlington, MA 01803-5201, beneficial owner of 15,650 shares of BB&T Common Stock, has submitted the following proposal. The Board of Directors recommends a vote “AGAINST” this proposal.

Resolved, that the shareholders of BB&T Corporation (“BB&T” or “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the amounts that the Company has paid or incurred in connection with influencing legislation; participating or intervening in any political campaign on behalf of (or in opposition to) any candidate for public office; and attempting to influence the general public, or segments thereof, with respect to elections, legislative matters or referenda.

The report should include (a) contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entries and (b) the portions of any dues or other payments that are made to a tax-exempt organization for an expenditure or contribution that, if made directly by the Company, would not be deductable under section 162(e)(1) of the Internal Revenue Code. The report should identify each recipient, the amount paid to each, and the purpose of any contribution or expenditure.

Stockholder Supporting Statement

As long-term shareholders of BB&T, we support transparency and accountability in corporate spending on lobbying and political activities. The expenditures upon which we seek a report are those that Congress has said do not warrant a deduction as an ordinary and necessary business expense, namely, lobbying, participation in the political system by supporting or opposing candidates for office, and trying to influence the general public or segment thereof as to elections, legislative matters or referenda. This includes any payments to third parties, including trade associations and other tax-exempt groups, which payments are used for expenditures that would not be deductable if made by the company itself.

Disclosure is consistent with public policy and we believe, in the best interest of the company and its shareholders. The Supreme Court’s Citizens United decision recognized the importance of political spending disclosure when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value. Moreover, publically available data does not provide a complete picture of the Company’s lobbying or political expenditures. Thus the Company’s payments to trade associations for these purposes are undisclosed and unknown, as are any payments to tax-exempt groups that work to influence legislation and political campaigns, as well as public opinion that could affect legislation or elections.

The sums involved can be significant. A 2010 Bloomberg story reported that several health insurers donated $86.2 million to the U.S. Chamber of Commerce in 2009-10 for advertisements, polling and grassroots events to drum up opposition to health care reform legislation. A former Federal Election Commissions chairman described this figure as “breathtaking”.

We believe that shareholders need improved disclosure in order to fully evaluate the use of corporate assets on these activities. Thus, we urge you to vote FOR this critical governance reform.

Statement of the Board of Directors in Opposition to the Shareholder Proposal

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPONENT’S PROPOSAL IS NOT IN THE BEST INTERESTS OF BB&T AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

As a financial holding company whose subsidiaries provide a complete range of financial services, including banking, lending, insurance, trust and wealth management solutions, BB&T is extensively regulated under federal and state laws and regulations. Changes in the current regulatory environment for financial institutions may substantially impact the manner in which the Corporation and its subsidiaries operate and create value for shareholders. For this reason, the Board believes that active participation in the legislative process is in the best interests of the Corporation and its shareholders.

BB&T periodically participates in policy debates on issues to support the Corporation’s positions. However, it is BB&T’s policy not to use corporate funds to make contributions to political candidates, parties or committees. Instead, the Corporation sponsors political action committees, known as PACs, which allow associates to pool their financial resources to support federal and state candidates who support effective legislation important to BB&T and its shareholders. All contributions to the PAC are voluntary, and any associate who contributes to the PAC may request a contribution by the PAC for a candidate or committee. Decisions regarding political contributions are ultimately subject to the oversight of the board of trustees for each PAC, based on the best interests of BB&T.

As required by law, all contributions by BB&T sponsored PACs are reported on a periodic basis to the Federal Election Commission and appropriate state election authorities. In addition, BB&T is required to comply with federal and state laws and regulations regarding the disclosure of certain lobbying activities. All such disclosures of BB&T’s political activities are publicly available, with certain information posted online by the Federal Election Commission. BB&T’s participation in certain business and trade organizations supports a range of purposes including education, professional development, charitable outreach, and political advocacy. The political or lobbying portion of those organizations’ expenditures are subject to public reporting as required by law and regulations. The Board believes that, in light of BB&T’s policy prohibiting the use of corporate funds for political contributions, the fact that BB&T already provides all legally required disclosures regarding political contributions and the fact that much of this information is already publicly available, this proposal is duplicative and unwarranted, and would cause the Corporation to expend unnecessary time and resources without providing any additional benefit to shareholders.

In addition, the same shareholder placed a proposal virtually identical to this one in the proxy statements for the annual meetings that were held April 27, 2010, April 26, 2011 and April 24, 2012. The Board recommended then, as it does now, a vote against each of those proposals. Each year, BB&T’s shareholders firmly voted against these proposals, demonstrating shareholders’ strong repudiation of this type of proposal and support for the Board’s position on this topic. The Board believes that this strong rejection further demonstrates the lack of any need for such a report.

A majority of the votes cast at the Annual Meeting is required to approve this proposal. Abstentions and broker “non-votes” will not be included in determining the number of votes cast on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficial owner of 10,748 shares of BB&T Common Stock, has submitted the following proposal. The Board of Directors recommends a vote “AGAINST” this proposal.

RESOLVED: That the shareholders of BB&T Corporation (“Company” or “BB&T”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT: Over the past several years, the majority vote standard proposal has received strong shareholder support at BB&T annual meetings, including majority support at the 2011 annual meeting despite the BB&T Board of Directors opposition to this measure. Despite the clear sentiment of BB&T shareholders on this important governance issue, the BB&T Board has not acted to establish a majority vote standard.

Over the past six years, nearly 85% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charters. These companies have also adopted a director resignation policy that establishes a board-centric post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The Company’s current plurality standard is not well-suited for the typical director election that involves on a management slate of nominees running unopposed. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

BB&T Corporation’s Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. While nearly all of its self-identified peer companies, including Capital One, Comerica, Fifth Third, Huntington Bancshares, KeyCorp, M&T, PNC, Regions, SunTrust, U.S. Bancorp and Zions have adopted a majority vote standard, the BB&T Board refuses to support this important governance reform. It’s long past time for the BB&T Board to take this critical first step. A majority vote standard combined with the Company’s current post-election director resignation policy would establish a meaningful right for shareholders to elect directors at BB&T, while reserving for the Board an important post-election role. We urge the Board to join the mainstream major U.S. companies and establish a majority vote standard.

Statement of the Board of Directors in Opposition to the Shareholder Proposal

THE BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE PROPONENT’S PROPOSAL, WHICH IS SIMILAR IN FORM AND SUBSTANCE TO THE DIRECTOR RESIGNATION POLICY ADOPTED BY THE BOARD OF DIRECTORS. THE BOARD BELIEVES THAT THE PROPOSAL IS NOT IN THE BEST INTERESTS OF BB&T AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

At BB&T’s 2011 Annual Meeting, a substantially similar proposal submitted by the same shareholder received more than a majority of the votes cast. In keeping with its commitment to shareholders, the Board carefully considered the results of the vote and the concerns of the Corporation’s shareholders. The Board also conducted an outreach to a number of BB&T’s largest shareholders to get their input on this important corporate governance issue. After careful deliberation, in 2011, BB&T’s Board of Directors implemented a Director Resignation Policy which the Board considers to be functionally equivalent to the majority voting standard recommended by the Proponent. The Board believes that the Director Resignation Policy provides shareholders a substantially enhanced role in the director election process, while preserving flexibility for the Board to examine the reasons behind the vote in the course of discharging its fiduciary obligations to the shareholders. Shareholders agreed, as evidenced by their rejection of a substantially similar proposal brought by the same Proponent at BB&T’s 2012 Annual Meeting.

Under BB&T’s Corporate Governance Guidelines, any director nominee who receives a greater number of “withheld” votes than votes “for” in an uncontested election shall submit his or her offer of resignation to the Board. The Nominating and Corporate Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will accept, reject or otherwise act on the Committee’s recommendation within 130 days following certification of the shareholder vote. If a director’s resignation is not accepted, the director shall continue to serve until the next annual meeting of shareholders and until the director’s successor is elected and qualified, or until his or her earlier resignation or removal. The Board believes this policy increases director accountability to the Corporation’s shareholders, substantially replicates the results that would be achieved by taking the action recommended by the shareholder and provides shareholders with a meaningful and significant voice in the election of directors, thereby making the adoption of Proposal 5 unnecessary.

BB&T and the Board are committed to strong governance practices and have implemented a variety of measures, which are discussed throughout this Proxy Statement, to further BB&T’s culture of strong corporate governance.

A majority of the votes cast at the Annual Meeting is required to approve this proposal. Abstentions and broker “non-votes” will not be included in determining the number of votes cast on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

OTHER MATTERS

Proposals for 2014 Annual Meeting

Under SEC regulations and the Corporation’s bylaws, any shareholder desiring to make a proposal to be acted upon at the 2014 Annual Meeting of Shareholders must present such proposal to the Corporation at its principal office in Winston-Salem, North Carolina by no earlier than October 13, 2013 and no later than November 12, 2013 for the proposal to be considered for inclusion in the Corporation’s proxy statement.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder even if the proposal is not to be included in the Corporation’s proxy statement, BB&T’s bylaws provide that the shareholder must give timely notice in writing to the Secretary of the Corporation at least 120 days, but no more than 150 days, in advance of the first anniversary of the notice date of the Corporation’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than thirty days or delayed by more than sixty days from the first anniversary date of the prior year’s annual meeting. A proxy may confer discretionary authority to vote on any matter at an annual meeting if the Corporation does not receive proper notice of the matter within the time frame described above.

Article II, Section 10 of the bylaws provides that, as to each matter, the notice must contain (in addition to any information required by applicable law): (i) the name and address of the shareholder of record who intends to present the proposal and of all beneficial owners, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of the Corporation beneficially owned by the shareholder of record and such beneficial owners and the nature of such ownership; (iii) a description of the business proposed to be introduced to the meeting of shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owners may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal. As used above, “beneficial ownership” or “beneficially own” means the power, directly or indirectly, through any contract, understanding or other arrangement, to exercise voting or investment discretion with respect to shares of any class of capital stock, including, but not limited to, through any derivative position, hedge, swap, securities lending arrangement or other transaction or arrangement relating to any class of capital stock.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under Article II, Section 10(b) of the bylaws and applicable SEC proxy rules. See also “Corporate Governance Matters—Director Nominations” above.

Voting Results

After the Annual Meeting, BB&T will report final voting results in a Form 8-K filed with the Securities and Exchange Commission.

Other Business

As of the date of this proxy statement, the Board does not know of any other matter to be presented for consideration at the Annual Meeting, other than the items referred to in the proxy statement. In the event that any other matter requiring a vote of the shareholders is properly brought before the meeting for shareholder action, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Kelly S. King

Chairman and Chief Executive Officer

Dated: March 12, 2013

ATTENDING THE ANNUAL MEETING

The Annual Meeting of Shareholders will begin promptly at 11:00 A.M. Eastern Daylight Time on Tuesday, April 23, 2013, at the W Hotel, the Great Room, 401 North Fort Lauderdale Beach Boulevard, Fort Lauderdale, Florida. Please allow enough time to arrive on schedule for the meeting in the event of traffic or other delays related to the Annual Meeting. Attendance at the Annual Meeting is limited to:

(1)	Shareholders who own shares of BB&T Common Stock directly and not through a bank, broker or intermediary (“record holders”).

(2)	Shareholders whose shares of BB&T Common Stock are held for them by banks, brokerages or other intermediaries (“beneficial holders”).

(3)	Authorized representatives of entities who are beneficial holders of BB&T Common Stock.

A shareholder of the class noted below must present, in addition to a valid photo ID or other satisfactory proof of identification, the following materials in order to be admitted to the Annual Meeting:

(A)	Record holders must present the top portion of their proxy card, which will serve as an admission ticket.

(B)	Beneficial holders must present evidence of their ownership. Materials that appropriately evidence ownership include a notice regarding the availability of proxy materials, the top portion of a voting instruction form or a recent proxy or letter from the bank, broker or other intermediary that holds the beneficial holders’ shares and that confirms the beneficial holders’ ownership of those shares.

(C)	In addition to any evidence required under (B) above, authorized representatives of beneficial holders must present a letter from the record holder certifying as to the beneficial ownership of the entity they represent and a letter from the beneficial holder certifying as to their status as an authorized representative.

The use of cameras (including cellular phones or PDAs with photographic and/or video recording capabilities), recording devices and other electronic devices, and cellular phones or PDAs will not be permitted at the Annual Meeting. Any devices or instruments that may be potentially disruptive will not be permitted. BB&T representatives will be at the entrance to the Annual Meeting and these representatives will have the authority, on the Corporation’s behalf, to determine whether the admission policy and procedures are being followed and whether you will be granted admission to the Annual Meeting.

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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 22, 2013.
Vote by Internet
• Go to www.envisionreports.com/BBT
• Follow the steps outlined on the secured website.
• To sign up for eletronic delivery of future meeting materials, please follow the instructions to enroll in this service.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone telephone.
There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Election of Directors — The Board of Directors recommends a vote FOR all nominees listed.	+
1. To elect nineteen directors to serve for one-year terms that will expire at the 2014 Annual Meeting of Shareholders.

01 - John A. Allison IV	05 - Ronald E. Deal	09 - Eric C. Kendrick	13 - Charles A. Patton	17 - Thomas N. Thompson
02 - Jennifer S. Banner	06 - James A. Faulkner	10 - Kelly S. King	14 - Nido R. Qubein	18 - Edwin H. Welch, Ph.D.
03 - K. David Boyer, Jr.	07 - I. Patricia Henry	11 - Louis B. Lynn	15 - Tollie W. Rich, Jr.	19 - Stephen T. Williams
04 - Anna R. Cablik	08 - John P. Howe III, M.D.	12 - Edward C. Milligan	16 - Thomas E. Skains

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐
		11	12	13	14	15	16	17	18	19
		☐	☐	☐	☐	☐	☐	☐	☐	☐

B	Management Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the reappointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2013.	☐	☐	☐	3.	To vote on an advisory resolution to approve BB&T’s overall pay-for-performance executive compensation program, commonly referred to as a “say on pay” vote.	☐	☐	☐

C	Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 4 and 5.

		For	Against	Abstain			For	Against	Abstain
4.	To vote on a shareholder proposal requesting reports with respect to BB&T’s political contributions and related policies and procedures.	☐	☐	☐	5.	To vote on a shareholder proposal regarding majority voting in director elections.	☐	☐	☐

IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.

ADMISSION TICKET

PLEASE DETACH BELOW AND BRING WITH YOU IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

VOTE BY INTERNET OR TELEPHONE
24 Hours a Day—7 Days a Week
It’s Fast and Convenient

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and BB&T’s Annual Report on Form 10-K

are available at: www.envisionreports.com/BBT

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BB&T CORPORATION	+
ANNUAL MEETING APRIL 23, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BB&T CORPORATION

The undersigned shareholder of BB&T Corporation, a North Carolina corporation (“BB&T”), appoints Kelly S. King, Christopher L. Henson and Robert J. Johnson, Jr., or any of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of BB&T that the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at the W Hotel, the Great Room, 401 North Fort Lauderdale Beach Blvd., Fort Lauderdale, Florida 33304, on Tuesday, April 23, 2013 at 11:00 a.m. Eastern Daylight Time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as stated on the reverse side hereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED:

•	“FOR ALL” OF THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1;
•	“FOR” PROPOSALS 2 AND 3;
•	“AGAINST” PROPOSALS 4 AND 5.

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED ATTORNEYS IN-FACT.

THE TOP PAGE OF THE PROXY CARD SERVES AS YOUR ADMISSION TICKET TO THE ANNUAL MEETING.

The undersigned acknowledges receipt of the Notice of the BB&T Annual Meeting and Proxy Statement.

D	Non-Voting Items

Change of Address — Please print new address below.

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please insert date of signing. Sign exactly as the name appears on the reverse. Where stock is issued in two or more names, all names should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.